EXHIBIT 2.1
STOCK PURCHASE AGREEMENT
by and among
ARCOSA, INC.,
as the Seller,
ARCOSA MARINE PRODUCTS, INC.,
as the Company,
and
ACMP BUYER, LLC,
as the Buyer
Dated as of February 24, 2026

Table of Contents
Page

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretation	21

ARTICLE 2 PURCHASE AND SALE		22
2.1	Pre-Closing Dormant Entity Transfer	22
2.2	Purchase and Sale of the Shares	22
2.3	Closing	22
2.4	Purchase Price Adjustment	23
2.5	Withholding	26

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER		26
3.1	Organization	26
3.2	Power and Authority	26
3.3	No Conflict; Required Filings and Consents	26
3.4	Shares	27
3.5	Litigation	27
3.6	Brokers’ Fees	27
3.7	Exclusivity of Representations and Warranties	28

ARTICLE 4 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANIES		28
4.1	Organization; Good Standing	28
4.2	Capitalization	28
4.3	Power and Authority	29
4.4	Consents and Approvals; No Violation	29
4.5	Assets	30
4.6	Real Property	30
4.7	Financial Statements	32
4.8	Absence of Certain Changes	35
4.9	Compliance with Law; Permits	35
4.10	Environmental Matters	35
4.11	Tax Matters	37
4.12	Intellectual Property	39
4.13	Contracts	40
4.14	Labor Matters	43
4.15	Employee Benefit Plans	45
4.16	Affiliate Transactions	46
4.17	Litigation; Orders	47
4.18	Customers	47
4.19	Suppliers	47
4.20	Insurance	48

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4.21	Brokers’ Fees	48
4.22	Bank Accounts	48
4.23	Trade Names; Business Locations	49
4.24	Products and Services	49
4.25	Privacy and Data Security	49
4.26	Anticorruption; Improper Payments	50
4.27	International Trade Laws	50
4.28	Maritime Regulatory Matters	51
4.29	Exclusivity of Representations and Warranties	52

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER		52
5.1	Organization; Good Standing	52
5.2	Power and Authority	52
5.3	Consents and Approvals; No Violation	52
5.4	Litigation	53
5.5	Financing	53
5.6	Brokers’ Fees	54
5.7	Solvency	54
5.8	R&W Insurance	54
5.9	Exclusivity of Representations and Warranties	55

ARTICLE 6 PRE-CLOSING COVENANTS		55
6.1	Conduct of Business	55
6.2	Confidentiality	58
6.3	Public Announcements	60
6.4	Interim Period Access	60
6.5	Efforts to Close	61
6.6	Termination of Certain Agreements	63
6.7	Financing Efforts	63
6.8	Exclusivity	65
6.9	R&W Insurance Policy	65
6.10	Change of Control Obligations	66
6.11	Customs Surety Bond	66

ARTICLE 7 GENERAL COVENANTS		66
7.1	Books and Records; Access	66
7.2	Post-Closing Employment	67
7.3	Director and Officer Liability and Indemnification	70
7.4	Non-Compete; Non-Solicit	70
7.5	Insurance Coverage	72
7.6	Use of Names; Retained Marks	73
7.7	Further Assurances	74
7.8	Data Room Copy	74
7.9	Shared Contracts	74
7.10	Special Indemnities; Specified Agreement	74

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7.11	General Release	76
7.12	Medical and Workers Compensation Claims.	77

ARTICLE 8 CLOSING DELIVERABLES		77
8.1	Closing Deliverables of the Seller and the Companies	77
8.2	Closing Deliverables of the Buyer	78

ARTICLE 9 CONDITIONS TO CLOSING		78
9.1	Conditions to Obligations of Each Party	78
9.2	Additional Conditions to Obligations of the Buyer	79
9.3	Additional Conditions to Obligations of the Seller and the Companies	79

ARTICLE 10 POST-CLOSING RECOURSE		80
10.1	Survival of Representations and Warranties and Covenants	80
10.2	Certain Exceptions	80

ARTICLE 11 TAX MATTERS		81
11.1	Cooperation on Tax Matters	81
11.2	Certain Taxes	81
11.3	Allocation of Straddle Period Taxes	81
11.4	Tax Sharing Agreements	82
11.5	Special Tax Indemnities	82
11.6	Section 338(h)(10) Elections	82
11.7	Allocation of Purchase Price	82
11.8	Dormant Entities	83

ARTICLE 12 TERMINATION		83
12.1	Termination of the Agreement	83
12.2	Procedure for Termination	84
12.3	Effect of Termination	84

ARTICLE 13 MISCELLANEOUS		86
13.1	No Third Party Beneficiaries	86
13.2	Entire Agreement	86
13.3	Succession and Assignment	86
13.4	Counterparts	87
13.5	Notices	87
13.6	Governing Law	88
13.7	Submission To Jurisdiction; MUTUAL WAIVER OF JURY TRIAL	88
13.8	Amendments	89
13.9	Extension; Waiver	90

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13.10	Severability	90
13.11	Expenses	90
13.12	Construction	90
13.13	Incorporation of Exhibits and Schedules	90
13.14	Disclosure Schedules	90
13.15	Specific Performance	91
13.16	Limited Recourse	91
13.17	Representation of the Seller	92
13.18	Buyer’s Investigation and Reliance	93
13.19	Seller’s Investigation and Reliance	93
13.20	Provisions for the Benefit of the Debt Financing Sources and Debt Financing Source Parties	94

Exhibit A	Applicable Accounting Principles
Exhibit B	Net Working Capital Calculation Illustration
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Financial Statements
Exhibit F	R&W Insurance Policy Binder
Exhibit G	Allocation Principles

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of February 24, 2026 (this “Agreement”), is by and among Arcosa, Inc., a Delaware corporation (the “Seller”), Arcosa Marine Products, Inc., a Delaware corporation (the “Company”), and ACMP Buyer, LLC, a Delaware limited liability company (the “Buyer”). The Seller, the Company and the Buyer are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, the Seller owns 100% of the issued and outstanding shares (the “Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of the Company;
WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, effective no later than the day prior to the Closing Date, the Seller and its Affiliates will consummate the Dormant Entity Transfer as described in and subject to the terms of Section 2.1.
NOW THEREFORE, in consideration of the Purchase Price and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:
Article 1
DEFINITIONS

1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Accounting Firm” has the meaning set forth in Section 2.4(c)(ii).
“Acquisition Engagement” has the meaning set forth in Section 13.17(a).
“Action” means any action, claim (including any cross-claim or counterclaim), lawsuit, cause of action, charge, complaint, demand, hearing, litigation (at law or in equity), audit, assessment, arbitration, mediation, inquiry, investigation, examination or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.
“Adjustment Escrow Account” has the meaning set forth in Section 2.3(b)(iii).
“Adjustment Escrow Amount” means $10,000,000.00.
“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by, or under common control with such particular Person. For the avoidance of doubt, following the Closing, (a) Affiliates of the Buyer shall include the Companies and (b) the Companies shall not be considered Affiliates of the Seller. For purposes of this Agreement, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the
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direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated, unitary or similar Tax group under state, local or foreign Law).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“AI Inputs” means training data, validation data, and test data or databases used to train, validate, test, improve, or deploy any AI Technology.
“AI Technology” means any machine learning, deep learning and other artificial intelligence (“AI”) technologies including AI technologies that generate novel content based on data they were trained on and user-supplied prompts, including Software and other technologies and proprietary embodied AI and related hardware or equipment, in each case, which are owned or used by the Companies in the business.
“Allocation” has the meaning set forth in Section 11.7.
“Alternative Debt Financing” has the meaning set forth in Section 6.7(b).
“Ancillary Agreements” has the meaning set forth in Section 4.3.
“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Applicable Accounting Principles” means (a) the specific policies set forth on Exhibit A (“Specific Policies”), (b) to the extent not covered by and not inconsistent with the Specific Policies, the same accounting methods, policies, principles, practices and procedures used in the preparation of the Financial Statements as of and for the period ended December 31, 2024 and (c) to the extent not covered by and not inconsistent with clauses (a) or (b), GAAP. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c).
“Assets” has the meaning set forth in Section 4.5.
“Available Insurance Policies” has the meaning set forth in Section 7.5.
“Backlog Date” has the meaning set forth in Section 4.13(c).
“Backlog Schedule” has the meaning set forth in Section 4.13(c).
“Balance Sheet” has the meaning set forth in Section 4.7.
“Balance Sheet Date” has the meaning set forth in Section 4.7.
“Barges” has the meaning set forth in Section 7.6(a).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Dallas, Texas or Rosemont, Illinois.

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“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Fundamental Representations” means Sections 5.1 (Organization; Good Standing), 5.2 (Power and Authority), 5.3(a)(i) (No Violation of Organizational Documents) and 5.6 (Brokers’ Fees).
“Buyer Material Adverse Effect” has the meaning set forth in the definition of Material Adverse Effect.
“Buyer Related Parties” has the meaning set forth in Section 12.3(d).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.
“Carveout Exceptions” has the meaning set forth in Section 4.5.
“Cash and Cash Equivalents” means cash and cash equivalents held by the Companies. For the avoidance of doubt, Cash and Cash Equivalents shall be calculated net of issued but uncleared checks, other wire transfers and drafts and shall include received but uncleared checks, other wire transfers and drafts deposited or available for deposit for the account of the Companies, in each case without giving effect to the transactions contemplated hereby.
“Closing” has the meaning set forth in Section 2.3(a).
“Closing Certificates” has the meaning set forth in Section 9.3(c).
“Closing Date” has the meaning set forth in Section 2.3(a).
“Closing Date Cash” means the Cash and Cash Equivalents as of the Measurement Time, (a) reduced by the amount that would be payable in Taxes in the event that all Cash and Cash Equivalents held outside the U.S. were to be transferred into the U.S., (b) excluding any Restricted Cash, (c) reduced by the amount by which any bank accounts are overdrawn (provided, however, that to the extent necessary to avoid double counting, any amount by which any bank accounts are overdrawn that is included in the calculation of and reduces Cash and Cash Equivalents as of the Measurement Time shall be excluded from the calculation of this clause (c)), (d) reduced by the amount of any Cash and Cash Equivalents used after the Measurement Time and prior to the Closing (A) to make any distributions, dividends or payments to, on behalf of or for the benefit of, Seller or any of its Affiliates (other than distributions, dividends or payments to the Companies or payments for the sole benefit of the Companies), (B) to reduce any Indebtedness or Transaction Expenses or (C) for any other transaction not in the Ordinary Course having similar effect and (e) excluding any Cash and Cash Equivalents contributed by Buyer or any of its Affiliates. For the avoidance of doubt, “Closing Date Cash” may be a negative number.
“Closing Date Net Working Capital” means the Net Working Capital as of the Measurement Time.
“Closing Date Payment” means an amount equal to (a) the Estimated Purchase Price, minus (b) the Adjustment Escrow Amount.
“Closing Date Statement” has the meaning set forth in Section 2.4(b).

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“Closing Indebtedness” means the Indebtedness of the Companies outstanding as immediately prior to the Closing.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collection Costs” has the meaning set forth in Section 12.3(c).
“Common Stock” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the preamble to this Agreement.
“Companies” means the Company and each of its Subsidiaries (other than the Dormant Entities).
“Company Data” means all data contained in the systems, databases, files or other records of any Company and all other information and data compilations used by any Company, whether or not in electronic form, including Personal Information and Confidential Information.
“Company Fundamental Representations” means Sections 4.1 (Organization; Good Standing), 4.2 (Capitalization; Interests) (other than Section 4.2(e) and 4.2(f)), 4.3 (Power and Authority), 4.4(a)(i) (Conflicts with Organizational Documents) and 4.21 (Brokers’ Fees) (other than the second sentence).
“Company Intellectual Property” has the meaning set forth in Section 4.12(a).
“Company Material Adverse Effect” has the meaning set forth in the definition of Material Adverse Effect.
“Company Permits” has the meaning set forth in Section 4.9(b).
“Competing Business” has the meaning set forth in Section 7.4(a).
“Competing Transaction” has the meaning set forth in Section 6.8.
“Confidential Information” has the meaning set forth in Section 6.2(b).
“Confidentiality Agreement” means that certain letter agreement dated as of October 22, 2025 by and between the Seller and Wynnchurch Capital, LP.
“Consent” means any approval, consent, permission, ratification, waiver, authorization, Order, registration, declaration, filing or notice.
“Contract” means any legally binding written or oral contract, agreement, subcontract, indenture, mortgage, lease, sublease, license, note, bond, deed, loan, trust, instrument, arrangement, concession, franchise, commitment or undertaking or other binding instrument or obligation.
“COVID-19” means the Coronavirus Disease 2019, or any similar or related disease caused by the SARS-CoV-2 virus, or any variant, strand, mutation, resurgence or evolution thereof.

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“COVID-19 Aid” means any benefit (monetary or otherwise), loan, payment, funding, credit, relief or deferral under any of the CARES Act, the Families First Corona Virus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar Law enacted or promulgated in response to or in connection with COVID-19.
“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of August 23, 2023, by and among Arcosa, Inc., JPMorgan Chase Bank, N.A. and the lenders from time to time party thereto, as amended.
“Current Assets” means the current assets of the Companies, which current assets shall include only the line items set forth on Exhibit B, calculated in accordance with the Applicable Accounting Principles.
“Current Liabilities” means the current liabilities of the Companies, which current liabilities shall include only the line items set forth on Exhibit B, calculated in accordance with the Applicable Accounting Principles.
“Data Partners” has the meaning set forth in Section 4.25.
“Data Protection Requirements” has the meaning set forth in Section 4.25.
“Debt Financing” has the meaning set forth in Section 5.5(a).
“Debt Financing Commitment” has the meaning set forth in Section 5.5(a).
“Debt Financing Documents” has the meaning set forth in Section 6.7(a).
“Debt Financing Source Parties” means any Debt Financing Source or any Affiliate of any Debt Financing Source or any Representative, successor or assignee of any of the foregoing.
“Debt Financing Sources” means each financing source (including the lenders and each agent and arranger) that has committed to provide or otherwise entered into agreements to provide the Debt Financing or any Alternative Debt Financing in connection with the transactions contemplated hereby.
“Disclosure Schedules” means the Disclosure Schedules attached hereto.
“Dispute Notice” has the meaning set forth in Section 2.4(c)(i).
“Disputed Items” has the meaning set forth in Section 2.4(c)(i).
“Dormant Entities” means Arcosa Marine Leasing, Inc., a Delaware corporation, and Inland Marine Equipment LLC, a Delaware limited liability company.
“Dormant Entity Transfer” has the meaning set forth in Section 2.1.
“Dormant Entity Transfer Documents” has the meaning set forth in Section 2.1.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other benefit or compensation plan,

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policy, program, agreement, Contract or arrangement (including each employment, consulting, retention, change in control, bonus, commission, incentive compensation, equity purchase, equity or equity-based (including phantom equity), profit sharing, deferred compensation, post-employment welfare, vacation, paid time off, Tax gross-up, retirement, pension, savings, severance, termination, health, welfare, medical, dental, disability, accident or life insurance, fringe benefit or educational assistance plan, policy, program, agreement, Contract or arrangement), that is maintained, sponsored, contributed to or required to be contributed to by any of the Companies or under or with respect to which any of the Companies has any Liability, in each case, whether or not funded and whether or not reduced to writing.
“Enterprise Value” means $450,000,000.00.
“Environmental Laws” means all applicable Laws (including common law) concerning (i) pollution, contamination, cleanup, preservation, reclamation, remediation or protection of the environment or natural resources, (ii) public and occupational health or safety, insofar as relates to exposure to Hazardous Materials, (iii) the Release or threatened Release of, or exposure to, any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release, (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material or (v) recordkeeping, notification, disclosure or any reporting requirements regarding or relating to items (i) through (iv) above; including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. § 300(f) et seq.) and Proposition 65, as amended (California Health and Safety Code Sections 25249.5 et seq.), and any applicable federal, state, local or foreign Law having a similar subject matter.
“Equity Financing” has the meaning set forth in Section 5.5(a).
“Equity Financing Commitment” has the meaning set forth in Section 5.5(a).
“Equity Investor” has the meaning set forth in Section 5.5(a).
“Equity Securities” means (a) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, including membership interests and partnership interests, (b) other securities directly or indirectly convertible into, or exercisable or exchangeable for, or measured by reference to, any securities described in clause (a) above, (c) any options, warrants or rights to directly or indirectly subscribe for or purchase, any securities described in clause (a) or (b) above, or (d) any equity appreciation, profit participation, phantom equity or equity or equity-based rights or interests with respect to any Person that is an entity.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that would, as of any relevant date, be treated as a “single employer” with any Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

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“Escrow Agent” means PNC Bank, National Association, a national banking association.
“Escrow Agreement” means the Escrow Agreement by and among the Escrow Agent, the Seller and the Buyer in the form attached hereto as Exhibit C.
“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.4(a).
“Estimated Closing Date Statement” has the meaning set forth in Section 2.4(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).
“Estimated Working Capital Decrease” means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Date Net Working Capital.
“Estimated Working Capital Increase” means the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Target Net Working Capital.
“Existing Products” has the meaning set forth in Section 7.6(b).
“Existing Leave Employees” has the meaning set forth in Section 7.2(f).
“Final Purchase Price” has the meaning set forth in Section 2.4(c).
“Financial Statements” has the meaning set forth in Section 4.7.
“Financing” has the meaning set forth in Section 5.5(a).
“Financing Commitments” has the meaning set forth in Section 5.5(a).
“Financing Purposes” has the meaning set forth in Section 5.5(f).
“Fraud” means a false representation or warranty in Article 3, Article 4 or Article 5 (in each case, as qualified by the Disclosure Schedules) or a Closing Certificate, but only under circumstances where (a) there was actual knowledge (as opposed to any claim based on constructive knowledge or negligent or reckless misrepresentation) that the representation or warranty was false when made, (b) the representation or warranty was made with the intent to induce the Buyer or the Seller, as applicable, to act, or refrain from acting, (c) the Buyer or Seller, as applicable, acted, or refrained from acting, in justifiable or reasonable reliance on the representation or warranty and (d) the Buyer or the Seller, as applicable, suffered damage as a result of such reliance.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“General Principles of Law, Equity and Public Policy” means, with reference to the enforceability of any Contract, that enforceability may be limited by (a) general principles of equity (regardless of whether considered in a proceeding in equity or of law) or (b) bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights of debtors and creditors generally (regardless of whether such enforceability is considered in a proceeding in Law or equity).

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“Gibson Dunn” has the meaning set forth in Section 13.17(a).
“Governmental Authority” means any federal, country, national, state, provincial, municipal, local, city, district, other political subdivision, in each case, domestic, foreign or of any group of countries, governmental, quasi-governmental, regulatory, administrative or self-regulatory body or other organization exercising governmental or quasi-governmental power or authority, instrumentality, department, body, board, bureau, commission, authority, official or agency, government-owned or -controlled enterprise, or any federal, country, national, state, provincial, municipal, local, city, district, other political subdivision, in each case, domestic, foreign or of any group of countries, court, tribunal, arbitrator or arbitral body (public or private), commission or other entity or branch or subdivision thereof or other legislative, executive or judicial entity of any nature.
“Government Official” means, collectively, any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof and any candidate for political office.
“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (iii) radioactive material, including any source, special nuclear, or byproduct material as defined in 42 U.S.C. § 2011 et seq., (iv) asbestos, lead or polychlorinated biphenyls, lead paint and asbestos-containing materials, (v) microbial matter, biological toxins, mycotoxins, toxic mold or mold spores, (vi) urea formaldehyde foam insulation, (vii) per- or polyfluoroalkyl substances (PFAS) (including perfluorooctane sulfonate (PFOS) or perfluorooctanoic acid (PFOA)), and (viii) any other substance, material, contaminant, chemical or waste that is listed, classified, identified, defined or regulated by a Governmental Authority as “hazardous”, “acutely hazardous”, a “pollutant”, “toxic substance”, “hazardous substance”, “hazardous material” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed, or which requires or may require investigation, removal or remediation under any applicable Environmental Laws, including petroleum and petroleum products, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Immaterial Software Licenses” has the meaning set forth in Section 4.13(a)(viii).
“Improper Payment Laws” means any applicable anti-corruption Law or anti-bribery Law, such as the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, any legislation implementing the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Income Tax Liability” means, with respect to any jurisdiction, an amount (which amount shall not be less than zero for any taxpayer in any jurisdiction for any taxable period or portion thereof) equal to the liability for Income Taxes of the Companies (payable by the Companies on a separate return basis or payable by the Companies as part of an Affiliated Group whose only members are the Companies, but excluding, for the avoidance of doubt, any Taxes imposed on or with respect to any Affiliated Group for which a Person other than either of the Companies has primary responsibility for payment) unpaid as of the Closing Date that are first due after the Closing Date with respect to such jurisdiction. The Income Tax Liability for each jurisdiction shall (i) be calculated as of the end of the day

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on the Closing Date and in accordance with Section 11.3 in respect of any Straddle Period, (ii) be calculated in accordance with past practices of the Companies in preparing their Tax Returns with respect to Income Taxes except to the extent not supportable at a “more likely than not” or higher level of confidence, (iii) take into account Transaction Tax Deductions (to the extent such Transaction Tax Deductions result in a reduction in an amount that would otherwise constitute Income Tax Liability), (iv) be calculated to take into account estimated payments or other prepayments of Income Taxes (or overpayments that can be applied as estimated payments or prepayments of Income Taxes) made by the Companies, the Seller or any or their Affiliates prior to the Measurement Time to the extent such payments actually reduce the amount of Income Taxes required to be paid by the Companies after the Closing Date with respect to Pre-Closing Tax Periods in the same jurisdiction for which such payments were made, and (v) not take into account deferred Tax assets and deferred Tax liabilities as determined for financial statement purposes.
“Income Tax Liability Amount” means an amount equal to the sum of the Income Tax Liability separately calculated for (i) each jurisdiction in which any of the Companies filed Tax Returns for Income Taxes for the last Tax year for which a Tax Return was due (taking into account any applicable extensions) and (ii) each jurisdiction in which any of the Companies commenced activities on or after the end of such Tax year.
“Income Taxes” means any Taxes (i) imposed upon or determined by reference to (in whole or in part) gross or net income, profits or receipts (however denominated), including any franchise Taxes imposed in lieu thereof, or (ii) that are withholding Taxes determined by reference to gross or net income, profits or receipts (however denominated) (other than wages) of another Person.
“Indebtedness” means, at a particular time, with respect to any Person, without duplication, (a) all obligations for borrowed money, (b) all obligations under leases that have been classified as finance leases in the Balance Sheet or are required to be recorded as finance leases in accordance with GAAP, (c) all amounts owing for the payment of any deferred purchase price of any property or services (including “earn-out” obligations (valued at the maximum potential amount payable with respect thereto), payments under non-compete agreements and seller notes), but excluding trade payables and accrued expenses incurred in the Ordinary Course and reflected as accounts payable or accrued expenses in the Closing Date Net Working Capital as finally determined in accordance herewith, (d) all obligations under performance bonds, surety bonds, bankers’ acceptances, standby letters of credit or similar instruments, in each case only to the extent called or drawn, as applicable, (e) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (f) all obligations for amounts due on termination under or to otherwise unwind any interest rate, currency or other hedging, swap or similar agreements, (g) all obligations created or arising under any conditional sale or other title retention agreement and all obligations with respect to factored receivables, (h) all payment obligations secured by a Lien (other than a Permitted Lien), excluding obligations under leases of personal property that are not finance leases in accordance with GAAP, (i) all premiums, penalties or make whole or similar payments due in connection with the termination of the obligations described in any other clause of this definition, (j) all interest, fees or expenses due or owing in respect of all obligations described in clauses (a) through (i) of this definition, (k) any Liability described in clauses (a) through (j) of this definition guaranteed by any of the Companies, (l) all obligations or Liabilities under or with respect to any (i) unfunded or underfunded defined benefit pension or deferred compensation arrangements or (ii) assessed withdrawal liability under any Multiemployer Plans, in each case, that are sponsored, maintained, contributed to or required to be contributed to by the Companies or under which the Companies otherwise have any Liability, (m) an amount equal to the Income Tax Liability Amount, (n) all unpaid severance or other payment obligations owed to any Service Provider whose employment with or service to a

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Company terminated prior to Closing (or who received or gave notice of termination prior to the Closing), whether due before or after the Closing, and all employer side payroll Taxes and mandatory matching payment obligations that are payable or incurred by any Company in connection with or as a result of the satisfaction of such obligations, determined as though all such amounts were due and payable on the Closing Date, (o) an amount equal to all advanced billings and customer deposits (reduced, but not below zero ($0.00), by the amount of inventory purchased with such advanced billings or customer deposits (i.e., using cash) prior to the Measurement Time to the extent such inventory increases Net Working Capital as finally determined pursuant to Section 2.4(c)), (p) all obligations with respect to distributions or dividends declared but unpaid as of the Closing, (q) all obligations with respect to deferred rent, (r) all unpaid obligations under any settlement agreement entered into prior to the Closing, (s) an amount equal to all unpaid payment obligations under that certain Engagement Letter, dated as of February 11, 2026, by and between Arcosa Marine Products, Inc. and Heidrick & Struggles, Inc. (whether the obligations thereunder are triggered by a hiring prior to or after the Closing) and (t) any incremental premium due under the R&W Insurance Policy as a result of the Closing occurring on or after the date which is 180 days after the date hereof. For the avoidance of doubt, Indebtedness shall not include (i) any operating or lease obligations classified as operating leases in the Financial Statements, (ii) any amount that is duplicative of an amount included in the determination of Net Working Capital or Transaction Expenses in accordance with the definitions thereof, (iii) any intercompany Indebtedness of the Companies to the extent eliminated on consolidation or (iv) any Indebtedness incurred by the Buyer and its Affiliates other than the Companies (and subsequently assumed by the Companies) on the Closing Date.
“Insurance Policies” has the meaning set forth in Section 4.20.
“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (a) trade names, trademarks and service marks, domain names, trade dress and other indicia of origin or source, and registrations and applications to register any of the foregoing, all goodwill associated therewith (collectively “Marks”); (b) patents and patent applications; (c) copyrights in any work of authorship (whether registered or unregistered), including catalogues and related copy, databases, Software, websites and mask works, and registrations and applications to register the foregoing; (d) trade secrets, know-how, proprietary information, inventions, discoveries and ideas, methods, methodologies, techniques, procedures, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; and (e) all other intellectual property rights.
“Interim Period” has the meaning set forth in Section 6.1(a).
“International Trade Laws” means any applicable (a) Sanctions Laws; (b) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended)), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (c) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (d) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (e) export, import and customs laws of other countries in which Seller or any of the Companies have conducted and/or currently conduct business.

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“IRS” means the Internal Revenue Service of the United States.
“Joint Direction” means joint written instructions of the Buyer and the Seller instructing the Escrow Agent to make a payment out of the Adjustment Escrow Account.
“Key Employee” means each of Bryson Person, Rick Badon, Wesley Rogers, Kerrigan Robin and David Hughes.

“Knowledge of the Company” means (i) the actual knowledge of Bryson Person, Rick Badon, Wesley Rogers, Kerrigan Robin, and David Hughes and (ii) the knowledge that any such person referenced in clause (i) above would have obtained after making reasonable inquiry with respect to the particular matter in question.
“Labor Agreement” has the meaning set forth in Section 4.14.
“Law” means any provision of any federal, state, provincial, municipal, local, foreign or other jurisdictional law (including common law), statute, treaty, code, rule, regulation, act, Order, certification standard, accreditation standard, Permit, judgment, injunction, decree, ordinance of any Governmental Authority.
“Lease” means any lease, sublease, license, right of use, concession and other Contract or agreement, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Companies leases, subleases, licenses or otherwise uses or occupies (or has the right to use or occupy) any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of such Company thereunder.
“Leased Real Property” means all real property (including land, buildings, structures, improvements and fixtures), leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant, licensee, or pursuant to other occupancy arrangements) by any of the Companies or to which any of the Companies has another right to use or occupy.
“Liability” means any indebtedness, liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or whether indirect, fixed or unfixed, whether choate or inchoate, whether perfected or unperfected, whether secured or unsecured, or otherwise, and whether due or to become due).
“Lien” means, with respect to any property or asset, any legal or equitable, specific or floating, or other lien (statutory or otherwise), claim, deed of trust, lease, sublease, license, option, right of first refusal or first offer, right-of-way, right of setoff, easement, restriction on transfer, covenant, servitude, defect in title, pledge, condition, encroachment or other survey defect, charge, assessment, mortgage, encumbrance, burden, adverse right or claim or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same other than Liens arising under applicable federal and state securities Laws).
“Limited Guarantee” has the meaning set forth in Section 5.5(g).
“Loss” means any loss, Liability, damages, awards, judgments, royalties, deficiencies, penalties, fines, Taxes, demands, claims, costs and expenses, whether or not involving a third party claim (including fees and expenses of attorneys, accountants and other advisors and experts paid in connection

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with the investigation, prosecution or defense of, and all amounts paid in settlement with respect to, any of the foregoing or any Action relating to any of the foregoing, including in respect of enforcement of any rights hereunder).
“Madisonville Assets” means those parcels of real property located in Madisonville, Louisiana which are owned by any of the Companies, together with the facilities, machinery, equipment, furniture, improvements, fixtures, vehicles, structures and other tangible property located thereon, and all easements and other rights and interests appurtenant thereto.
“Material Adverse Effect” means (a) with respect to the Companies (a “Company Material Adverse Effect”), any change, effect, event, occurrence, state of facts, condition, circumstance, matter or development or worsening of any of the foregoing (each, an “Event”) that individually, or in the aggregate with any other Event, (1) is or would reasonably be expected to be materially adverse to the business, assets, Liabilities, results of operations, cash flows or condition (financial or otherwise) of the Companies, taken as a whole, or (2) has had or would reasonably be expected to have a material adverse effect on, or otherwise materially delay, prevent, limit or impair, the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements in accordance with the terms hereof and thereof; provided, however, that for purposes of clause (a)(1) above, no Event directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (i) any changes in general economic or business conditions or in the general financial, debt, banking, capital, credit or securities markets, including interest or exchange rates, tariffs, trade wars or similar matters and including any decline in the price of any security or any market index, (ii) general political or geopolitical conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, malicious cyber-enabled activities or governmental shutdown or slowdown, including, for the avoidance of doubt, the conflict between Russia and Ukraine and the Israeli-Palestinian conflict, (iii) any natural disasters or environmental or weather conditions, including hurricanes, floods or rising or falling water levels, tornados, tsunamis, earthquakes and wild fires, or any epidemic, pandemic or outbreak of disease, (iv) any adoption, implementation, modification, repeal or other changes in any applicable Laws that become effective after the date hereof (including such actions taken by any Governmental Authorities in connection with any of the conditions or events set forth in clauses (i), (ii) or (iii) of this definition, including such adoption of or changes in any Public Health Measures that become effective after the date hereof), (v) conditions affecting generally the industry in which the Companies operate, (vi) any change in GAAP that become effective after the date hereof, (vii) the public announcement of the transactions contemplated by this Agreement, solely to the extent due to the identity of the Buyer or its direct or indirect owners, (viii) the failure, in and of itself, of the Companies to meet or achieve the results set forth in any projections; provided that this clause (viii) shall not prevent a determination that any change or effect underlying such failure that is not otherwise excluded from the definition of “Company Material Adverse Effect” has resulted in a Company Material Adverse Effect, or (x) any action (A) expressly required under this Agreement (excluding any Event that results from compliance with the requirements of Section 6.1(a)) or (B) taken (or not taken) at the written request or written direction of the Buyer (excluding any Event that results from compliance with the requirements of Section 6.1(a) but including any Event that results from inaction in compliance with Section 6.1(b) to the extent that such inaction is as a result of the Buyer withholding its consent under Section 6.1(b) following a written request for such consent); except, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent that any such Event has a disproportionate and adverse effect on the businesses of the Companies relative to other businesses in the industries or in the geographic markets in which the Companies operate; provided, that

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in such event, only the incremental disproportionate and adverse effect shall be taken into account when determining whether there has been or would be a “Company Material Adverse Effect”, (b) with respect to the Buyer (a “Buyer Material Adverse Effect”), any Event that, individually or in the aggregate with any other Event, has had or would reasonably be expected to have a material adverse effect on, or otherwise materially delay, prevent, limit or impair, the ability of the Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements in accordance with the terms hereof and thereof and (c) with respect to the Seller (a “Seller Material Adverse Effect”), any Event that, individually or in the aggregate with any other Event, has had or would reasonably be expected to have a material adverse effect on, or otherwise materially delay, prevent, limit or impair, the ability of the Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements in accordance with the terms hereof and thereof.
“Material Contract” has the meaning set forth in Section 4.13(a).
“Material Customers” has the meaning set forth in Section 4.18.
“Material Suppliers” has the meaning set forth in Section 4.19.
“Measurement Time” means 11:59 p.m. Central Time on the date immediately prior to the Closing Date.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA under or with respect to which Seller or any ERISA Affiliate makes or is obligated to make contributions or has had any current or contingent Liability or obligation (or in the past five years has had any current or contingent Liability or obligation).
“Net Working Capital” means, as at a specified time and without duplication, an amount (which may be a negative or positive number) in dollars equal to (a) the Current Assets minus (b) the Current Liabilities, in each case calculated in accordance with the Applicable Accounting Principles. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any amounts with respect to Cash and Cash Equivalents, Indebtedness, Transaction Expenses, Income Taxes or advanced billings or customer deposits. For the avoidance of doubt, Net Working Capital shall be calculated prior to the application of purchase accounting. An illustrative calculation of Net Working Capital is set forth on Exhibit B.
“Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination, ruling, direction, demand, settlement, assessment, decision, verdict or other action, in each case, whether preliminary or final, of, entered by or with any Governmental Authority.
“Ordinary Course” means the ordinary course of business consistent with past custom and practice.
“Outside Date” has the meaning set forth in Section 12.1(c).
“Owned Real Property” means those parcels of real property or portions thereof to which are owned by any of the Companies together with those fixtures, buildings, systems and improvements located thereon, and all easements and other rights and interests appurtenant thereto.
“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

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“Payoff Indebtedness” means Closing Indebtedness of the type described in any of clauses (a) through (h) and (k) or, to the extent related to other Payoff Indebtedness, clauses (i) and (j) of the definition of Indebtedness.
“Payoff Letters” means payoff letter(s) in respect of all Payoff Indebtedness (other than the Credit Agreement) in form and substance reasonably acceptable to the Buyer, which include a per diem interest amount, wire transfer instructions for all payees set forth therein, and an authorization to file, record or deliver all UCC termination statements and releases necessary to evidence satisfaction and termination of such Payoff Indebtedness and to enable the release of any Liens relating thereto upon payment of such Payoff Indebtedness.
“Permit” means all permits, licenses, grants, authorizations, registrations, franchises, approvals, consents, certificates (including industry association certifications), exceptions, tariffs, easements, variances, orders, qualifications, clearances, waivers, exemptions and similar rights of, granted by or obtained from any Governmental Authority.
“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges which are not yet delinquent or the amount or validity of which is being contested in good faith by any of the Companies, in each case for which adequate reserves have been made on the Financial Statements with respect thereto to the extent required by GAAP, (b) statutory mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course which are not yet due and payable, (c) statutory Liens for landlords for amounts which are not yet due and payable and which do not or would not reasonably be expected to materially impair the use, occupancy or value of such property in connection with the operation of the businesses of the Companies conducted thereon, (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Real Property which (x) do not secure the payment of a sum of money and (y) do not or would not reasonably be expected to materially impair the use, occupancy or value of such property in connection with the operation of the businesses of the Companies conducted thereon, (e) Liens incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance, social security retirement or similar programs, in each case, for amounts not yet due or payable, (f) transfer restrictions under applicable federal and state securities Laws, (g) Liens associated with Indebtedness of the Companies which will be paid off at Closing that will be released at Closing, (h) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property and which do not or would not reasonably be expected to materially impair the use, occupancy or value of such property in connection with the operation of the businesses of the Companies conducted thereon, (i) non-exclusive licenses of Intellectual Property granted in the Ordinary Course, and (j) Liens identified on Schedule 1.1(b).
“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, or a Governmental Authority.
“Personal Information” means: (a) any data and information that, whether alone or in combination with any other data or information, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked with a natural Person (e.g., name, street address, telephone number, e-mail address, Social Security numbers, driver’s license number, passport number, credit card number, user or account number, IP addresses, credentials, device IDs, geographic location, platform, biometric information or transaction history, etc.); or (b) data or information considered “personal

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information,” “personally identifiable information”, “individually identifiable health information,” “protected health information”, “user data”, “customer data”, “sensitive data”, “individual data”, “personal financial information” or “personal data” (or similar term or terminology) under applicable Privacy Laws.
“Privacy Laws” means all applicable Laws applicable to the Companies issued by any Governmental Authority and binding industry guidance, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information, and email, text message, or telephone communications, including, as applicable, the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act (“CCPA”); the Computer Fraud and Abuse Act; the Payment Card Industry Data Security Standards; the General Data Protection Regulation (2016/679) (the “GDPR”), the e-Privacy Directive (2002/58/EC) and the e-Privacy Regulation (2017/003) and any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument of any EEA member country where the Companies have a presence that implements any one of them (in each case as amended, consolidated, re-enacted or replaced from time to time); the GDPR as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 of the United Kingdom, with adjustments as provided in the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, and as supplemented by the Data Protection Act 2018; the Personal Information Protection and Electronic Documents Act; the Privacy and Electronic Communications Regulations 2003; and all other similar international, federal, state, provincial and local Laws and guidance.
“Privacy Policies” means each external or internal training, manual, policy, notice, and/or statement or documents relating to Personal Information, including privacy policies and terms of use, currently in effect or in effect within the last five years.
“Post-Transaction Employee” has the meaning set forth in Section 7.2(a).
“Pre-Closing Tax Period” means any taxable period (including the portion of any Straddle Period) ending on or before the Closing Date.
“Process”, “Processing” or “Processed” means any operation or set of operations which is performed on Personal Information, such as the access, use, collection, processing, storage, recording, organization, adaption, alteration, destruction, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.
“Public Health Measures” means any Laws with respect to any closures, “shelter-in-place,” “stay at home,” social distancing, shut down, closure, curfew or other restrictions issued by any Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization in connection with any epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.
“Purchase Price” means the Enterprise Value minus (a) the amount of any Working Capital Decrease (or plus the amount of any Working Capital Increase), plus (b) the amount of any Closing Date Cash, minus (c) Transaction Expenses, minus (d) Closing Indebtedness.

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“Release Documentation” means release documentation in respect of the Credit Agreement in form and substance reasonably acceptable to the Buyer that includes, among other things, an unconditional and irrevocable release of all Companies as a “borrower”, “guarantor” or other obligor thereunder in all respects, an unconditional and irrevocable release and termination of all liens on all assets, property, rights and equity acquired by the Buyer hereunder (including the Shares and all assets, property and rights of the Companies) and an authorization to file, record or deliver all UCC termination statements and releases necessary or reasonably desirable to enable the release of any Liens relating thereto, in each case, upon the Closing.
“Remedial Actions” has the meaning set forth in Section 6.5(d).
“Remedial Actions Losses” has the meaning set forth in Section 6.5(d).
“R&W Insurance Policy” means the insurance policy, to be issued by the R&W Insurer and to be bound as provided in Section 6.9, in the name and for the benefit of the Buyer.
“R&W Insurer” means Ethos Specialty Insurance Services LP.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Reference Date” means December 31, 2024.
“Registered Intellectual Property” has the meaning set forth in Section 4.12(a).
“Related Party Transaction” means any Contract, arrangement or transaction between any of the Companies, on the one hand, and any Related Party, on the other hand.
“Related Party Transaction Terminations” has the meaning set forth in Section 6.6.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, dumping, disposal, discharge, pouring, emitting, emptying, escaping, migrating or leaching of a Hazardous Material into the indoor or outdoor environment.
“Releasees” has the meaning set forth in Section 7.9.
“Representative” means, with respect to any specified Person, the officers, directors, managers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of such specified Person.
“Research Organization” has the meaning set forth in Section 4.12(g).
“Restricted Cash” means, without duplication, (a) the amount of any Cash and Cash Equivalents held in any escrow, reserve or similar account and (b) the amount of any Cash and Cash Equivalents held as collateral (including security deposits) securing, or otherwise providing credit support for any Liabilities of any Person under, any lease, letter of credit, performance bond or other Contract or obligation.
“Restricted Period” means the period commencing on the Closing Date and ending on the fifth anniversary thereof.

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“Restricted Person” has the meaning set forth in Section 7.4(b).
“Retained Marks” has the meaning set forth in Section 7.6(a).
“Review Period” has the meaning set forth in Section 2.4(c)(i).
“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject or target of any Sanctions (including Russia, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria until June 30, 2025, and the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine).
“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by Governmental Authorities with jurisdiction over any Seller or the Companies (including the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury, or any other relevant Governmental Authority in the jurisdictions in which any Company operates.
“Sanctions Laws” means all Laws and requirements of any jurisdiction, including the U.S., applicable to any Seller or any Company, their Affiliates or any Party to this Agreement concerning or relating to Sanctions, terrorism or money laundering, including (a) Executive Order No. 13224 of September 23, 2001 entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (b) the USA PATRIOT Act of 2001; (c) the U.S. International Emergency Economic Powers Act; (d) the U.S. Trading with the Enemy Act; (e) the U.S. United Nations Participation Act; (f) the U.S. Syria Accountability and Lebanese Sovereignty Act; (g) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; (h) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012; and (i) any similar Laws, rules, regulations and requirements enacted, administered or enforced by the U.S., the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Authority in the jurisdictions in which any Company operates.
“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (c) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons”; (d) located, organized or resident in a Sanctioned Jurisdiction that is, or whose government is, the subject or target of Sanctions; (e) which otherwise is, by public designation of the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant Governmental Authority in the jurisdictions in which any of the Companies operates, the subject or target of any Sanction; (f) with which any party to this Agreement is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws; or (g) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(f).
“Section 336(e) Elections” has the meaning set forth in Section 11.7.
“Section 338(h)(10) Election” has the meaning set forth in Section 11.7.
“Security Incident” means any actual, attempted or reasonably suspected (i) breach of security or other unauthorized access to, or use of, or other compromise to, the integrity or availability of any Systems (including any of the Companies’ Systems), (ii) unauthorized acquisition, interruption,

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modification, loss, theft, corruption, interference or unauthorized Processing of any data or information or (iii) compromise, intrusion, misuse, interference or unauthorized access to or use of any Systems, or any unauthorized Processing of any data or information hosted, stored on or accessed therefrom, including any ransomware attack, distributed denial-of-service attack or any other similar incident, in each instance, regardless of whether any such an incident or breach triggers any notice or reporting obligations under applicable Laws.
“Schedule” means an individual schedule in the Disclosure Schedules.
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Closing Certificate” has the meaning set forth in Section 9.2(c).
“Seller Fundamental Representations” means Sections 3.1 (Organization), 3.2 (Power and Authority), 3.3(a)(i) (Conflicts with Organizational Documents), 3.4 (Shares) and 3.6 (Brokers’ Fees).
“Seller Indemnified Parties” has the meaning set forth in Section 7.10.
“Seller Material Adverse Effect” has the meaning set forth in the definition of Material Adverse Effect.
“Service Provider” means each current and former director, manager, officer, employee, independent contractor, consultant, leased employee or other service provider of any of the Companies.
“Shared Contract” means a Contract, Permit or arrangement under which any of the Companies and at least one other business unit of the Seller or an Affiliate of the Seller (other than the Companies) purchases, provides or sells goods or services on a joint basis or uses goods or services on a joint basis.
“Shares” has the meaning set forth in the recitals.
“Software” means all computer software, including firmware, source code, executable code and algorithms.
“Specified Period” means the period of 30 days after the date of this Agreement; provided, however, that Buyer may in its discretion specify an earlier termination of such 30 day period upon three Business Days’ prior written notice to the Seller.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or

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controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing member, managing director, manager or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Systems” has the meaning set forth in Section 4.12(h).
“Tail Policy” has the meaning set forth in Section 7.3(b).
“Target Net Working Capital” equals $30,260,000.00.
“Tax” or “Taxes” means any and all federal, state, local or foreign or other tax, including all income, gross receipts, license, payroll, employment, excise, fuel excise, natural resources, environmental, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat and unclaimed property (whether or not considered a tax under applicable Law), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other like assessment, charge or tax, along with any interest, fine, assessment, penalty (including any penalty resulting from any failure to file or timely, properly or electronically file a Tax Return), or addition to such amount.
“Tax Elections” has the meaning set forth in Section 11.6.
“Tax Election Forms” has the meaning set forth in Section 11.6.
“Tax Return” means any return, declaration, report, statement, information statement or other document required to be filed with a Governmental Authority relating to Taxes, including any claims for refunds of Taxes and any amendments, schedules, attachments or supplements to any of the foregoing.
“Tax Sharing Agreements” has the meaning set forth in Section 4.11(h).
“Termination Fee” has the meaning set forth in Section 12.3(b).
“Transaction Expenses” means, without duplication and to the extent not paid prior to the Closing, (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers or other professional advisors) incurred by or on behalf of, or paid or to be paid directly by, the Companies or any Person that the Companies pay or reimburse or are otherwise legally obligated to pay or reimburse (including any such fees, costs and expenses incurred by or on behalf of the Seller or any of its Affiliates, but excluding any such fees, costs and expenses incurred by or on behalf of the Buyer or any of its Affiliates) in anticipation of or in connection with the negotiation of and consummation of the transactions contemplated by this Agreement, including the Dormant Entity Transfer, or any alternative transactions with respect to the Companies; (b) all obligations payable by any of the Companies that arise as a result of the consummation of the transactions contemplated by this Agreement under any Contract or Employee Benefit Plan in effect on or before the Closing Date, including all change of control, transaction, “single trigger” severance, retention, equity appreciation, phantom equity or similar obligations or any other accelerations of or increases in rights or benefits (including for the avoidance of doubt, the bonuses payable pursuant to Section 7.2(c), but excluding any

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such payments triggered by any action of, or at the direction of, Buyer or any of its Affiliates in addition to the occurrence of the transaction itself (including under any so-called “double trigger” arrangements or any constructive termination rights that arise as a result of the actions of the Companies after the Closing (including changes in an individual’s authority, duties or responsibilities that may occur as a result of the Closing))), and all employer side payroll Taxes and mandatory matching obligations that are payable or incurred by any Company in connection with or as a result of the satisfaction of such obligations (clause (b), “Change of Control Obligations”), and (c) 50% of all premiums, fees and other costs (including any Taxes, surcharges and brokerage commissions) incurred in connection with obtaining the Tail Policy. For the avoidance of doubt, “Transaction Expenses” shall not include any amount that is duplicative of an amount included in the determination of Indebtedness or Net Working Capital in accordance with the definitions thereof.
“Transaction Tax Deductions” means, without duplication, any amount that is deductible by any of the Companies for Tax purposes arising in connection with the transactions contemplated by this Agreement, including (a) any change in control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director, including the employer portion of payroll Taxes arising therefrom, (b) any and all amounts paid or payable arising in connection with the retirement or repayment of any debt or Indebtedness and the write-off or acceleration of the amortization of deferred financing costs, (c) any and all other payments paid or payable by any of the Companies in connection with or related to the transactions contemplated by this Agreement, including the Transaction Expenses, and (d) any other deductible payments not otherwise described in clauses (a) through (c) of this definition to the extent such amount is (i) deductible in a Pre-Closing Tax Period by any of the Companies at a “more likely than not” or greater level of comfort under applicable Law and (ii) paid prior to the Measurement Time by or otherwise economically borne by the Seller or its Affiliates (including, prior to the Closing Date, the Companies).
“Transfer Taxes” has the meaning set forth in Section 11.2.
“Transition Services Agreement” means the Transition Services Agreement by and between the Seller and the Buyer in the form attached hereto as Exhibit D.
“TSA End Date” has the meaning set forth in Section 7.2(f).
“U.S.” or “United States” means the United States of America.
“Unresolved Disputed Items” has the meaning set forth in Section 2.4(c).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any similar state or other Laws.
“Willful Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of a covenant or agreement set forth in this Agreement, with actual conscious knowledge of such Party that such deliberate act or failure to act would cause a material breach of such covenant or agreement.
“Working Capital Decrease” means the amount, if any, by which the Target Net Working Capital exceeds the Closing Date Net Working Capital.

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“Working Capital Increase” means the amount, if any, by which the Closing Date Net Working Capital exceeds the Target Net Working Capital.
1.2Interpretation.
(a)The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement.
(b)The term “this Agreement” means this Agreement, together with all Schedules (including the Disclosure Schedules) and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. All references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement.
(c)(i) The term “including” and derivative words mean “including, without limitation”, (ii) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules (including the Disclosure Schedules) and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (iii) the use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit, (iv) words defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and unless the context otherwise requires, words in the singular or plural include the singular and plural, (v) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders, (vi) unless the express context of this Agreement otherwise requires, the word “or” shall be disjunctive but not exclusive and (vii) the word “will” shall be construed to have the same meaning as the word “shall.”
(d)Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.
(e)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(f)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday).
(g)Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
(h)All references herein to “$” or “dollars” shall refer to United States dollars.
(i)Unless the express context of this Agreement otherwise requires, all references herein to any Law or form (including in the definition thereof) shall be deemed to refer to such Law or form as amended, modified, reenacted, supplemented or superseded or replaced in whole or in part, and in effect from time to time, and also to all rules and regulations promulgated thereunder, and all references to any section of any Law or form include any successor to such section.
(j)Unless the express context of this Agreement otherwise requires, references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.
(k)All references herein to any Contract mean such Contract as amended, restated, supplemented or modified (including any waiver thereto) in accordance with the terms thereof.

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(l)A reference to information “made available,” “provided” or “delivered” to the Buyer shall mean that such information was contained in the Seller’s electronic data room administered by Venue by DFIN in a manner accessible and reviewable by the Buyer at least 48 hours prior to the execution and delivery of this Agreement.
(m)All uses of “written” contained in Article 3, Article 4 and Article 5 shall be deemed to include information transmitted via e-mail, facsimile or other electronic transmission.
(n)The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”.
(o)The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement.
(p)Any drafts of this Agreement or any Ancillary Agreement circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the Parties agrees that no Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Action among any of the foregoing or for any other purpose.
Article 2
PURCHASE AND SALE
2.1Pre-Closing Dormant Entity Transfer. At least one day prior to the Closing, the Seller and certain of its Affiliates shall cause all of the Equity Securities of the Dormant Entities to be distributed or otherwise transferred to the Seller or one or more of its Affiliates (other than the Companies) (the “Dormant Entity Transfer”). The Seller shall indemnify and hold harmless the Buyer and its Affiliates (including, after the Closing, the Companies) and their respective equity holders, directors, managers, officers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Losses asserted against or suffered, sustained or incurred by any Buyer Indemnified Party to the extent arising out of or related to any of the Dormant Entities or the Dormant Entity Transfer. The Dormant Entity Transfer shall be consummated pursuant to assignment and conveyance documents (the “Dormant Entity Transfer Documents”), which shall be mutually agreed upon between the Seller and the Buyer, in each such Party’s reasonable discretion, and which shall provide that all Liabilities arising out of or related to any of the Dormant Entities or the Dormant Entity Transfer shall be assigned to, and assumed by, the Seller (or its designee).
2.2Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver all right, title and interest in the Shares to the Buyer, free and clear of any and all Liens, and the Buyer shall purchase all right, title and interest in the Shares from the Seller, for the consideration specified below in this Article 2.
2.3Closing.
(a)Subject to the satisfaction or waiver of all of the conditions to Closing set forth in Article 9 (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the closing of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place via the electronic exchange of documents and executed signature pages and the electronic transfer of funds, at 10:00 a.m., Central Time, (i) on the date that is three Business Days following the later of (A) the satisfaction or waiver by the Party entitled to the benefit thereof of the conditions precedent specified in Article 9 (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or

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waiver of those conditions at the Closing) or (B) the final day of the Specified Period, or (ii) at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.
(b)Subject to the terms and conditions set forth herein, at the Closing, the Buyer shall pay, or cause to be paid, the following:
(i)to the Seller, an amount equal to the Closing Date Payment;
(ii)to each Person who is owed a portion thereof, on behalf of the Companies and to the extent unpaid as of immediately prior to the Closing, an amount equal to the estimated Transaction Expenses identified on the Estimated Closing Date Statement; and
(iii)to an account designated by the Escrow Agent (the “Adjustment Escrow Account”), by wire transfer of immediately available funds, an amount in cash equal to the Adjustment Escrow Amount, which amount shall be held by the Escrow Agent pursuant to the Escrow Agreement;
provided, however, that any portion of such Transaction Expenses treated as wages or compensatory payments to current or former employees of the Companies, including for the avoidance of doubt the Change of Control Obligations, shall be paid to the applicable Company for further payment to the applicable obligee thereof (less applicable payroll obligations and withholding Taxes) through the payroll system of such Company as promptly after Closing as is reasonably practicable.
2.4Purchase Price Adjustment.
(a)Estimated Closing Date Statement. Not less than three Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a statement (the “Estimated Closing Date Statement”) containing a good faith calculation of (i) (A) the estimated Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) and the components thereof, (B) the Estimated Working Capital Increase or Estimated Working Capital Decrease, as the case may be, (C) the estimated Closing Date Cash (provided, that, solely for purposes of determining the Estimated Purchase Price and without prejudice to the final determination of Closing Date Cash, Closing Date Cash included in the Estimated Purchase Price shall not exceed $4,500,000.00), (D) the estimated Transaction Expenses and (E) the estimated Closing Indebtedness, and (ii) based on the foregoing, the resulting calculation of the estimated Purchase Price (the resulting amount, the “Estimated Purchase Price”). Together with the Estimated Closing Date Statement, the Seller shall provide the Buyer with reasonably detailed supporting documentation of the calculations set forth therein. The Seller and the Company shall provide the Buyer and its representatives with reasonable access to the books and records of the Companies and shall cause the personnel of the Companies to reasonably cooperate with the Buyer and its representatives for the purpose of enabling the Buyer to review the Seller’s determination of all amounts and estimates in the Estimated Closing Date Statement and each component thereof. Prior to the Closing, the Seller shall adjust any items in the Estimated Closing Date Statement or any component thereof in response to any reasonable comment of the Buyer provided prior to the Closing; provided, that if the Seller and the Buyer in good faith are unable to resolve any differences that they may have with respect to the computation of any of the items in the Estimated Closing Date Statement, any such unresolved items as reflected in the Estimated Closing Date Statement shall be used for purposes of calculating the Estimated Purchase Price on the Closing Date.
(b)Closing Date Statement. Within 120 days after the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller a statement (the “Closing Date Statement”) setting forth in reasonable detail the Buyer’s calculation of (i) (A) the Closing Date Net Working Capital, (B) the Working Capital Increase or Working Capital Decrease, as the case may be, (C) the amount of the Closing Date Cash, (D) the amount of the Transaction Expenses and (E) the amount of the Closing Indebtedness and (ii) the resulting calculation of the Purchase Price. Together with the Closing Date Statement, the Buyer shall provide the Seller with reasonably detailed supporting documentation of the calculations set forth therein. The Closing Date Statement and calculations of Closing Date Net Working Capital, Working Capital Increase or Working Capital Decrease, as the case

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may be, Closing Date Cash, Transaction Expenses, Closing Indebtedness and Purchase Price (A) shall be prepared and determined in accordance with the Applicable Accounting Principles and the requirements of this Section 2.4 (and related definitions), (B) shall not include any changes in assets or liabilities as a result of purchase accounting adjustments as a consequence of the transactions contemplated hereby and (C) shall not include the impact of any action or decision made by the Buyer or any of its Affiliates on its own behalf or on behalf of the Companies at or following the Closing and the effect of any fact or circumstances unique to the Buyer. Following the delivery of the Closing Date Statement by the Buyer hereunder, the Buyer shall not be permitted to deliver a subsequent Closing Date Statement; provided, however, that any component of the Closing Date Statement prepared by Buyer that is affected by any of the Seller’s proposed adjustments in a Dispute Notice may be revised by Buyer.
(c)Disputes.
(i)If the Seller disputes the Buyer’s calculation of the Closing Date Net Working Capital, the Working Capital Increase or the Working Capital Decrease, as the case may be, the amount of the Closing Date Cash, the amount of Transaction Expenses, the amount of the Closing Indebtedness or the resulting calculation of the Purchase Price as set forth in the Closing Date Statement, then, within 60 days after the delivery to the Seller of the Closing Date Statement (the “Review Period”), the Seller shall deliver to the Buyer a written notice (a “Dispute Notice”) containing a statement setting forth the specific line items and dollar values that are in dispute (the “Disputed Items”) and describing in reasonable detail the Seller’s objections to the Buyer’s calculation thereof. If the Seller does not deliver a Dispute Notice to the Buyer during the Review Period, then the Buyer’s calculation of the amounts set forth in the Closing Date Statement shall be final, binding and conclusive on the Parties. If the Seller does deliver a Dispute Notice to the Buyer during the Review Period, any amounts not disputed therein shall be final, binding and conclusive on the Parties. The Seller may also provide a Dispute Notice on the basis that it has not been provided with adequate information to understand and evaluate the differences between the Estimated Closing Date Statement and the Closing Date Statement.
(ii)If the Seller delivers a Dispute Notice, the Seller and the Buyer shall negotiate in good faith to resolve the Disputed Items. If the Seller and the Buyer are unable to agree upon all Disputed Items within 30 days after such Dispute Notice is delivered to the Buyer (such unresolved Disputed Items, the “Unresolved Disputed Items”), then the Seller and the Buyer shall jointly engage the firm of Deloitte LLP, or if such firm is unable or unwilling to act, such other nationally recognized firm capable of serving as an independent accounting expert as shall be agreed upon by the Seller and the Buyer in writing (such firm, the “Accounting Firm”) to resolve the Unresolved Disputed Items. The Seller and the Buyer shall enter into a customary engagement letter with the Accounting Firm. Within 10 days after the Accounting Firm is appointed, the Buyer shall forward a copy of the Closing Date Statement to the Accounting Firm, and the Seller shall forward a copy of the Dispute Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation (with a copy thereof to the other Party). The Accounting Firm’s role shall be limited to resolving the Unresolved Disputed Items by determining the correct calculations to be used to resolve such Unresolved Disputed Items, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct or whether the Target Net Working Capital is correct. The Accounting Firm shall act as an expert (and not an arbitrator). The Accounting Firm’s decision shall be based solely on written submissions by the Seller and the Buyer, and each writing submitted to the Accounting Firm shall also be provided to the other Party. The Accounting Firm shall not consider any settlement offers or negotiation communications exchanged between the Parties prior to the retention of the Accounting Firm. The Accounting Firm shall not permit or authorize ex parte communications or discovery or hear testimony. The Accounting Firm shall not assign a value to any Unresolved Disputed Item greater than the greatest value for such Unresolved Disputed Item claimed by the Seller or the Buyer in the Dispute Notice or Closing Date Statement, respectively, or less than the smallest value for such Unresolved Disputed Item claimed by the Seller or the Buyer in the Dispute Notice or Closing Date Statement, respectively, and shall be limited to the selection of either the Seller’s or the Buyer’s position on an Unresolved Disputed Item or a position in between the positions of the Seller and the Buyer. In resolving the Unresolved Disputed Items, the Accounting Firm shall apply the provisions of this Agreement

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concerning determination of the amounts set forth in the Closing Date Statement. The Accounting Firm shall deliver to the Seller and the Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on the supporting documentation provided to the Accounting Firm by the Seller and the Buyer and not pursuant to any independent review or any ex parte communications) of the Unresolved Disputed Items submitted to the Accounting Firm within 30 days of receipt of such Unresolved Disputed Items; provided, however, that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not render the determination of the Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm. The determination by the Accounting Firm of the Unresolved Disputed Items shall be final, conclusive and binding on the Parties, enforceable in any court of competent jurisdiction, and shall not be subject to appeal or further review. The fees and expenses of the Accounting Firm for such determination shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, in inverse proportion to the manner in which such Person prevails on the Unresolved Disputed Items resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Accounting Firm at the time its determination of the Unresolved Disputed Item is rendered. For example, should the Unresolved Disputed Items total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Seller’s position, 60% of the costs and expenses of the Accounting Firm would be borne by the Buyer and 40% would be borne by the Seller. The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Closing Date Statement and preparation or review of any Dispute Notice, as applicable, shall be borne by such Party. The Purchase Price, as finally determined pursuant to this Section 2.4(c), shall be referred to herein as the “Final Purchase Price”.
(d)Payment of Purchase Price Adjustment.
(i)If the Final Purchase Price exceeds the Estimated Purchase Price, (A) the Buyer shall, within two Business Days following the final determination of the Final Purchase Price, pay an amount equal to the lesser of (x) such excess or (y) $10,000,000.00, to an account designated by the Seller, by wire transfer of immediately available funds and (B) the Buyer and the Seller shall deliver a Joint Direction instructing the Escrow Agent to make a payment to the Seller of all funds in the Adjustment Escrow Account. For the avoidance of doubt, if the amount of such excess exceeds the aggregate funds in the Adjustment Escrow Amount, the Seller shall not be entitled to receive any payments with respect to the amount that exceeds the aggregate amount of funds in the Adjustment Escrow Account from the Buyer.
(ii)If the Estimated Purchase Price exceeds the Final Purchase Price, the Buyer shall be entitled to receive a payment in cash out of the Adjustment Escrow Account in an amount equal to such excess, and the Buyer and the Seller shall deliver a Joint Direction instructing the Escrow Agent to make a payment to the Buyer from the Adjustment Escrow Account in an amount equal to such excess. If the amount of funds in the Adjustment Escrow Account is greater than the amount of such excess, then the Buyer and the Seller shall deliver a Joint Direction instructing the Escrow Agent to pay to the Seller from the Adjustment Escrow Account the amount remaining in such account after payment to the Buyer of an amount equal to such excess in accordance with this Section 2.4(d)(ii). For the avoidance of doubt, if the amount of such excess exceeds the aggregate funds in the Adjustment Escrow Amount, the Buyer shall not be entitled to receive any payments with respect to the amount that exceeds the aggregate amount of funds in the Adjustment Escrow Account from the Seller.
(iii)If the Estimated Purchase Price is equal to the Final Purchase Price, then no payments shall be made by or to any Party in respect thereof, and the Buyer and the Seller shall deliver a Joint Direction instructing the Escrow Agent to make a payment to the Seller of all funds in the Adjustment Escrow Account.

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(iv)The adjustments to the Estimated Purchase Price provided for in this Section 2.4 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
(e)Cooperation. For purposes of complying with the terms set forth in Sections 2.4(c) and 2.4(d), the Buyer and the Seller shall each cooperate with the other and make available, or cause to be made available, to the other and the other’s representatives all personnel, information, records, data and working papers (subject to the execution of customary work paper access letters if requested) relating to the Closing Date Statement or Dispute Notice (during regular business hours and upon reasonable advance notice and in such a manner as not to unreasonably hinder the normal operations of the other or any of their respective Affiliates), in each case, as may be reasonably requested in connection with the review and analysis of the Closing Date Statement or Dispute Notice and the resolution of any disputes with respect thereto.
2.5Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer, the Company, the Escrow Agent and their designees (or other applicable withholding agent), shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any amounts required to be deducted or withheld under applicable Law. Except for any deduction or withholding (a) arising as a result of any failure by the Seller to deliver an IRS Form W-9 in accordance with Section 8.1(a) or (b) in respect of any compensatory payments, the Buyer shall use commercially reasonable efforts to (x) deliver advance notice to the Seller of any intended deduction or withholding and (y) cooperate with the Seller in good faith to establish any exemption from or reduction to such deduction or withholding. To the extent that any such amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made; provided, that any service-related cash payments to employees or former employees shall be processed through payroll.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Buyer as follows:
3.1Organization. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
3.2Power and Authority. The Seller has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement has been and, in the case of the Ancillary Agreements to which it is or will be a party, has been or will be when delivered, and the performance by the Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been, or in the case of the Ancillary Agreements to which it is or will be a party, have been or will be when delivered, duly and validly authorized and approved by all corporate action on the part of the Seller, and no other proceeding on the part of the Seller is necessary. This Agreement has been, and the Ancillary Agreements to which the Seller is or will be a party have been or will be, duly executed and delivered by the Seller. The Agreement constitutes, and in the case of the Ancillary Agreements to which the Seller is or will be a party, constitute or will constitute, assuming that this Agreement and each of the Ancillary Agreements to which the Seller is or will be a party, have been or will be duly authorized, executed and delivered by the other parties thereto, legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms and conditions, subject to General Principles of Law, Equity and Public Policy.
3.3No Conflict; Required Filings and Consents.
(a)The execution, delivery and performance by the Seller of this Agreement or any of the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

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(i)conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of the Seller;
(ii)result in the creation or imposition of any Lien upon any Shares, except to the extent created or imposed by this Agreement in and of itself (and not as a result of the consummation of the transactions contemplated hereby);
(iii)conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected; or
(iv)conflict with, result in any breach of any of the terms or conditions of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) or an event which would (with or without notice or lapse of time or both) give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, in any manner release any party thereto from any obligation under, otherwise affect any rights of the Seller under or require any Consent of any Person pursuant to, any material Contract or agreement to which the Seller is a party or by which any property or asset of the Seller is bound or affected;
except, in the case of clause (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Companies.
(b)The Seller is not required to obtain any Consent of, to or with any Governmental Authority or other Person in connection with the authorization, execution, delivery and performance by the Seller of this Agreement or any of the Ancillary Agreements to which the Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, (ii) for any filings as may be required by any applicable federal or state securities or “blue sky” Laws or (iii) where failure to obtain such Consent would not, individually or in the aggregate, reasonably be expected to be material to the Companies.
3.4Shares. The Seller is the legal record and beneficial owner of the Shares, free and clear of any Liens other than transfer restrictions under applicable federal and state securities Laws and Liens that will be released in connection with the Closing. The Seller has the sole right, authority and power to sell, assign and transfer the Shares to the Buyer or to otherwise dispose of the Shares and the sole voting power with respect to the Shares, in each case, with no limitations, qualifications or restrictions on such rights and powers. Upon delivery to Buyer of certificates for the Shares at the Closing (or, if any such certificates have been lost, stolen or destroyed, upon delivery of a customary affidavit of loss in accordance with Section 8.1(d)) and the Buyer’s payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to the Shares, free and clear of any Lien other than transfer restrictions under applicable federal and state securities Laws and Liens created by the Buyer. Seller is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of the Shares.
3.5Litigation. There are no Actions pending or threatened in writing (or, to Seller’s knowledge, otherwise) against Seller or any of its Affiliates or any of their respective properties or assets which would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Seller is not subject to any outstanding Orders which would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
3.6Brokers’ Fees. Except for Wells Fargo Securities, LLC, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid as specified herein, neither Seller nor any of its Affiliates has any Liability to pay any brokerage fee, finders’ fee or any other fee or commissions to any broker, finder, investment banker, consultant, agent or other Person with respect to the transactions contemplated by this Agreement or the Ancillary Agreements based upon any arrangement, representation, statement or agreement made by or on behalf of the Seller or any of its Affiliates.

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3.7Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty with respect to the Seller of any kind or nature whatsoever, oral or written, express or implied, except as set forth in this Article 3 and in the Ancillary Agreements, and the Seller hereby disclaims any such other representations or warranties.
Article 4
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANIES
The Seller hereby represents and warrants to the Buyer as follows:
4.1Organization; Good Standing.
(a)Each of the Companies is (i) a corporation or limited liability company duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate or limited liability company power, as applicable, and authority to own, lease and operate its properties, assets and business and to carry on its business as now being conducted and (ii) duly qualified as a foreign corporation or limited liability company, as applicable, to do business, and is in good standing, in each jurisdiction (which jurisdictions are listed on Schedule 4.1) where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification necessary, except in the case of this clause (ii) for any such failures to be duly qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)Complete and correct copies of the charter documents, bylaws or other organizational documents of each of the Companies and all amendments thereto as of the date hereof have been made available to Buyer.
4.2Capitalization.
(a)The authorized and issued and outstanding Equity Securities of each of the Companies, and the name of the record and beneficial owner thereof and the number of Equity Securities held thereby, is as set forth in Schedule 4.2(a). All of the issued and outstanding Equity Securities of the Companies are validly issued, fully paid and nonassessable and, except as set forth on Schedule 4.2(a), there are no other issued and outstanding Equity Securities of the Companies. None of the Companies has issued any Equity Securities or debt securities or other interests convertible into or exchangeable for the Shares.
(b)Except pursuant to this Agreement and the respective certificate of incorporation or limited liability company agreement of the Companies, (i) there are no outstanding obligations, options, puts, calls, warrants, convertible securities, restricted interests, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the Equity Securities of the Companies or obligating any of the Companies to issue or sell any Equity Securities in such Company or any Equity Securities the value of which are measured by reference to Equity Securities of any of the Companies, (ii) there are no outstanding obligations (contingent or otherwise) of any of the Companies to repurchase, redeem or otherwise acquire or retire any Equity Securities of any of the Companies or to provide funds to, or make any investment in or capital contribution to, any other Person and (iii) there are no Contracts, agreements or understandings in effect with respect to the voting or transfer of any of the Equity Securities of any of the Companies. No Equity Securities of any of the Companies are subject to, or have been issued in violation of, preemptive or similar rights.
(c)None of the Companies has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for Equity Securities having the right to vote) with the stockholders or members, as applicable, of any of the Companies on any matter.
(d)Except as set forth on Schedule 4.2(a), none of the Companies directly or indirectly owns or otherwise holds any Equity Securities in, or any interest convertible into, exercisable

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for the purchase of or exchangeable for any Equity Securities in, any Person. All of the outstanding Equity Securities of each of the Companies (other than the Company) are owned by the Company or another one of the Companies free and clear of any and all Liens, other than transfer restrictions under applicable securities Laws and Liens arising under Indebtedness that will be released in connection with the Closing.
(e)None of the Companies has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities.
(f)As of immediately prior to the Closing, there shall be no Closing Indebtedness other than as set forth on the Estimated Closing Date Statement.
4.3Power and Authority. Each of the Companies has the corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (including the Escrow Agreement and the Transition Services Agreement) (collectively, the “Ancillary Agreements”) to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Companies of this Agreement has been, and, in the case of each of the Ancillary Agreements to which it is or will be a party, has been or will be when delivered, and the performance by each of the Companies of its obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby, have been, or in the case of each of the Ancillary Agreements to which it is or will be a party, have been or will be when delivered, duly and validly authorized and approved by all necessary corporate or limited liability company action, as applicable, and no other proceeding on the part of any of the Companies is necessary. This Agreement has been, and each of the Ancillary Agreements to which each of the Companies is or will be a party, have been or will be, duly and validly executed and delivered by such Company. This Agreement constitutes, and in the case of the Ancillary Agreements to which each of the Companies is or will be a party, constitute or will constitute, assuming that this Agreement and each of the Ancillary Agreements to which such Company is or will be a party have been duly authorized, executed and delivered by the other parties thereto, legal, valid and binding obligations of such Company, enforceable against it in accordance with their respective terms and conditions, subject to General Principles of Law, Equity and Public Policy.
4.4Consents and Approvals; No Violation.
(a)The execution, delivery and performance by the Companies of this Agreement or any of the Ancillary Agreements to which any of the Companies are or will be party and the consummation of the transactions contemplated hereby and thereby do not and will not:
(i)conflict with or violate any provision of any of the certificates of formation, articles of incorporation, bylaws, operating agreements or other organizational documents of the Companies;
(ii)result in the creation or imposition of any Lien upon any Equity Securities of any of the Companies or any Lien (other than Permitted Liens) upon any Assets, except to the extent created or imposed by this Agreement in and of itself (and not as a result of the consummation of the transactions contemplated hereby);
(iii)conflict with or violate any Law applicable to the Companies or by which any property or asset of the Companies is bound or affected; or
(iv)conflict with, result in any breach of any of the terms or conditions of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) or an event which would (with or without notice or lapse of time or both) give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, in any manner release any party

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thereto from any obligation under, otherwise affect any rights of any of the Companies under or require any Consent of any Person pursuant to, any material Contract to which any of the Companies is a party or by which any property or asset of any of the Companies is bound or affected or any Permit;
except, in the case of clause (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Companies.
(b)The Companies are not required to obtain any Consent of, to or with any Governmental Authority or other Person in connection with the authorization, execution, delivery and performance by any of the Companies of this Agreement or any of the Ancillary Agreements to which any of the Companies is or will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, (ii) for any filings as may be required by any applicable federal or state securities or “blue sky” Laws or (iii) where failure to obtain such Consent would not, individually or in the aggregate, reasonably be expected to be material to the Companies.
4.5Assets.
(a)The Companies have good and valid title to, or validly lease and have a valid leasehold interest in, or have a valid agreement permitting the use of, all of the tangible and intangible material assets and property used or held in connection with their businesses (including, for the avoidance of doubt, (i) any facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property and (ii) the Madisonville Assets) (the “Assets”), free and clear of all Liens, except for (A) Permitted Liens and (B) the services to be provided by Seller and its Affiliates (other than the Companies) under the Transition Services Agreement and benefits provided under the Shared Contracts (this clause (B), the “Carveout Exceptions”). The tangible and intangible assets and property to which the Companies good and valid title to, or validly lease and have a valid leasehold interest in, or have a valid agreement permitting the use of, are sufficient to enable the businesses of the Companies to be conducted immediately after the Closing in the same manner as the businesses of the Companies have been conducted since the Reference Date, except for the Carveout Exceptions. No Madisonville Assets included on the Balance Sheet have been sold, transferred, assigned or otherwise disposed of by the Companies. The Dormant Entities do not own, lease, license, hold or have any interest in any tangible or intangible assets, property or rights used or held in connection with, or necessary or desirable for use in, the business of the Companies (including any Contracts that contain any indemnification or other rights applicable to any of the Companies). No Service Provider who directly or indirectly provides any services to any of the Companies is employed by any Dormant Entity. From and after the Closing, no Company will have any Liability to any Dormant Entity.
(b)All leased Assets used by the Companies are used pursuant to valid, subsisting and enforceable leases, subleases, licenses and other agreements binding upon the applicable Company, and, to the Knowledge of the Company, each other party thereto, in accordance with their terms, except where such failure to be valid, subsisting and enforceable, individually or in the aggregate, has not been and would not reasonably expected to be material to the Companies, taken as a whole.
(c)Except as set forth on Schedule 4.5(c), the tangible Assets owned or leased by the Companies are in good working order and condition and suitable for the purposes for which they are presently being used, except (i) for ordinary wear and tear and (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Companies. None of the personal or movable property constituting Assets with a value in excess of $100,000 individually or in the aggregate is located anywhere other than at the Real Property.
4.6Real Property.
(a)Schedule 4.6(a) sets forth a true, accurate and complete list of the street address and the name of the current fee owner of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

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(i)the Company or its Subsidiary, as applicable, has good and marketable fee simple title to each parcel, in each case free and clear of all Liens, except for Permitted Liens;
(ii)none of the Companies has leased, licensed or otherwise granted to any Person the right to use or occupy such parcel of Owned Real Property or any portion thereof, and there are no parties in possession of any such parcel other than the applicable Company;
(iii)there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein; and
(iv)none of the Companies is a party to any agreement or option to purchase any real property or interest therein.
(b)Schedule 4.6(b) sets forth a true, accurate and complete list of (i) the street address of each parcel of Leased Real Property, (ii) the name of the lessor, lessee and current occupant (if different from the named lessee) thereof and (iii) the Leases (including all amendments, guaranties and other agreements with respect thereto) relating to each such Leased Real Property. With respect to each parcel of Leased Real Property (A) the applicable Company has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession and quiet enjoyment of such parcel of Leased Real Property, free and clear of all Liens except for Permitted Liens (except as the enforceability of any Lease may be limited by General Principles of Law, Equity and Public Policy), (B) none of the Companies has received any written (or to the Knowledge of the Company, oral) notice from the lessor of any Leased Real Property of, nor does there exist, any default or event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or, to the Knowledge of the Company, lessor of any Leased Real Property, (C) except as set forth on Schedule 4.6(b), none of the Companies has subleased, licensed or otherwise granted any Person the right to use or occupy any parcel of Leased Real Property or any portion thereof, (D) there are no special, general or other assessments pending against any of the Companies or affecting any Leased Real Property that would be payable by the lessee thereof, (E) each Lease is legal, valid, binding, enforceable and in full force and effect, and (F) the assignment of the Lease (or deemed assignment of the Lease) pursuant to this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.
(c)The Real Property constitutes all of the material real property currently utilized by the Companies in the operation of or otherwise related to their respective businesses.
(d)There are no pending or threatened in writing (or to the Knowledge of the Company, oral) appropriation, expropriation, condemnation, eminent domain or other like proceedings or sales or other dispositions in lieu of condemnation, relating to any material portion of the Owned Real Property or, to the Knowledge of the Company, any material portion of the Leased Real Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies, the current and intended use and occupancy of the Real Property and the operation of the Companies’ businesses as currently conducted and intended to be conducted thereon do not violate any applicable zoning law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Owned Real Property, or to the Knowledge of the Company, the Leased Real Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies, no fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Owned Real Property, or to the Knowledge of the Company, Leased Real Property.
(e)Except as set forth on Schedule 4.6(e), all buildings, structures, improvements, fixtures, building systems and equipment (including the mechanical, plumbing, sewer, heating, electrical and air conditioning systems), and all parts and components thereof, included in the Real Property (collectively, “Improvements”) are in good operating condition and repair (ordinary wear and tear excepted) in all material respects and are sufficient for the operation of the businesses of the Companies

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as currently conducted. There are no material structural deficiencies or latent defects affecting any of the Improvements, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business conducted thereon. None of the Companies have received any written (or to the Knowledge of the Company, oral) notice from any insurance company or board of fire underwriters of any material defects or material inadequacies that could reasonably be expected to adversely affect the insurability of any Real Property or requesting the performance of any material work or material alteration with respect to any Real Property.
4.7Financial Statements.
(a)True and complete copies of (i) the unaudited balance sheets of each of the Companies as of December 31, 2023 and December 31, 2024, and the related statements of income of each of the Companies for the years then ended, and (ii) the unaudited balance sheet (the “Balance Sheet”) of each of the Companies as of December 31, 2025 (the “Balance Sheet Date”), and the related statements of income for the 12-month period then ended of each of the Companies (the financial statements described in clauses (i) and (ii), collectively, the “Financial Statements”), are attached hereto as Exhibit E. The Financial Statements (1) fairly present, in all material respects, the consolidated assets, liabilities, financial position and results of operations of the Companies as of the respective dates thereof and for the respective periods indicated therein, (2) have been prepared in accordance with GAAP applied on a consistent basis in all material respects throughout the periods covered thereby, except that the Financial Statements lack notes required by GAAP and (3) are correct and complete in all material respects, and are consistent with the books and records of the Companies. All books and records of the Companies are correct and complete in all material respects. Since December 31, 2024, none of the Companies have made any material changes in its accounting policies, methods, principles or practices.
(b)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies, the Companies maintain accurate books and records reflecting the assets and liabilities of the Companies and maintain proper internal accounting and recording keeping controls, including providing reasonable assurances that, with respect to the Companies, transactions are recorded as necessary to permit preparation of the financial statements in conformity in all material respects with the Applicable Accounting Principles. None of the Companies has, in the last five years, identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Companies, (ii) any illegal act or fraud in the preparation of, or otherwise with respect to, the Financial Statements or in the books and records of the Companies upon which the Financial Statements have been based, or (iii) any claim or allegation regarding any of the foregoing.
(c)The inventory of the Companies is, in all material respects, of a quality and quantity usable and saleable in the Ordinary Course, and is not slow-moving, obsolete, damaged, or defective, subject to the reserve for inventory writedown set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies. All notes and accounts receivable of the Companies are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies. The accounts payable and accruals of the Companies have arisen in bona fide arm’s-length transactions in the Ordinary Course, and each of the Companies has been paying its accounts payable as and when due.
(d)Except as set forth on Schedule 4.7(d), none of the Companies have applied for, or directly or indirectly accepted or received, any COVID-19 Aid.
(e)None of the Companies have any Liabilities, and there are no Liabilities arising out of or relating to any business engaged in by, or the operations of, any of the Companies, in each case, other than (i) as and to the extent specifically accrued for or reserved against in the Balance Sheet, (ii) Liabilities incurred by a Company in the Ordinary Course since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach

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of warranty, tort, infringement or violation of Law) and (iii) Liabilities that would not, individually or in the aggregate, be material to the Companies as a whole.
4.8Absence of Certain Changes.
(a)Since the Balance Sheet Date, there has not occurred any Company Material Adverse Effect.
(b)Except as disclosed in the applicable subsection of Schedule 4.8(b) and except for actions after the date hereof that would not require Buyer’s consent under Section 6.1(b), since the Balance Sheet Date:
(i)each of the Companies has conducted its business only in the Ordinary Course;
(ii)none of the Companies have suffered any material loss, damage, destruction or other casualty affecting any of their properties or assets, whether or not covered by insurance;
(iii)none of the Companies have amended or otherwise changed the certificate of incorporation or bylaws or other organizational documents of such Company in any material respect or altered through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of the Companies, or created or formed any Subsidiary;
(iv)none of the Companies have issued, granted, sold, transferred, delivered, pledged, promised, disposed of or encumbered, or altered or modified the rights or obligations of any of the Equity Securities of any of the Companies;
(v)none of the Companies have redeemed, purchased or otherwise acquired, directly or indirectly, any of the Equity Securities of any of the Companies;
(vi)none of the Companies have declared, set aside or paid any dividend or other distribution (other than distributions in cash prior to the Measurement Time) in respect of any of the Equity Securities of any of the Companies;
(vii)none of the Companies have effected any recapitalization, reclassification, stock split, reverse stock split or like change in the capitalization of any of the Companies;
(viii)none of the Companies have sold, transferred, delivered, leased, licensed, sublicensed, mortgaged, pledged, encumbered, impaired or otherwise disposed of (in whole or in part), or created, incurred, suffered to exist, assumed or caused to be subjected to any Lien (other than Permitted Liens) on, any of the material Assets, rights or properties of any of the Companies (including any Intellectual Property or accounts receivable), except for sales of inventory of the Companies or non-exclusive licenses of Intellectual Property, in each case, in the Ordinary Course;
(ix)none of the Companies have (A) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) or organized any Person, joint venture or any business organization or division thereof, (B) acquired any material rights, assets or properties other than in the Ordinary Course or (C) acquired any Equity Securities of any Person;
(x)none of the Companies have (A) incurred, forgiven, guaranteed or modified any Indebtedness (other than draws under revolving lines of credit existing on the date hereof in the Ordinary Course), (B) entered into any off-balance sheet financing arrangement, (C) made any loans

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or advances, except to the Companies’ employees for expenses incurred in the Ordinary Course or (D) entered into any other financial commitments other than in the Ordinary Course;
(xi)none of the Companies have made any capital expenditures or entered into any Contract to make capital expenditures outside of the Ordinary Course or fail to make any capital expenditure reflected in any budget provided or made available to the Buyer involving more than $100,000 in the aggregate;
(xii)none of the Companies have (A) increased the compensation or bonus opportunity or commission opportunity of any Service Provider (except for increases in base salary or wages for non-executive employees with annual base compensation of less than $200,000.00 in the Ordinary Course), (B) adopted, amended, modified, or terminated any material Employee Benefit Plan or (C) made any other change in employment terms for any of its Service Providers except in the Ordinary Course;
(xiii)none of the Companies have (A) modified, extended, terminated or entered into any Labor Agreement or (B) recognized or certified any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of the Companies;
(xiv)except as required by GAAP, none of the Companies have materially changed any accounting policies, procedures, methods or practices (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable);
(xv)none of the Companies have (A) made or changed any material Tax election or changed any material method of tax accounting, (B) entered into any settlement or compromise with respect to any material amount of Taxes, (C) filed any amended Tax return, (D) entered into any closing agreement relating to any material amount of Tax, (E) agreed to an extension of a statute of limitations applicable to any Tax claim or examination (other than pursuant to an extension to file a Tax Return obtained in the ordinary course of business) or (F) surrendered any right to claim a material Tax refund;
(xvi)none of the Companies have paid, discharged, satisfied, settled or otherwise compromised any material Action or waived, assigned or released any material rights or claims;
(xvii)none of the Companies have commenced a lawsuit;
(xviii)none of the Companies have terminated, amended, failed to renew or preserve, or permitted to lapse or enter the public domain, any material Intellectual Property, except for amendments to registered or applied for Intellectual Property completed in the Ordinary Course;
(xix)none of the Companies have permitted the lapse of any existing insurance policy relating to the business or Assets of the Companies;
(xx)none of the Companies have terminated, amended or failed to renew or preserve any material Permit;
(xxi)none of the Companies have made any material changes in any of the Companies’ practices and policies relating to manufacturing, purchasing, inventory management, marketing, selling or pricing;

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(xxii)none of the Companies have commenced any proceeding for any voluntary liquidation, dissolution, or winding up of any of the Companies, including initiating any bankruptcy proceedings on their behalf;
(xxiii)none of the Companies have implemented or announced any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that could implicate the WARN Act;
(xxiv)none of the Companies have waived or released any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any Service Provider; and
(xxv)none of the Companies have authorized any of the foregoing or entered into any Contract with respect to any of the foregoing.
4.9Compliance with Law; Permits.
(a)Except as set forth on Schedule 4.9(a), the Companies are conducting, owning, using, occupying and operating, and during the past five years have conducted, owned, used, occupied and operated, their businesses in all material respects in accordance with all material Laws and Orders applicable to the Companies or such businesses or by which any of their respective Assets are bound or affected, and the Companies are, and in the past five years have been, in compliance in all material respects with all material Laws applicable to them or the conduct, ownership, use, occupation or operation of their respective businesses or by which their respective Assets are bound or affected. No Action alleging any material failure to comply with any applicable Law or Order is pending or threatened in writing (or to the Knowledge of the Company, orally) against the Companies, nor have the Companies received any notice of any actual or alleged material violation of or material non-compliance with any applicable Law or Order at any time during the past five years.
(b)Each of the Companies holds and in the past five years have held, and immediately following the Closing will hold, all Permits necessary for it to own, lease, operate, use, occupy, conduct and maintain its properties and Assets and to conduct its business or as otherwise required by any Law (the “Company Permits”), except for such Company Permits as to which the failure to hold would not reasonably be expected to be, individually or in the aggregate, material to the Companies, taken as a whole. All material Company Permits are valid, in good standing and are in full force and effect, and no suspension, cancellation, revocation, rescission, non-renewal or other adverse modification of any such Company Permits is pending or threatened in writing (or to the Knowledge of the Company, oral). The Companies are not, and in the past five years have not been, in material violation or material breach of, material default under or in material noncompliance with, any Company Permit, none of the Companies has received written (or to the Knowledge of the Company, oral) notice during the past five years of any actual or alleged material violation of any Company Permit and none of the Companies has been notified or otherwise has Knowledge that any material Company Permit may not in the Ordinary Course be renewed upon its expiration or that, by virtue of the transactions contemplated by this Agreement or the Ancillary Agreements, any Company Permit may be terminated or materially amended or not be granted or renewed, in each case which has not been remedied. No event or condition has occurred or exists which would reasonably be expected to result in a violation of, breach of, loss of a benefit under, or revocation, termination or non-renewal of, any material Company Permit (in each case, with or without notice or lapse of time or both) except where the violation of, breach of, loss of a benefit under, or revocation, termination or non-renewal of, any material Company Permit would not reasonably be expected to be, individually or in the aggregate, material to the Companies, taken as a whole. All Company Permits material to the Companies are identified on Schedule 4.9(b) and complete and correct copies thereof have been made available to Buyer.
4.10Environmental Matters.
(a)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Companies, taken as a whole, and except as set forth on the applicable section or subsection of Schedule 4.10(a):

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(i)the Companies are, and for the past five years have been, in compliance with all Environmental Laws;
(ii)the Companies hold, maintain and are in compliance with all Permits required under Environmental Laws in connection with the conduct of the business of the Companies as currently conducted and no Action is pending or threatened in writing (or to the Knowledge of the Company, orally) to revoke, modify, or terminate any such Permit;
(iii)none of the Companies has received any written (or to the Knowledge of the Company, oral) notice, claim, or Action from any Governmental Authority or any other Person related to the Release of Hazardous Materials, of any actual violation of or alleging that the Companies are not in compliance with, are Liable under, or imposing civil or criminal penalties or injunctive relief for a violation of any Environmental Law (or any Permit required under Environmental Law) with respect to any of the Companies, any Real Property, any real property currently or formerly owned, leased, or used by any of the Companies or any of their respective predecessors, or any property to which any of the Companies or any of their respective predecessors, or any Person on behalf of any of the Companies or any of their respective predecessors, has, at any time, transported, treated, stored or disposed of Hazardous Materials, and none of the Companies has received or been subject to any such written (or to the Knowledge of the Company, oral) notice, claim, lawsuit or Action in the past five years which remains unresolved;
(iv)the Owned Real Property and the Leased Real Property and the existing uses and activities thereon, including the use, maintenance and operation of the businesses of the Companies as currently conducted, comply, and have at all times in the past five years complied, with all Environmental Laws; and
(v)there has been no Release or threatened Release of Hazardous Materials at, on, under or from any Owned Real Property or Leased Real Property (during the term of the Lease applicable to such Leased Real Property), which has resulted or may reasonably be expected to result in Liability to the Companies under Environmental Law.
(vi)There are no Hazardous Materials present or Released in, at, under, or about any (i) Real Property, (ii) real property currently or formerly owned, leased, or used by any of the Companies or any of their respective predecessors, or (iii) property to which any of the Companies or any of their respective predecessors, or any Person on behalf of the Companies or any of their respective predecessors, has, at any time, transported, treated, stored or disposed of Hazardous Material, in each case, that has or could reasonably be expected to give rise to, result in, or serve as a basis for Liability of the Companies under Environmental Laws.
(vii)Except in compliance with Environmental Laws (and all Permits required under Environmental Laws), none of the Companies has used, manufactured, generated, stored, treated, disposed of, handled, transported, arranged for treatment or transport, or placed any Hazardous Materials on, in, at, under or around any (i) Real Property, (ii) real property currently or formerly owned, leased, or used by any of the Companies or any of their respective predecessors or (iii) property to which any of the Companies or any of their respective predecessors, or any Person on behalf of any of the Companies or any of their respective predecessors, has, at any time, transported, treated, stored or disposed of Hazardous Material.
(viii)None of the Companies has expressly assumed any material contractual indemnity obligation to any third party with respect to any outstanding material liability under Environmental Laws.
(ix)No underground storage tanks or related piping are located on, under, or at any Real Property which any of the Companies is required to remediate, close or remove under

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Environmental Law, and none of the Companies has removed or caused any such tank or piping to be removed, nor, to the Knowledge of the Company, has there been any such removal from any Real Property or any former operating location, in each case, that could reasonably be expected to give rise to, result in, or serve as a basis for any Liability of any of the Companies under Environmental Laws.
(b)No current facts, circumstances, or conditions exist with respect to any of the Companies, their respective businesses, any Real Property, any real property currently or formerly owned, leased, or used by any of the Companies or any of their respective predecessors, or any property to which any of the Companies or any of their respective predecessors, or any Person on behalf of any of the Companies or any of their respective predecessors, has, at any time, transported, treated, stored or disposed of Hazardous Material that, in each case, would result, individually or in the aggregate, in any of the Companies’ incurring material Liability.
(c)The Companies have made available to the Buyer true, complete and accurate copies of all material environmental assessment reports, health and safety audits, and reports of investigations with respect to the Companies or the Real Property in any of the Companies’ possession or control.
4.11Tax Matters.
(a)All material Tax Returns required to be filed by or in respect of the Companies (as any deadlines for filing may have been extended by duly filed applications for extension) have been timely and properly filed. All such Tax Returns are accurate, correct and complete in all material respects. All material Taxes required to be paid by any of the Companies or with respect to the assets of the Companies (whether or not reflected on any Tax Return of the Companies) have been timely and properly paid. There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Companies.
(b)No material deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against the Companies which deficiency has not been resolved.
(c)No claim has been made in writing by any Governmental Authority in a jurisdiction in which the Companies do not file Tax Returns that the Companies are or may be required to file Tax Returns or pay Taxes in such jurisdiction.
(d)Each of the Companies has timely and properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, equity holder or other Person, and has complied in all material respects with all related material reporting and recordkeeping requirements with respect thereto.
(e)None of the Companies is currently the subject of any Tax audit, dispute, proceeding, claim or examination with respect to any Tax, and no such audit, dispute, proceeding, claim or examination has been threatened in writing.
(f)Other than automatic extensions of time to file a Tax Return obtained in the Ordinary Course, none of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect.
(g)None of the Companies (i) is or has been a member of any Affiliated Group filing a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which is or was the Seller or any of the Companies) or (ii) has any liability for a material amount of Taxes of any Person (other than Taxes of any of the Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise.

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(h)None of the Companies is party to or bound by any Tax sharing, Tax indemnification, Tax allocation or similar agreement or arrangement, other than pursuant to any customary provision in a commercial agreement that was entered into in the Ordinary Course and the principal subject of which is not related to Taxes (“Tax Sharing Agreements”).
(i)None of the Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of a cash or improper method of accounting, for a taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law)); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transaction as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Law) that was entered into or arose in a Pre-Closing Tax Period; (iv) installment sale or open transaction disposition made on or prior to the Closing Date by any of the Companies; or (v) prepaid or deposit amount received or deferred revenue accrued on or prior to the Closing Date by any of the Companies.
(j)None of the Companies has deferred the inclusion of any amounts in taxable income pursuant to Rev. Proc. 2004-34, Treasury Regulations Section 1.451-5, Section 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).
(k)None of the Companies has requested or received a ruling from any Governmental Authority or entered into any Contract with any Governmental Authority that might impact the amount of Tax due from the Buyer or any its Affiliates (including following the Closing, for the avoidance of doubt, the Companies) after the Closing Date.
(l)None of the Companies is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in that country or otherwise.
(m)None of the Companies has been, in the last two years, a “controlled corporation” or a “distributing corporation” in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(n)None of the Companies has ever been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(o)For U.S. federal (and applicable state and local) income tax purposes, (i) each of (A) the Company and (B) Arcosa Marine Leasing, Inc. is and has always been properly classified as a corporation, (ii) Arcosa Marina Components, LLC is and has always been properly classified as an entity disregarded as separate from Arcosa Marine Products, Inc. and (iii) Inland Marine Equipment LLC is and has always been properly classified as an entity disregarded as separate from Arcosa Marine Leasing, Inc.
(p)Each of the Companies has been in material compliance with Section 482 of the Code and any comparable provision of applicable state, local or foreign Tax Law.
(q)Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in compliance in form and operation (i.e., in documentary and operational compliance) with, Section 409A of the Code and the applicable guidance and regulations thereunder, and no amount under any such plan, agreement or arrangement is, has been or would reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code. None of the Companies has any current or contingent Liability or obligation to

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indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax Law).
(r)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, will: (i) entitle any Person to any payment (whether in cash, property or the vesting of property), compensation, benefits, or forgiveness of Indebtedness, (ii) increase any payments, benefits, or compensation under or with respect to any Employee Benefit Plan or otherwise to any Person, (iii) result in any acceleration (of vesting, funding or the time of payment of any benefits or compensation or otherwise) whether or not under or with respect to any Employee Benefit Plan, (iv) require a contribution by the Companies to any Employee Benefit Plan or trigger any obligation of the Companies to fund any Employee Benefit Plan or (v) give rise to any payment, that individually or in combination with any other such payment, could constitute an “excess parachute payment”, as defined in Section 280G(b) of the Code.
4.12Intellectual Property.
(a)Schedule 4.12(a) sets forth a true and complete list of all of the following items (identifying for each such item, the owner): (i) all registered, issued, and applied-for Intellectual Property, in each case owned (or purported by a Company to be owned) by one or more of the Companies (collectively, the “Registered Intellectual Property”); and (ii) all unregistered Marks and Software owned by one or more of the Companies that are material to the businesses of the Companies as currently conducted (collectively, together with all other Intellectual Property owned (or purported by a Company to be owned) by any of the Companies, the “Company Intellectual Property”). The Companies, collectively, own and possess all right, title and interest in and to the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). All of the Registered Intellectual Property is valid, subsisting, and, to the Knowledge of the Company, enforceable. No loss or expiration of any of the Registered Intellectual Property is currently pending, except for patents expiring at the end of their statutory term. The Companies have used commercially reasonable efforts to maintain the Registered Intellectual Property, including making all necessary filings and payments of all maintenance fees, issue fees and annuities due to any Governmental Authority in respect of such Registered Intellectual Property. None of the Company Intellectual Property is subject to any outstanding consent, judgment, settlement, award, decree, order, injunction or ruling restricting the use or ownership thereof, excluding in each case ordinary course prosecution or examination, consistent with past practice, before the United States Patent and Trademark Office or other similar applicable Governmental Authorities.
(b)Except for the Retained Marks and the Carveout Exceptions, each of the Companies exclusively owns, free and clear of all Liens (other than Permitted Liens), or has the right under a valid and enforceable license to use, all Intellectual Property necessary for or used in the operation of its businesses as presently conducted. Except for the Retained Marks, the Carveout Exceptions or as specified on Schedule 4.12(b), neither the Seller nor any Dormant Entity nor any of their respective Affiliates owns or holds any Intellectual Property that is used by any of the Companies.
(c)The Companies have not assigned to any third parties any rights to incomes, royalties, damages and payments, in each case, related to any Company Intellectual Property (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any Intellectual Property) or rights to sue and recover for past, present or future infringements, misappropriations or other conflict with any Intellectual Property.
(d)Neither the conduct of the businesses of the Companies nor the use of the Company Intellectual Property as previously conducted or used by the Companies in the past six years or as currently conducted or used by the Companies infringes upon, misappropriates, dilutes or otherwise violates, in any material respect, any Intellectual Property of any Person. None of the Companies has received in the past five years any charge, complaint, claim, demand or notice, in each case, in writing (or, the Knowledge of the Company, orally) alleging any such infringement, misappropriation or violation (including any unsolicited offer or demand to license any patent of any Person) and no such charge, complaint, claim demand or notice is currently threatened in writing (or to the Knowledge of the Company, orally). There is no Action of which the Companies have received written (or to the

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Knowledge of the Company, other) notice, pending or threatened in writing (or to the Knowledge of the Company, otherwise) (x) challenging or seeking to deny or restrict the validity, enforceability, ownership, registration or use of any material Company Intellectual Property or (y) alleging any infringement upon, misappropriation, dilution or other violation of any Intellectual Property of any Person and, to the Knowledge of the Company, there is no existing fact or circumstance that would reasonably be expected to give rise to any such Action. To the Knowledge of the Company, no Person is infringing upon, misappropriating or violating in any material respect any Company Intellectual Property.
(e)The consummation of the Closing will not result in the impairment of the right, title or interest of the Companies in or to any Company Intellectual Property, and upon the Closing, the applicable Company will continue to have the right to use all Company Intellectual Property on substantially similar terms and conditions as such Company enjoyed immediately prior to the Closing.
(f)The Companies have used commercially reasonable efforts to protect, preserve and maintain the secrecy and confidentiality of their trade secrets owned by any of the Companies or in its possession. Without limiting the foregoing, no Company has disclosed any trade secrets included in Company Intellectual Property to any third Person, unless such disclosure was under an appropriate written nondisclosure agreement or to a Person subject to a fiduciary or other legal duty to maintain the confidentiality thereof. To the Knowledge of the Company, there has been no unauthorized disclosure, access, or use of any trade secrets included in Company Intellectual Property.
(g)Except as would not be material, no funding, facilities or resources of a Governmental Authority, university, college, other educational institution or government, medical or educational research center (collectively, “Research Organization”) was used in the development of any Company Intellectual Property. No Governmental Authority or Research Organization has any ownership interest in or to any Company Intellectual Property.
(h)Except as set forth on Schedule 4.12(h), none of the Companies has incorporated any Software in its products or services that is licensed or distributed under an “open source”, “free software”, “copyleft” or other similar type of license, in each case in any manner that requires the disclosure of any source code of any Software included in Company Intellectual Property.
(i)In the past five years, there has not been, and there is not, any material malfunction or disruption with respect to information technology, operational technology and communication systems, including Software, hardware and networks, currently used, leased, licensed, or owned by the Companies (collectively, the “Systems”). The Systems, and all components thereof, (i) perform in material conformance with their documentation, (ii) have not, in the past 12 months, had bugs in, or failures, breakdowns, or continued substandard performance, that has caused the material disruption or material interruption in or to the use of such Systems or components thereof or the conduct of the Business and that have not been remediated in all material respects and (iii) except as would not be material to the Companies do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software. The Systems, together with the Carveout Exceptions, are sufficient in all material respects for the current needs of the businesses of the Companies. The Companies have used commercially reasonable efforts to promptly implement material security patches that are generally available for the Systems. The Companies have implemented and maintained, consistent with customary industry practices and their obligations to third Persons, security and other measures adequate to protect the Systems from unauthorized access, use, or modification.
4.13Contracts.
(a)Schedule 4.13(a) contains a true, complete and accurate list (by reference to the applicable subsection hereof) of the following Contracts to which, as of the date of this Agreement, any of the Companies is a party (each Contract listed or required to be listed on Schedule 4.13(a) and each Contract entered into after the date hereof that would have been required to be listed on Schedule 4.13(a) if it were in effect on the date hereof, a “Material Contract”):

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(i)any Contract relating to the lease, rental, installment or conditional sale of personal property to or from any Person that involved in the 12-months prior to the Balance Sheet Date (or is reasonably anticipated to involve in the 12-months following the Balance Sheet Date) annual payment obligations in excess of $100,000;
(ii)any Lease for Leased Real Property;
(iii)any Contract to purchase or sell real property;
(iv)any Contract that involved in the 12-months prior to the Balance Sheet Date (or is reasonably anticipated to involve in the 12-months following the Balance Sheet Date) (A) annual payments furnished by any of the Companies in excess of $500,000, (B) entitlements of any of the Companies to receive payments in excess of $250,000, or (C) would reasonably be expected to result in obligations of any of the Companies in excess of $250,000;
(v)any joint venture, partnership, strategic alliance, collaboration, profit-sharing or similar Contract;
(vi)any Contract relating to (A) Indebtedness of any of the Companies or pursuant to which any of the Companies has mortgaged, pledged or otherwise placed a Lien (including, but not limited to, Leases of vehicles) on any of the assets of such Company, (B) loans issued by any of the Companies to its members, directors, officers, managers or Service Providers or (C) engagement letters or similar agreements between Seller or any of the Companies, on the one hand, and Wells Fargo Securities, LLC, on the other hand, for which any of the Companies have any Liability;
(vii)(A) any Contract relating to any acquisition (by merger, consolidation, acquisition or purchase of a material portion of the assets or Equity Securities or otherwise) of any Person or any business division thereof, business or assets or the divestiture or disposition (by merger, purchase or sale of assets or Equity Securities or otherwise) of any business division, business, properties, assets or Equity Securities of any of the Companies with a value in excess of $500,000, in each case, (x) which was entered into in the past five years or (y) as to which any of the Companies has continuing material obligations or material rights, (B) Contracts pursuant to which there are any earn-outs or deferred or contingent purchase price obligations of any of the Companies that remain outstanding or (C) buy-side broker or advisory services or obligating any of the Companies to pay fees or other amounts in connection with the acquisition or disposition (by merger, purchase or sale of assets or Equity Securities or otherwise) of any business or material asset;
(viii)any Contract pursuant to which any of the Companies is authorized to use any Intellectual Property of any other Person or that contains a covenant not to sue with respect to any Company Intellectual Property or otherwise authorizes another Person to use any Company Intellectual Property, in each case other than: (A) non-exclusive licenses to any of the Companies to use, copy, access or distribute the object code of any generally commercially available software or to use any generally commercially available service, including click wrap, click through, shrink wrap, off-the-shelf licenses with a replacement cost and/or annual license fee of less than $100,000, and open source licenses (collectively, “Immaterial Software Licenses”); (B) non-exclusive licenses that are granted as incidental, ancillary, or non-material parts of agreements; and (C)rights granted to the Companies by employees, agents, customers or service providers of the Companies in the Ordinary Course;
(ix)any Contract with a Material Customer or Material Supplier;
(x)any Contract obligating any of the Companies or any of their respective present or future Affiliates: (A) to refrain from competing with or engaging in any product lines or lines of business, (B) to refrain from conducting any business activity in any jurisdiction or geographic area, or (C) to refrain from conducting any business with, engaging, soliciting, hiring or employing any Person;

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(xi)any Contract involving any resolution or settlement of any actual or threatened Action which imposes material continuing rights or obligations on any of the Companies or that provides for any continuing injunctive or other non-monetary relief, in each case, other than confidentiality obligations;
(xii)any Contract with any Governmental Authority;
(xiii)any Contract that contains (A) any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volume, volume discounts, or (B) rebates with a term of more than 12 months;
(xiv)any Labor Agreement;
(xv)any Contract for the employment or engagement of any current (or, with respect to any ongoing Liability, former) Service Provider on a full-time, part-time, consulting or any other basis that (A) provides for an annual compensation in excess of $200,000.00 or (B) cannot be terminated upon notice of 30 days or less without further payment, Liability or obligation (including any severance or termination obligations);
(xvi)any Contract with any firm or other organization providing commissions or sales based services to any of the Companies that would reasonably be expected to result in obligations of any of the Companies, in each case, in excess of $50,000.00 per year;
(xvii)any Contract with a Related Party other than Shared Contracts and the intercompany and intracompany accounts and Contracts required to be terminated pursuant to Section 6.6;
(xviii)any Contract that grants any Person other than any of the Companies any rights of first refusal, rights of first negotiation or similar rights;
(xix)any Shared Contract;
(xx)any Contract with any Person providing any sales, marketing, business generation, commission arrangements, brokering, referral or related services to any of the Companies, in each case, which provide for, or are reasonably expected to provide for, annual payments of more than $100,000.00 (other than, for the avoidance of doubt, any Contracts for volume discounts or rebates provided in the ordinary course of business consistent with past practice); and
(xxi)any Contract (including, for the sake of clarity, any purchase order or similar commitment) with respect to the sale by any of the Companies of any barge or other vessel pursuant to which any party thereto has any remaining obligations.
(b)The Company has made available to the Buyer complete and accurate copies of each Material Contract, together with all amendments and modifications thereto. Each Material Contract is in full force and effect, enforceable in accordance with its terms and conditions (subject to General Principles of Law, Equity and Public Policy) and constitutes a legal, valid and binding obligation of the Company that is a party thereto, and, to the Knowledge of the Company, represents valid and binding obligations of the other parties thereto. No Material Contract is subject to any material claims, charges, set-offs or defenses. None of the Companies is in breach or default in any material respect under any Material Contract, and none of the Companies has received any claim or notice of actual or alleged breach or default in any material respect under any Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in breach or default in any material respect under any Material Contract. No event has occurred or circumstance exists which, with or without notice or lapse of time or both, would constitute a material breach or material default by any of the Companies or, to the Knowledge of the Company, any other party thereto, or permit or give rise to any right of termination, modification, notice, payment, cancellation or acceleration, under, or in any manner release any party

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thereto from any obligation under, any Material Contract. None of the Companies has received any written (or to the Knowledge of the Company, oral) notice, nor does any of the Companies have any Knowledge that, a counterparty to any Material Contract is terminating, not renewing, modifying, repudiating or rescinding, or intends to terminate, not renew, modify, repudiate or rescind such Material Contract.
(c)Schedule 4.13(c) sets forth the Companies’ backlog schedule (the “Backlog Schedule”), as of December 31, 2025 (the “Backlog Date”), itemized by customer and order number․ The Backlog Schedule has been prepared in the Ordinary Course in accordance with the Companies financial reporting system, is consistent with the Companies’ sales and booking procedures and is true and correct in all material respects. As of the Backlog Date, no Company has recognized any revenue in respect of any transaction reflected on the Backlog Schedule. Since the Backlog Date, the Companies have recorded all orders in their backlog consistent with past practice and no Company has recognized revenue in respect of any transaction reflected in the Companies’ backlog other than in the Ordinary Course. None of the Companies has been notified in writing (or to the Knowledge of the Company, orally) by any Person that any transaction reflected in the Backlog Schedule has been or will be terminated, cancelled or materially and adversely modified. No Person has threatened in writing (or to the Knowledge of the Company, orally) to terminate, cancel or materially and adversely modify any transaction reflected in the Backlog Schedule. The Company does not otherwise have any Knowledge that any Person will or could reasonably be expected to terminate, cancel or materially and adversely modify, and there are no facts or circumstances that will or could reasonably be expected to result in any Person terminating, cancelling or materially and adversely modifying any material transaction reflected in the Backlog Schedule.
(d)None of the Companies has represented to any other Person that it is, or has at any time derived any revenue from any business or any Contracts awarded due to any designation as, or by virtue of meeting any Person’s definition of “female owned,” “minority owned,” “military veteran owned” or “small business” or any similar designation or other set-aside or preferential program.
4.14Labor Matters.
(a)Schedule 4.14(a) sets forth an accurate list of all employees of the Companies and for each his or her (i) name or employee number, (ii) job title, (iii) primary work location, (iv) hourly wage or annual base salary (as applicable), (v) exempt or non-exempt status, (vi) full-time or part-time status, (vii) visa status (as applicable), (viii) union or non-union status (and, if unionized, the union or unit thereof), (ix) date of hire, (x) employing entity and (xi) accrued and unused vacation.
(b)Schedule 4.14(b) sets forth an accurate list of all employees of the Seller and its Affiliates (other than the Companies) who primarily spend their time providing services to any of the Companies and the approximate percentage of such employee’s time that is devoted to the Companies.
(c)None of the Companies is a party to, or bound by, any collective bargaining agreement or other Contract with any union, works council, labor organization, association or other employee representative(s) representing or purporting to represent any employees of the Companies (each, a “Labor Agreement”), and no Labor Agreements are currently being negotiated. No employee is, nor in the past five years has been, represented by a labor union, labor organization, works council or employee representative or group of employees with respect to his or her employment with any of the Companies. To the Knowledge of the Company, in the past five years, there have been no labor organizing activities or Labor Agreements that would affect any of the Companies. In the past five years, there have been no unfair labor practice charges, labor grievances, labor arbitrations, lockouts, strikes, slowdowns, picketing, handbilling, work stoppages or other material disputes against or affecting the Companies, and none of the foregoing are (nor in the past five years have been) pending or threatened in writing (or to the Knowledge of the Company, orally).
(d)The Companies are and for the past five years have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting discrimination, harassment, terms and conditions of employment, termination of employment, wages and hours (including the classification of exempt and non-exempt employees), safety and health, retaliation, restrictive covenants, pay transparency, disability rights or

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benefits, equal opportunity, plant closures and layoffs (including under the WARN Act), workers’ compensation, labor relations, employee whistle-blowing, employee leave, immigration and work authorization (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employee trainings and notices, COVID-19, affirmative action, unemployment insurance, labor relations, wage payment and withholding of Taxes, civil rights, data privacy and security. In the past five years, the Companies have not had, and the Companies do not currently have, any material Liability with respect to any single employer, joint employer or co-employer claims or Actions by any individual who was employed or engaged by a third party and providing services to the Companies or by any third party providing staffing services to the Companies, and to the Knowledge of the Company, each third party providing such individual workers to the Companies on a temporary, seasonal or leased basis is in material compliance with all applicable labor and employment Laws.
(e)Except as could not result in material Liability to any of the Companies, (i) the Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable under applicable Laws, Contract or policy and (ii) each Service Provider who is, or during the past five years was, providing service to the Companies, and is or was classified and treated as a consultant, leased employee, independent contractor or other non-employee service provider, or if treated as an employee, as exempt or non-exempt, is and has been properly classified and treated as such for all applicable purposes (including labor and employment Laws and for purposes of all Employee Benefit Plans). Each Service Provider is authorized to work in the country in which they reside and work, and the Companies have properly verified the same.
(f)Except as would not reasonably be expected to result in any material Liability to any of the Companies, there are no pending or threatened in writing (or to the Knowledge of the Company, orally) Actions, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, claims, or proceedings (including any administrative investigations, charges, claims, or proceedings), against or affecting any of the Companies by any Governmental Authority or Service Provider in connection with the employment of any Service Provider, including, without limitation any Actions alleging violation of any labor or employment Law. None of the Companies are or have in the last five years been a party to or otherwise bound by any citation, decree or Action by any Governmental Authority relating to Service Providers or employment practices, and there are no conciliation agreements, noncompliance findings or audits pending or in effect with respect to Service Providers or the employment practices of any of the Companies.
(g)In the past five years, none of the Companies have received written (or to the Knowledge of the Company, oral) notice of any material, substantiated allegation of sexual or other harassment, discrimination, workplace violence or retaliation against or involving any Service Provider. The Companies have thoroughly and impartially investigated all sexual harassment or other harassment, discrimination, workplace violence or retaliation allegations by or against any current or former Service Providers that have been reported to the Companies or of which the Companies are otherwise aware. With respect to each such allegation, the Companies have taken prompt corrective action reasonably calculated to prevent further improper action. To the Knowledge of the Company, there are no allegations of sexual or other harassment, discrimination, workplace violence or retaliation that, if known to the public, would bring the Companies into disrepute.
(h)There are no Liabilities of the Companies relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. To the Knowledge of the Company, no Service Provider has refused to work or provide services because of, or made any complaint or claim with respect to, any unsafe conditions in the workplace.
(i)Except as set forth on Schedule 4.14(i), no current Service Provider with annualized compensation in excess of $150,000.00 has delivered written (or, to the Knowledge of the Company, oral) notice to a Company that they intend to terminate their employment or service with the Companies prior to the one-year anniversary of the Closing and to the Knowledge of the Company, no other current Service Providers with annualized compensation in excess of $150,000.00 intend to terminate their employment or service with the Companies prior to the one-year anniversary of the Closing. To the Knowledge of the Company, no Service Provider is in any material respect in violation of

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any term of any employment agreement, service or engagement agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation owed to the Companies or to any third-party with respect to such Person’s right to be employed or engaged by the Companies.
(j)Within the past five years, none of the Companies has implemented any plant closing or layoff of employees triggering notice obligations under the WARN Act, nor is there presently any outstanding Liability under the WARN Act and none of the Companies has incurred any material liability under the WARN Act that remains unsatisfied, and there are no plant closings or employee layoffs affecting 10 or more employees at any site of employment currently contemplated, planned or announced.
(k)The employees of the Companies who are employed by the Companies immediately prior to the Closing Date are sufficient to enable the Companies to manufacture hopper, tank or deck barges, barge coversets or marine components including hatches, doors, castings, specialty cranes, hand winches, electric winches, hydra-electric winches, barge-moving winches, capstans, fairleads, roller chocks or composite or environmental cover in the same manner as the businesses of the Companies have been conducted since the Reference Date, except for the Carveout Exceptions.
4.15Employee Benefit Plans.
(a)Schedule 4.15(a)(i) lists each material Employee Benefit Plan. Schedule 4.15(a)(ii) lists each material compensation or benefit plan that is sponsored, maintained, contributed to or required to be contributed to by the Seller or any its Affiliates (excluding the Companies) or under or with respect to which the Seller or any of its Affiliates (excluding the Companies) has any Liability, in each case, for the benefit of any Service Providers or their spouses or eligible dependents. With respect to each Employee Benefit Plan, the Seller has provided or made available to the Buyer true and complete copies of the following, as applicable: (i) the Employee Benefit Plan (or, if not written, a written summary of its terms), and any amendments thereto, (ii) any related trust documents or other funding instruments, administrative services agreements, group annuity contracts and insurance contracts, (iii) the most recent summary plan description and any summaries of material modifications thereto, (iv) the most recent IRS determination or prototype opinion letter, if applicable, (v) the two most recent financial statements and IRS Form 5500 annual reports (including attached schedules), as filed (to the extent not publicly available), (vi) any non-routine correspondence with any Governmental Authority dated within the past five years, (viii) the coverage, nondiscrimination and top-heavy tests performed under the Code for the three most recently completed plan years and (ix) the actuarial valuation reports for the three most recent fiscal or plan years for which such documents are available.
(b)(i) Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded, and administered, in form and operation, in accordance with its terms and in all material respects with the applicable requirements of the Code, ERISA, and any other applicable Laws, (ii) each Employee Benefit Plan intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or the IRS has issued a favorable opinion or advisory letter with respect to the document utilized for such Employee Benefit Plan, and to the Knowledge of the Company, no event has occurred or condition exists with respect to the form or operation of such Employee Benefit Plan that could reasonably be expected to cause the loss of the qualification of such Employee Benefit Plan and (iii) except as would not result in any material Liability to any of the Companies, no non-exempt “prohibited transaction” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA has occurred and no breaches of fiduciary duty (as determined under ERISA) has occurred with respect to any Employee Benefit Plan.
(c)All payments, premiums, and contributions or other amounts that are required to be made under the terms of any Employee Benefit Plan or related funding arrangement (or applicable Law) for all periods ending prior to or as of the Closing Date have been duly and timely paid in all material respects or to the extent not yet due, properly accrued in accordance with GAAP in all material respects. The Companies have not incurred (whether or not assessed) any material penalty or Tax under

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Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist or events have occurred that could result in the imposition of any such penalties or Taxes. There are, and in the past five years there have been, (i) no material Actions (other than routine claims for undisputed benefits in the Ordinary Course) pending or threatened in writing (or to the Knowledge of the Company, orally) against or relating to any Employee Benefit Plan, and, to the Knowledge of the Company, there are no facts that could give rise to any Action against any Employee Benefit Plan or fiduciary or administrator and thereof and (ii) no pending audits or other Actions by or before the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS, or any other Governmental Authority or threatened in writing (or to the Knowledge of the Company, orally).
(d)No Employee Benefit Plan is, and none of the Companies nor any of their ERISA Affiliates maintains, sponsors, contributes to, has any obligation to contribute to, or otherwise has (or has within the past six years had) any Liability under or with respect to a: (i) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (iv) plan or arrangement providing for post-employment, post-ownership or post-service health or other welfare benefits or coverage, or other retiree welfare benefits, to any Person (other than as required by Section 4980B of the Code or any similar applicable Law and for which the beneficiary pays the full premium cost of coverage). None of the Companies nor any of their ERISA Affiliates maintains, sponsors, contributes to, has any obligation to contribute to or otherwise has any Liability under or with respect to, or has in the past six years sponsored, maintained, contributed to, or had any obligation to contribute to or otherwise has or has had any Liability under or with respect to (including on account of any ERISA Affiliate) any (A) “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject thereto, or (B) “employee benefit pension plan” (as defined in Section 3(2) of ERISA) that is or was subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.
(e)With respect to each Multiemployer Plan, (i) no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by any of the Companies, (ii) no Company has received notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and (iii) all contributions (including installments) required to be made by any of the Companies have been timely made. No Multiemployer Plan has been terminated or has been in or is expected to become insolvent (within the meaning of Section 4245 of ERISA) or is in “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any increase in contributions or other Liability to any of the Companies.
4.16Affiliate Transactions.
(a)No officer, director, member, manager, partner, Key Employee or Affiliate of any of the Companies (including to the Knowledge of the Company any individual related by blood, marriage or adoption to any such individual) or any entity or trust in which any such Person or individual owns any material interest, nor Seller nor any Affiliate of any of the foregoing (other than the Companies) (each, a “Related Party”), is a party to any material agreement, Contract, commitment or transaction with any of the Companies or has any material interest in any property or asset used by any of the Companies or in any material customer or supplier of any of the Companies, in each case, except (i) for this Agreement and the Ancillary Agreements, (ii) with respect to any Shared Contract or (iii) with respect to any intercompany accounts or Contracts cancelled pursuant to Section 6.6. Without limiting the generality of the foregoing, other than the Credit Agreement, there are no Contracts between or other obligations of the Seller or any of its Affiliate (other than the Companies), on the one hand, and a Company, other the other hand, pursuant to which one Person provides to another Person any indemnity, agreement to hold harmless, agreement to pay and perform Liabilities or other agreement or guaranty to be liable or responsible for any properties, assets or Liabilities; and none of the Seller or any of its Affiliates (other than the Companies) have engaged in any portion of the business of, and none of the Companies have engaged in any business other than, the design, engineering, manufacture, marketing, distribution, sale, lease or servicing of hopper, tank or deck barges, barge coversets or marine components including

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hatches, doors, castings, specialty cranes, hand winches, electric winches, hydra-electric winches, barge-moving winches, capstans, fairleads, roller chocks or composite or environmental cover systems.
(b)Schedule 4.16(b) lists each Shared Contract in effect as of the date hereof that is material to the conduct or operation of the Companies.
(c)From and after the Closing Date, the Companies shall have no obligation to engage in any Related Party Transaction and shall not be bound by any Contract or arrangement with respect to any Related Party Transaction, except (i) for this Agreement and the Ancillary Agreements or (ii) with respect to any Shared Contract.
4.17Litigation; Orders.
(a)There is no, and during the past five years, there has not been any Action (i) by or against any of the Companies or (ii) to the extent related to any of the Companies, any Service Provider, in each case, pending or threatened (in the case of any Action against the Companies, in writing or, to the Knowledge of the Company, oral) that was or would, individually or in the aggregate, reasonably be expected to be material to the Companies or would affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. The Company will have paid before the Measurement Time all fees and expenses of counsel and other representatives of the Companies incurred on or before the Closing Date in connection with such Action.
(b)The Companies are not subject to any outstanding Orders which would, individually or in the aggregate, reasonably be expected to be material to the Companies. Schedule 4.17(b) sets forth any Order to which any of the Companies has at any time during the past five years been subject, except for any Order that would not, individually or in the aggregate, reasonably be expected to be material to the Companies.
4.18Customers. Schedule 4.18 sets forth a complete and correct list of (a) the ten largest customers (consolidating into a single customer all affiliated customers) of the Companies taken as a whole (based on amounts of revenues from such customers in the 12-month period ended as of December 31, 2025) (the “Material Customers”) and (b) with respect to each Material Customer, the aggregate dollar value of such sales. With respect to the Material Customers, (a) none of the Companies has been notified in writing (or to the Knowledge of the Company, orally) by any Person that any Material Customer intends to terminate its relationship with the Companies, (b) no Material Customer has threatened in writing (or to the Knowledge of the Company, orally) to cancel or otherwise terminate its relationship with the Companies and (c) no Material Customer has terminated, materially modified or decreased materially or threatened in writing (or to the Knowledge of the Company, orally) to materially modify or decrease materially or, to the Knowledge of the Company, otherwise intends to materially and adversely modify its relationship with or the terms, amount, pricing or frequency of or on which it does business with the Companies or intends to decrease materially its use of services from the Companies. The Company does not otherwise have any Knowledge that any Material Customer will or could reasonably be expected to terminate or adversely modify, and there are no facts or circumstances that are likely to result in any Material Customer terminating or adversely modifying, the amount, pricing, frequency or terms of the business such Material Customer conducts with any of the Companies. There is no material dispute pending with any Material Customer, and none of the Companies has received any written (or to the Knowledge of the Company, oral) notice, nor does the Company have any Knowledge, of a reasonable basis for any such dispute.
4.19Suppliers. Schedule 4.19 sets forth a list of (a) the twenty largest suppliers (excluding utilities and any transactions between the Companies) of the Companies taken as a whole (based on dollar value of purchases from such suppliers in the 12-month period ended as of December 31, 2025) (the “Material Suppliers”) and (b) with respect to each Material Supplier such aggregate dollar value of purchases. With respect to the Material Suppliers, (a) none of the Companies has been notified in writing (or to the Knowledge of the Company, orally) by any Person that any Material Supplier intends to terminate its relationship with the Companies, (b) no Material Supplier has threatened in writing (or to the Knowledge of the Company, orally) to cancel or otherwise terminate its relationship with the Companies

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and (c) no Material Supplier has terminated, materially modified or decreased materially or threatened in writing (or to the Knowledge of the Company, orally) to materially modify or decrease materially or, to the Knowledge of the Company, intends to materially and adversely modify its relationship with or the terms, amount, pricing or frequency of or on which it does business with the Companies or intends to decrease materially its use of services from the Companies. The Company does not otherwise have any Knowledge that any Material Supplier will or could reasonably be expected to terminate or adversely modify, and there are no facts or circumstances that are likely to result in any Material Supplier terminating or adversely modifying, the amount, pricing, frequency or terms of the business such Material Supplier conducts with any of the Companies. There is no material dispute pending with any Material Supplier, and none of the Companies has received any written (or to the Knowledge of the Company, oral) notice, nor does the Company have any Knowledge, of a reasonable basis for any such dispute. Since the Reference Date, none of the Companies has experienced any shortages of supplies or other disruptions to its supply chains and none of the Companies has received any written (or to the Knowledge of the Company, oral) notice, nor does the Company have any Knowledge of, any current or potential shortage of supplies or other disruptions to its supply chains.
4.20Insurance. Schedule 4.20(a) sets forth a true and complete list of all material insurance policies maintained as of the date hereof by or for the benefit of, or otherwise held by or providing coverage with respect to, the Companies or any Service Provider in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True and complete copies of all Insurance Policies have been made available to Buyer. Schedule 4.20(b) contains a true and complete description of any self-insurance or co-insurance arrangements by or affecting any of the Companies or any Service Provider in his or her capacity as such, including any reserves established thereunder. All of the Insurance Policies are valid, binding and are in full force and effect and none of the Companies are in material default under any of such Insurance Policies, except for such failure to be in full force and effect and for such defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Companies. The Companies are current in all premiums or other payments due under the Insurance Policies, have otherwise complied in all material respects with all of their respective obligations under each Insurance Policy, and no notice of cancellation, non-renewal or termination with respect to any Insurance Policy has been received by any of the Companies. No written (or to the Knowledge of the Company, oral) denial of coverage with respect to, disallowance of, or reservation of rights letter with respect to, any material claim or incident that could give rise to a material claim under any Insurance Policy has been received by the Companies. The Companies have given timely notice to the insurer of all material claims that may be insured thereby under any Insurance Policy. During the past five years, none of the Companies have been refused any insurance by, nor has coverage been limited by, any insurance carrier with which any of the Companies have carried insurance or any other insurance carrier to which any of the Companies have applied for insurance. No Insurance Policy provides for any retrospective premium adjustment or other experience based liability on the part of any of the Companies. Each of the Companies and the Assets are insured in amounts no less than as required by Law or any Contract to which any of the Companies is party and the Assets are insured to full replacement value.
4.21Brokers’ Fees. Except for Wells Fargo Securities, LLC, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid as specified herein, none of the Companies has any Liability to pay any brokerage fee, finders’ fee or any other fee or commissions to any broker, finder, investment banker, consultant, agent or other Person with respect to the transactions contemplated by this Agreement or the Ancillary Agreements based upon any arrangement, representation, statement or agreement made by or on behalf of the Companies, any Seller or any of their respective Affiliates. As of the Closing, there shall be no Transaction Expenses other than as set forth on the Estimated Closing Date Statement.
4.22Bank Accounts. Schedule 4.22 sets forth a complete and correct list of each bank or financial institution in which any of the Companies has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or having signatory power or access thereto.

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4.23Trade Names; Business Locations. Schedule 4.23 sets forth all fictitious, doing business as or trade names that any of the Companies has been known as or used and all locations, offices or places of business any of the Companies has used, in each case, in the past five years.
4.24Products and Services. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Companies, (a) all products and services manufactured, sold, delivered or provided by any of the Companies in the past five years have been in conformity with all applicable warranties, (b) none of the Companies have any material Liability for replacement or re-performance thereof or other damages in connection therewith in excess of any warranty reserve established with respect thereto on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies, (c) no products or services manufactured, sold, delivered or provided by any of the Companies are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, have been made available to Buyer and (d) none of the Companies have received any written (or to the Knowledge of the Company, oral) notice of, or has any Liability for, and, to the Knowledge of the Company, there is no reasonable basis for, any extraordinary product recalls, returns, warranty obligations or service calls relating to any of its products or services. None of the Companies have in the five years had or has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by any of the Companies or with respect to any services rendered by any of the Companies.
4.25Privacy and Data Security.
(a)Each of the Companies and each vendor, processor and other third party Processing Personal Information collected by and/or Processed by or for any of the Companies (collectively, “Data Partners”) complies with, and for the past five years have complied with, in all material respects: (i) all Privacy Laws; (ii) all Privacy Policies applicable to any of the Companies; and (iii) all commitments related to the Processing of Personal Information under any Material Contracts (collectively, the “Data Protection Requirements”). The Companies have made available true, complete, and correct copies of all Privacy Policies. Each of the Companies, during the past five years, have made available a Privacy Policy to individuals prior to the collection of any Personal Information from such individuals, and all Privacy Policies are and have for the past five years been materially accurate, consistent and complete and have not been misleading or deceptive (including by omission).
(b)The execution, delivery, and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby do not and will not: (i) conflict with or result in a material violation or breach of any Data Protection Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit Buyer’s or any of the Companies’ rights to own and Process any material Personal Information used in or necessary for the operation of the Companies’ businesses; or (iv) otherwise prohibit the transfer of Personal Information to Buyer.
(c)The Companies routinely (i) engage in due diligence of Data Partners before allowing them to access, receive or Process Personal Information; (ii) audit such Data Partners’ compliance with their commitments with respect to the Data Protection Requirements; and (iii) to the extent required by applicable Data Protection Requirements, enter into valid and enforceable agreements with Data Partners that complies in all material respects with applicable Data Protection Requirements. To the Knowledge of the Company, no Data Partner has experienced a Security Incident with respect to any Personal Information processed for or on behalf of the Companies.
(d)The Companies have implemented and, for the past five years, have maintained, at a minimum, administrative, technical, physical and organizational safeguards, including industry standard security measures, plans, procedures, controls, programs and a written information security program, that are sufficient in all material respects to: (i) protect and maintain the security of Company Data and the Systems; (ii) protect Company Data and the Systems against any Security Incident; and (ii) identify and address internal and external risks to the privacy and security of the Systems and of Personal Information in the Companies’ possession or control.

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(e)None of the Companies have: (i) experienced a material Security Incident; (ii) been required pursuant to any Privacy Laws to notify customers, consumers, employees, Governmental Authority, or any other Person of any Security Incident; (iii) to the Knowledge of the Company, been the subject of any inquiry, investigation or enforcement Action of any Governmental Authority with respect to compliance with any Privacy Law, or (iv) received any written (or to the Knowledge of the Company, oral) notice, request, claim, complaint, correspondence or other communication from any Governmental Authority or other Person relating to any Security Incident or violation of any Privacy Law.
(f)The Companies maintain insurance coverage containing industry standard policy terms and limits that are reasonable to respond to the risk of liability relating to any unauthorized Processing of Company Data, a Security Incident or any violation of Privacy Laws.
(g)The Companies have reasonable policies in place designed to address ethical and responsible use of AI Technology, including for: (i) identifying and mitigating bias in AI Inputs; (ii) with respect to employees and contractors that are involved in the development, modification or improvement of any AI Technology, management oversight of such employees’ and contractors’ collection and use of AI Inputs; and (iii) compliance with all Laws applicable to the Companies’ development and deployment of AI Technology. In the past three years there has been no written (or to the Knowledge of the Company, oral) notice, complaint, claim, proceeding, litigation, inquiry, audit, investigation, or formal initiation of any Action by any Governmental Authority concerning any of the Companies’ development or implementation of AI Technology.
(h)To the extent required, the Companies are and have been in material compliance with the Payment Card Industry Data Security Standards and the related card brand rules and requirements in any Contracts between any of the Companies, on the one hand, and any payment processor and/or acquiring bank of any of the Companies, on the other hand.
(i)None of the Companies are Processing or have in the past three years Processed any biometric data or biometric information.
4.26Anticorruption; Improper Payments. None of the Companies, Seller, any officer, director, agent, manager, employee, or, to the Knowledge of the Company, any other Person authorized to act on behalf of any of the Companies or Seller, has, in the past five years, directly or indirectly, taken any act that would cause any of the Companies or Seller to be in violation of Improper Payment Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. The Companies have not, in the past five years, maintained any secret or unrecorded funds or any false or fictitious entries made in the books and records of the Companies relating to the same. None of the Companies nor Seller, nor, to the Knowledge of the Company, any of their respective Affiliates or Persons acting on their behalf has received any notice or communication from any Person that alleges, nor been involved in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws or other applicable Law involving the Companies’ business, nor have received a request for information from any Governmental Authority regarding Improper Payment Laws. Each of the Companies maintains, and has maintained, compliance policies, procedures and internal controls reasonably calculated to ensure compliance with applicable Improper Payment Laws.
4.27International Trade Laws. Each of the Companies and each Service Provider is conducting, and at all times for the past five years, has conducted, its business in accordance with all International Trade Laws. Without limiting the foregoing:
(a)for the past five years, each of the Companies has obtained, and is in compliance with, all import and export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies,

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including as required by the International Traffic in Arms Regulations, and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”);
(b)there are no pending or threatened in writing (or to the Knowledge of the Company, otherwise) claims against any of the Companies with respect to such Export Approvals;
(c)to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to any of the Companies’ import or export transactions that may give rise to any future claims;
(d)no Export Approvals with respect to the transactions contemplated hereby are required;
(e)none of the Companies or any of their Affiliates is a party to any Contract or bid with, or for the past five years, has conducted business with (directly or, to the Knowledge of the Company, indirectly), with any Sanctions Target or in any Sanctioned Jurisdiction;
(f)none of the Companies, their Affiliates, directors, managers, officers, employees or agents is a Sanctions Target;
(g)for the past five years, none of the Companies have received written (or to the Knowledge of the Company, other) notice to the effect that a Governmental Authority claimed or alleged that any of the Companies was not in compliance in a material respect with any applicable International Trade Laws; and
(h)none of the Companies or any of their Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding International Trade Laws.
4.28Maritime Regulatory Matters.
(a)All vessels constructed, fabricated, and delivered with a completed hull and superstructure (“Vessels”) by the Companies are and for the past five years have been in all respects eligible for documentation under U.S. Law and qualified to receive a Certificate of Documentation with Coastwise Endorsement (a “Coastwise Endorsement”) from the U.S. Coast Guard National Vessel Documentation Center in compliance with the U.S. build requirements of Section 27 of the Merchant Marine Act of 1920, as modified and amended (also known as The Jones Act, codified as 46 U.S.C. § 50101, et seq.) and pursuant to other coastwise Law, including but not limited to the Coastwise Endorsement builder compliance directives of 46 CFR 67.19, 46 CFR 67.97, and similar.
(b)The Companies are and for the past five years have been able to execute and lawfully deliver, in full compliant fashion, the U.S. Coast Guard form, CG-1261, Builder’s Certificate and First Transfer of Title, in compliance with 46 U.S.C. Chapter 121 and 46 CFR Part 67, to any coastwise qualified buyer wishing to document a Vessel constructed and delivered by the Companies, and that no impediment exists or has existed on the part of the Companies to prevent or inhibit said Vessel from being documented under U.S. Law with a Coastwise Endorsement.
(c)All major components of the hull and superstructure of all Vessels built by the Companies are fabricated in the United States.
(d)Every Vessel built by the Companies are and have been constructed and assembled entirely in the United States.
(e)The Companies will and are able to furnish all other documents reasonably necessary to document each delivered Vessel in purchaser’s name with the USCG National Vessel Documentation Center with a Coastwise Endorsement and for operation in the coastwise trade of the United States.

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(f)The Companies have at all times developed and placed into operation a compliant pathway to build and deliver Coastwise Endorsement eligible Vessels, and has made available to Buyer reasonably detailed documentation of its U.S. build compliant process, as well as all of its material internal compliance and record keeping practices and documents with respect to U.S. coastwise Law regulations.
(g)The Companies have applied for, obtained, and validly maintained all Company Permits required for the lawful and compliant operation of their marine assets, including but not limited to piers, docks, wharfs, dolphins, monopiles, mooring facilities, and barge launch-ways and marine railways in the proximity of its waterfront facilities.
4.29Exclusivity of Representations and Warranties. Neither Seller nor any of its Affiliates or Representatives is making any representation or warranty with respect to the Companies of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition, results of operations, assets or liabilities of the Companies), except as set forth in this Article 4 and in the Ancillary Agreements, and the Seller hereby disclaims any such other representations or warranties.
Article 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller as follows:
5.1Organization; Good Standing. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to possess such power or authority would not reasonably be expected to be material to the Buyer. The Buyer is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification necessary, except for any such failures to be duly qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
5.2Power and Authority. The Buyer has all limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement has been and, in the case of the Ancillary Agreements to which it is or will be a party, has been or will be when delivered, and the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been, or in the case of the Ancillary Agreements to which it is or will be a party, have been or will be when delivered, duly and validly authorized and approved by all limited liability company action on the part of the Buyer, and no other proceeding on the part of Buyer is necessary. This Agreement has been, and the Ancillary Agreements to which the Buyer is or will be a party has been or will be, duly executed and delivered by the Buyer. This Agreement constitutes, and in the case of the Ancillary Agreements to which the Buyer is or will be a party, constitute or will constitute, assuming that this Agreement and each of the Ancillary Agreements to which the Buyer is or will be a party, have been or will be duly authorized, executed and delivered by the other parties thereto, legal, valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms and conditions, subject to General Principles of Law, Equity and Public Policy.
5.3Consents and Approvals; No Violation.
(a)The execution, delivery and performance by the Buyer of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby do not and will not:
(i)conflict with or violate any provision of the certificate of formation or limited liability company agreement of the Buyer;

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(ii)conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or
(iii)conflict with, result in any breach of any of the terms or conditions of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, in any manner release any party thereto from any obligation under, otherwise affect any rights of Buyer under or require any Consent of any Person pursuant to, any material Contract to which the Buyer is a party or by which any property or asset of the Buyer is bound or affected;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material.
(b)The Buyer is not required to obtain any Consent of, to or with any Governmental Authority or other Person in connection with the authorization, execution, delivery and performance by the Buyer of this Agreement or the Ancillary Agreements to which Buyer is or will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, (ii) for any filings as may be required by any applicable federal or state securities or “blue sky” Laws or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to be material.
5.4Litigation. There are no Actions pending or threatened in writing (or, to the Buyer’s knowledge, otherwise) against the Buyer or any of its properties or assets which would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Buyer is not subject to any outstanding Orders which would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
5.5Financing.
(a)As of the date hereof, the Buyer has delivered to the Seller complete and correct copies of (i) an executed debt commitment letter, including all annexes, exhibits and schedules thereto (the “Debt Financing Commitment”), pursuant to which the Debt Financing Sources identified therein have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing to the Buyer for purposes of consummating the transactions contemplated hereby (the “Debt Financing”), and (ii) an executed equity commitment letter, including all annexes, exhibits and schedules thereto (the “Equity Financing Commitment” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which Wynnchurch Capital Partners VI, L.P., a Delaware limited partnership (the “Equity Investor”) has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing to the Buyer for purposes of consummating the transactions contemplated hereby in the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date hereof, the Buyer has delivered to the Seller a true and complete copy of each fee letter related to the Debt Financing, subject to redaction solely of fee, “price flex” and other economic provisions that are customarily redacted in fee letters for financings of this type.
(b)As of the date of this Agreement, none of the Financing Commitments has been amended or modified in any material respect and, to the knowledge of the Buyer, the respective commitments contained therein have not been withdrawn or rescinded, in each case, other than as expressly permitted hereunder. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute valid, binding and enforceable obligations of the Buyer (or, in the case of the Equity Financing Commitment, the Equity Investor) and, to the knowledge of the Buyer, each other party thereto, in each case, subject to General Principles of Law, Equity and Public Policy.
(c)As of the date hereof, there are no conditions precedent to the funding of the Financing other than as expressly set forth in the Financing Commitments.

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(d)As of the date of this Agreement: (i) subject to the satisfaction of the conditions set forth in Article 9, no event has occurred that, with notice or lapse of time or both, would reasonably be expected to result in a material breach of the Financing Commitments on the part of the Buyer (or, in the case of the Equity Financing Commitment, the Equity Investor) and (ii) assuming the accuracy of the representations and warranties set forth in Article 3 and Article 4, the performance by the Seller and the Companies of the covenants contained in this Agreement and the satisfaction of the conditions set forth in Article 9, (A) the Buyer does not have knowledge that any of the material conditions to be satisfied by it in the Financing Commitments will fail to be satisfied in any material respect at or prior to the Closing, nor (B) does the Buyer have any knowledge that the amount of the Financing required to satisfy Buyer’s obligations hereunder will not be funded at the Closing.
(e)The Buyer has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement.
(f)As of the date hereof, assuming (i) the Financing is funded in accordance with the Financing Commitments, (ii) the accuracy of the representations and warranties set forth in Article 3 and Article 4, (iii) the performance of the Seller and the Companies of the covenants contained in this Agreement and (iv) the satisfaction of the conditions set forth in Article 9, the aggregate proceeds contemplated by the Financing Commitments will be sufficient to satisfy the obligations of the Buyer under Section 2.3(b) and payment of any related fees, costs and expenses payable by the Buyer hereunder on the Closing Date (collectively, the “Financing Purposes”).
(g)Concurrently with the execution and delivery of this Agreement, the Buyer has delivered to the Seller an executed limited guarantee of the Equity Investor (the “Limited Guarantee”). As of the date of this Agreement, the Limited Guarantee has not been amended, modified, withdrawn or rescinded in any respect, and no such amendment, modification, withdrawal or rescission is contemplated. As of the date of this Agreement, the Limited Guarantee is in full force and effect and constitutes a valid and binding obligation of the Equity Investor, enforceable against it in accordance with its terms and conditions, and no event, fact or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to result in a breach of, or a default under, the Limited Guarantee (subject to General Principles of Law, Equity and Public Policy).
5.6Brokers’ Fees. Except as set forth on Schedule 5.6, the Buyer has no Liability to pay any brokerage fee, finders’ fee or any other fee or commissions to any broker, finder, investment banker, consultant, agent or other Person with respect to the transactions contemplated by this Agreement or the Ancillary Agreements based upon any arrangement, representation, statement or agreement made by or on behalf of the Buyer or any of its Affiliates.
5.7Solvency. Assuming (i) the conditions set forth in Section 9.1 and Section 9.2 are satisfied, (ii) that any projections, estimates or forecasts of with respect to the Companies delivered to the Buyer were prepared in good faith on the basis of assumptions that were and continue to be reasonable and (iii) that each of the following representations and warranties would be true and correct in all respects with respect to the Companies as of immediately prior to Closing, then, (a) immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and the Companies, taken as a whole, will be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (b) immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and the Companies, taken as a whole, will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Companies.
5.8R&W Insurance. Attached as Exhibit F hereto is a copy of the binder agreement with respect to the R&W Insurance Policy. Notwithstanding the foregoing, for the avoidance of doubt, the Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing.

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5.9Exclusivity of Representations and Warranties. Neither the Buyer nor any of its Affiliates or Representatives is making any representation or warranty with respect to Buyer or its Affiliates of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition, results of operations, assets or liabilities of Buyer or its Affiliates), except as set forth in this Article 5 and in the Ancillary Agreements, and the Buyer hereby disclaims any such other representations or warranties.
Article 6
PRE-CLOSING COVENANTS
6.1Conduct of Business.
(a)During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is validly terminated in accordance with Section 12.1 (the “Interim Period”), except (1) as expressly required under this Agreement (including with respect to the Dormant Entity Transfer), (2) as required by Law (including any Public Health Measures), (3) with the prior written consent of the Buyer (which shall not be unreasonably withheld, conditioned or delayed) or (4) as expressly set forth on Schedule 6.1(a), the Seller shall cause the Companies to, and the Company shall and shall cause each of the other Companies to: (i) conduct its business in the Ordinary Course and (ii) use commercially reasonable efforts to preserve in all material respects their business organization and assets and the commercial relationships of the Companies with customers, suppliers and other Persons with which any of the Companies has significant business relations.
(b)Without limiting the foregoing, during the Interim Period, except (1) as expressly required under this Agreement (including with respect to the Dormant Entity Transfer), (2) as required by Law (including any Public Health Measures), (3) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (4) as expressly set forth on the applicable subsection of Schedule 6.1(b), the Companies shall not:
(i)sell, lease, sublease, license, sublicense, assign, convey title (in whole or in part), divest (whether by merger, consolidation, sale or stock or assets or otherwise), mortgage, pledge, deliver, encumber, impair or otherwise transfer or dispose of (in whole or in part) any Assets, licenses, operations, rights, businesses, properties (including any Intellectual Property and Real Property) or interests therein having a value in excess of $200,000.00 individually or $500,000.00 in the aggregate, except (A) sales of inventory, (B) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the businesses of the Companies, (C) transfers between the Companies or (D) non-exclusive licenses of Intellectual Property granted by or to the Companies, in each case of clauses (A) through (D), in the Ordinary Course;
(ii)(A) acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) or organize any Person, joint venture or any business or division thereof, (B) acquire any rights, properties, interests or assets in each case having a value in excess of $200,000.00 individually or $500,000.00 in the aggregate, except (1) acquisitions in the Ordinary Course and (2) transfers between the Companies or (C) acquire any Equity Securities of any Person;
(iii)subject the Real Property or any of the Companies’ other Assets, rights or properties (including any Intellectual Property or accounts receivable) to any Liens, other than Permitted Liens, or create, incur or assume any such Liens (other than Permitted Liens);
(iv)except (i) as otherwise required by an existing Employee Benefit Plan as in effect on the date hereof and made available to Buyer, (ii) for entry into offer letters for “at-will” employment in the Ordinary Course that are terminable immediately upon notice by the Companies without any severance payments or benefits or other Liability to any of the Companies, and that do not contain equity, equity-based, retention or similar payments, benefits, awards or promises, or (iii) actions for which the Companies will have no Liability or obligation and that will remain solely a Liability of the Seller or an Affiliate (excluding the Companies) at all times: (A) establish, adopt, enter into, modify,

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materially amend or terminate any Employee Benefit Plan (or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof), or accelerate the vesting, funding or payment of any compensation or benefits provided thereunder or otherwise, (B) increase the compensation or benefits (including any incentive compensation awards and target bonuses) payable or provided to any Service Provider, except for (i) the implementation of incentive compensation awards and target bonuses awarded in the Ordinary Course under the Companies’ annual incentive compensation program, as applicable, and with no Service Provider to receive an increase in their respective target incentive compensation or target bonus compared to the prior fiscal year and with the metrics and related financial and other performance targets to remain substantially consistent with such prior fiscal year, or (ii) increases to base salaries adopted in the Ordinary Course with respect to non-officer and non-executive employees earning less than $200,000.00 in annual compensation and with such base salary increases in an aggregate amount not to exceed 3.5% of the base salaries in effect as of the date hereof, with no individual to receive a base salary increase in excess of 7%, (C) except as permissible under subclause (B) of this clause (iv), grant or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or termination or similar compensation or benefits payable to any Service Providers (or any of their respective dependents or beneficiaries), (D) hire, promote, engage, or terminate (other than for cause) any current or new Service Provider with annual compensation in excess of $200,000.00, (E) extend credit or renew or forgive a previously existing extension of credit for the benefit of any Service Provider (other than employee advances for reasonable business expenses in the Ordinary Course), (F) transfer any current Service Provider from any of the Companies to the Seller or any Affiliate of the Seller;
(v)(A) make or incur capital expenditures or enter into any Contract to make capital expenditures, other than (1) those contemplated by the capital expenditures budget set forth on Schedule 6.1(b)(v) and (2) any unbudgeted capital expenditures that are not in excess of $200,000.00 individually or $500,000.00 in the aggregate for the Companies taken as a whole or (B) fail to make on schedule any capital expenditure reflected in the capital expenditures budget set forth on Schedule 6.1(b)(v);
(vi)terminate or fail to maintain in full force and effect or to renew any of the Insurance Policies, unless simultaneously with such termination or cancellation, a replacement policy providing coverage at least equal to the coverage under the terminated or cancelled insurance policy is in full force and effect;
(vii)change, modify or amend any of the Companies’ certificate of incorporation, operating agreement or other organizational documents (whether by merger, consolidation or otherwise) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of the Companies, or create or form any Subsidiary;
(viii)(A) make, change, revoke, modify or rescind any Tax election that would have a material effect on the Companies; (B) enter into any closing agreement or Tax Sharing Agreement; (C) file any amended Tax Return; (D) settle or compromise any material Tax liability; (E) other than in the Ordinary Course, request or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment in respect of Taxes; (F) make any request for a private letter ruling, administrative relief, technical advice or other similar request with any Governmental Authority, in each case, principally in relation to Taxes; (G) change any material accounting method for Tax purposes or (H) change the Tax residency or Tax entity classification of any of the Companies;
(ix)except for (A) intercompany borrowings that will be repaid or settled in full or terminated or cancelled at or prior to the Closing, (B) ordinary course borrowings under any credit facilities which will be paid off at Closing, (C) indebtedness for borrowed money incurred to finance capital expenditures permitted hereunder below and (D) obligations under finance leases that constitute Indebtedness, (1) incur in excess of $100,000 of indebtedness for borrowed money outstanding at any

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time, (2) enter into any off-balance sheet financing arrangement or any other Contract involving financing or borrowing of money, (3) make any loans or advances, except to employees of the Companies for expenses incurred in the Ordinary Course or (4) assume, guarantee or endorse the obligations of any Person;
(x)repurchase, redeem, or otherwise acquire, directly or indirectly (whether by merger, consolidation or otherwise), any of the Equity Securities of any of the Companies or any securities convertible into, measured by reference to, or exchangeable or exercisable for, any Equity Securities (including any phantom equity, equity appreciation, profit participation or equity-based rights or interests);
(xi)issue, sell, grant, deliver, authorize for issuance, dispose of, transfer, pledge, promise or otherwise encumber, or alter or modify the rights or obligations of any Equity Securities or any securities convertible into, measured by reference to, or exchangeable or exercisable for, any Equity Securities (including any phantom equity, equity appreciation, profit participation or equity-based rights or interests);
(xii)declare, authorize, set aside for payment or pay any dividend (other than dividends in cash prior to the Measurement Time) on, or make any other distribution (other than distributions in cash prior to the Measurement Time) in respect of, any Equity Securities of the Companies;
(xiii)adopt a plan or agreement of or otherwise commence any proceeding for any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, winding up or other reorganization of any of the Companies, including initiating any bankruptcy proceedings on their behalf;
(xiv)implement or adopt any change in the Companies’ financial accounting principles, policies, procedures, practices or methods (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable), other than as required by a change in GAAP, applicable Law or regulatory guidelines;
(xv)pay, discharge, satisfy, cancel, compromise or settle any Action or waive, assign or release any material rights or claims (A) for an amount in excess of $200,000.00 individually or $500,000.00 in the aggregate or (B) that involves injunctive relief against any of the Companies;
(xvi)commence a lawsuit other than (A) (1) in the Ordinary Course and (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or result in a loss of rights of substantial value, provided that it consults with the Buyer prior to the filing of such a lawsuit, or (B) for a breach of this Agreement or any Ancillary Agreement;
(xvii)enter any new line of business outside of the Companies’ existing businesses as of the date hereof;
(xviii)effect any recapitalization, reclassification, stock split, reverse stock split or like change in the capitalization of any of the Companies;
(xix)(A) modify, extend, terminate or enter into any Labor Agreement (or any agreement or Contract that would be a Labor Agreement if in effect on the date hereof) or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Companies, (B) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that

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trigger notice obligations under the WARN Act or (C) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Service Provider;
(xx)other than as permitted under Section 6.1(b)(iv) enter into any Material Contract, or modify, amend, extend or supplement in any material respect, transfer or terminate or fail to renew any Material Contract or waive, release or assign any rights or claims thereto or thereunder, in each case other than in the Ordinary Course if such Contract would not be covered by any clause of Section 4.13(a) other than Section 4.13(a)(iv), Section 4.13(a)(ix), Section 4.13(a)(xvii), Section 4.13(a)(xix) (so long as the terms and conditions of any such Material Contract with respect to the Companies are those that Seller would obtain if Seller were to continue to directly or indirectly own 100% of the Companies) and Section 4.13(a)(xxi);
(xxi)terminate, fail to renew or preserve any material Company Permit;
(xxii)terminate, fail to renew or preserve, or permit to lapse or enter the public domain, any material Company Intellectual Property, except for amendments to registered or applied for Intellectual Property completed in the Ordinary Course;
(xxiii)make any material changes in the Company’s or any of its Subsidiaries’ practices and policies relating to manufacturing, purchasing, inventory management, marketing, selling or pricing; or
(xxiv)enter into a Contract to take, agree to take or make any commitment to take, or otherwise become obligated to do any action prohibited under this Section 6.1(b).
Notwithstanding the foregoing, the Companies may use available Cash and Cash Equivalents to pay any Transaction Expenses or Indebtedness prior to the Measurement Time or to make distributions or dividends to the Seller prior to the Measurement Time.
6.2Confidentiality.
(a)Each of the Parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information (to the extent such documents or information constitutes Evaluation Material (as defined in the Confidentiality Agreement)) furnished to it by or on behalf of the other Parties in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall apply to each of the Parties mutually as though they were both a disclosing party and receiving party, mutatis mutandis, and which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the Parties under this Section 6.2(a) shall terminate in their entirety without any further action by any Person, notwithstanding anything to the contrary contained in the Confidentiality Agreement; provided, that Buyer will be permitted to disclose such information to any Debt Financing Source and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by all of the terms and conditions of the Confidentiality Agreement applicable to “Representatives” (as defined therein) as if parties thereto or (ii) are subject to other comparable confidentiality undertakings. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)From and after the Closing Date, the Seller shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not disclose to any Person or use any documents and information, in any form or medium, of or concerning Buyer or any of its Affiliates (including the Companies), their businesses or any of their respective customers, suppliers, distributors or other business relations, or the terms of this Agreement or any Ancillary Agreement, including all information concerning finances, customer information, supplier information, products, services, prices,

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organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes (collectively, “Confidential Information”). This Section 6.2(b) shall not prohibit the use or disclosure of information (i) concerning Seller and its Affiliates (other than the Companies), (ii) pursuant to a press release or public statement made in accordance with Section 6.3, (iii) to the extent that such information is generally known to the public through no act or omission of the Seller or any of its Affiliates or Representatives, (iv) regarding the terms of this Agreement or any Ancillary Agreement to Seller’s Representatives owing it a duty of confidentiality who reasonably need to know such information, (v) in connection with the performance of the Seller’s or its Affiliates’ obligations under this Agreement or any Ancillary Agreement, (vi) in connection with Seller or its Affiliates enforcing any rights or defending any claims under this Agreement or any Ancillary Agreement or (vii) to the extent that it is required to be disclosed by applicable Law, the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system on which such Person’s securities trade, or subpoena, summons or legal process; provided that any disclosure pursuant to this clause (vii) shall to the extent permissible by Law be made only after (A) reasonable written notice to the Buyer and consultation with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such required disclosure and (B) using reasonable efforts to, and/or allowing the Buyer the reasonable opportunity to, obtain an Order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information or otherwise contest such disclosure, and reasonably cooperating with the Buyer in such efforts, as requested by the Buyer at the Buyer’s expense (provided, however, that such prior notice, consultation, cooperation and efforts shall not apply if the disclosure is made in connection with a routine audit, investigation, query or review or a blanket document or information request, in each case, by a Governmental Authority that is not specifically directed at the Buyer or any of its Affiliates (including the Companies) or the transactions contemplated by this Agreement or any Ancillary Agreement).
(c)From and after the Closing Date, the Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose to any Person documents and information concerning Seller or any of its Affiliates (other than the Companies), their businesses or the terms of this Agreement or any Ancillary Agreement, in each case, disclosed to the Buyer or its Affiliates or Representatives in connection with the transactions contemplated hereby. This Section 6.2(c) shall not prohibit the disclosure of information (i) concerning Buyer or any of its Affiliates (including the Companies), (ii) pursuant to a press release or public statement made in accordance with Section 6.3, (iii) to the extent that such information is generally known to the public through no act or omission of the Buyer or any of its Affiliates or Representatives, (iv) regarding the terms of this Agreement or any Ancillary Agreement to the Buyer’s Representatives owing it a duty of confidentiality who reasonably need to know such information, (v) in connection with the performance of the Buyer’s or its Affiliates’ obligations under this Agreement or any Ancillary Agreement, (vi) in connection with the Buyer or its Affiliates enforcing any rights or defending any claims under this Agreement or any Ancillary Agreement or (vii) to the extent that it is required to be disclosed by applicable Law, the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system on which such Person’s securities trade, or subpoena, summons or legal process; provided that any disclosure pursuant to this clause (vii) shall to the extent permissible by Law be made only after (A) reasonable written notice to Seller and consultation with Seller on the advisability of taking steps available under applicable Law to resist or narrow such required disclosure and (B) using reasonable efforts to, and/or allowing Seller the reasonable opportunity to, obtain an Order or other reliable assurance that confidential treatment will be accorded to the disclosed information or contest such disclosure, and reasonably cooperating with Seller in such efforts, as requested by Seller at Seller’s expense (provided, however, that such prior notice, consultation, cooperation and efforts shall not apply if the disclosure is made in connection with a routine audit, investigation, query or review or a blanket document or information request, in each case, by a Governmental Authority that is not specifically directed at Seller or any of its Affiliates (other than the Companies) or the transactions contemplated by this Agreement or any Ancillary Agreement).
(d)Each Party agrees that it will be responsible and fully liable for any and all breaches or violations of this Section 6.2 committed by any of its Affiliates or Representatives as if such breaches or violations had been committed directly by such party.

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6.3Public Announcements. Each of the Parties may issue a press release in connection with the execution and delivery of this Agreement in a form and substance mutually agreed upon by the Parties in advance. None of the Parties shall issue any press release or make any public statement with respect to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby prior to obtaining the other Parties’ written approval, which approval shall not be unreasonably withheld, except that (a) no such approval shall be necessary to the extent disclosure is required by applicable Law, the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system on which such Person’s securities trade, or subpoena, summons or legal process (in which case the disclosing party will, to the extent permissible by Law, use its reasonable efforts to advise the other party before making such disclosure and incorporate any reasonable comments made by the other party); (b) this Section 6.3 shall not preclude communications or disclosures (i) necessary to bring any Action to implement or enforce the provisions of this Agreement or (ii) with public stockholders or analysts or in response to media inquiries in the ordinary course of business for a transaction of the type contemplated by this Agreement; provided, that the communications or disclosures described in this clause (ii) shall not be inconsistent with, or include information not disclosed in, previous public disclosures made in accordance with this Section 6.3; and (c) nothing herein shall prohibit or prevent Buyer or any of its Affiliates from disclosing any information of a nature that would typically be provided by private equity funds to their investors, prospective investors, financing sources and/or prospective financing sources in a confidential manner.
6.4Interim Period Access.
(a)During the Interim Period, upon reasonable advance notice from the Buyer to the Seller, the Seller shall cause the Companies to afford the Buyer and its Representatives reasonable access, during regular business hours, to the offices, properties, Contracts, books and records and other data and information of the Companies, including the right to make, at Buyer’s expense, photocopies; provided, however, that any such access shall be conducted at the Buyer’s expense, under the supervision of the Companies’ personnel (with respect to physical access) and in such a manner as not unreasonably to interfere with the normal operations of the Companies; provided, further, that (i) with respect to any properties, plants or other facilities of the Companies, such access shall not include access for the purpose of conducting any Phase II environmental sampling or other intrusive testing of any such properties, plants or other facilities and (ii) nothing herein shall restrict any licensed surveyor(s) from surveying each parcel of Owned Real Property for purposes of the Buyer obtaining one or more title commitments or title insurance policies with respect to each parcel of Owned Real Property, so long as the Buyer reasonably coordinates with Seller with respect thereto in advance. Notwithstanding anything to the contrary in this Agreement, none of the Companies shall be required to disclose any information to the Buyer or its Representatives to the extent that (x) such disclosure would jeopardize any attorney-client or other legal privilege or (y) such disclosure would violate any applicable Laws (including any Public Health Measures). Notwithstanding the foregoing or anything else to the contrary herein, in the case of any access or information withheld pursuant to the foregoing clause (x) or clause (y), the Seller shall identify any such withheld access or information to the Buyer at such time and shall use commercially reasonable efforts to communicate the substance of such withheld information or access to the Buyer via an alternative method whether by redacting parts of such materials or otherwise in a manner that does not cause the loss of such privilege or violate such Laws.
(b)The Buyer acknowledges and agrees that all information it obtains as a result of access under this Section 6.4 (to the extent such information constitutes Evaluation Material (as defined in the Confidentiality Agreement)) shall be subject to the Confidentiality Agreement.
(c)During the Interim Period, the Buyer and its Representatives shall not be permitted to contact and communicate with the employees, customers, suppliers, distributors, lessees, lessors, licensees, licensors and other material business relations of the Companies in connection with the transactions contemplated hereby without prior consultation with, and prior written approval (including via email) of the Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided, that nothing herein shall restrict the Buyer or any of its Affiliates or Representatives from (i) making contacts and communications in the Ordinary Course and unrelated to the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) contacting and communicating with any of Wells Fargo Securities, LLC, Gibson Dunn or any Key Employee; provided, however, that any contact or

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communication with any Key Employee shall require the Seller’s prior written consent (including via email and such consent not to be unreasonably withheld, conditioned or delayed) and in such a manner as to not unreasonably interfere with the normal operations of the Companies.
6.5Efforts to Close.
(a)General. Subject to the terms and conditions of this Agreement, except as otherwise set forth herein, during the Interim Period each of the Parties shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement as soon as practicable after the execution of this Agreement, including with respect to (i) promptly causing the preparation, making and filing of any required notices, submissions and filings under applicable Antitrust Laws with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly furnishing information required in connection with such submissions and filings under such Antitrust Laws, (iii) keeping the other Parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including keeping the other Parties reasonably informed with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and (iv) filing all notices or other documentation and obtaining all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or other Person necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable (whether or not such approvals, consents, waivers, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Closing pursuant to Article 9) (collectively, “Required Consents”); provided, however, that (A) none of the Seller, the Buyer or the Companies shall be required to expend any funds to obtain any Required Consents (except as expressly provided in this Agreement), (B) the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any amendment, waiver, extension or other modification of any Permit or Contract for the purpose of obtaining any Required Consent and (C) except as otherwise provided in Article 9, in no event shall obtaining any Required Consent be a condition to Closing, it being acknowledged, for the avoidance of doubt, that this clause (C) shall in no way affect, modify or limit the conditions set forth in Article 9.
(b)In furtherance and not in limitation of the foregoing, each of the Parties agrees to (i) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable (which filings shall request early termination of the waiting period under the HSR Act) and in any event within 15 Business Days after the date hereof (unless the parties otherwise agree to a different date), (ii) supply as soon as practicable any additional non-privileged information and documentary material that may be requested by a Governmental Authority pursuant to the HSR Act and (iii) except as otherwise set forth herein, during the Interim Period use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable. The Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees under the HSR Act.
(c)Except as prohibited by applicable Law or the applicable Governmental Authority, the Parties shall: (i) cooperate and consult with each other in connection with the making of all filings, notifications, registrations, notifications, communications, submissions and any other material actions pursuant to this Section 6.5, (ii) promptly notify the others of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of the contents of), any communication to such Person from a Governmental Authority (other than ministerial communications) and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed substantive written communication to a Governmental Authority, (iii) consult with the others prior to taking any material position with respect

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to the filings under the HSR Act or other Antitrust Laws, (iv) permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation to be submitted to any Governmental Authority regarding any of the transactions contemplated by this Agreement, (v) coordinate with the others in preparing and exchanging such information and promptly provide the others (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby and (vi) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement without giving the other Parties prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, however, that each of the Buyer and the Seller may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the party providing the non-public information. The Parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine or joint defense privilege in a manner so as to preserve the applicable privilege.
(d)Notwithstanding anything herein to the contrary, (i) the Buyer shall in no event be required to, and, except for actions that are otherwise permitted without Buyer’s consent under Section 6.1(b)(i) and taken in the Ordinary Course for reasons other than seeking approval or clearance under Antitrust Laws, none of the Seller or any of the Companies shall without Buyer’s prior written consent in its sole discretion, take or agree to undertake any action, including entering into, or agreeing to enter into, any consent decree, consent agreement, hold separate order or other agreement or arrangement, in each case, with respect to (A) selling, licensing, holding separate or otherwise divesting or restricting any assets or businesses of any of the Buyer, the Companies or any of their respective Affiliates or any other Person, (B) limiting the Buyer’s or any of its Affiliate’s freedom of action with respect to, or its ability to consolidate and control, the Companies or any of their assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses, or (C) limiting the Buyer’s or any of its Affiliate’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Shares or the Companies or any of their respective assets or businesses or any of the Buyer’s or any of its Affiliates’ other assets or businesses; and (ii) the Buyer shall in no event be required to oppose any Action or Order against, prohibiting, restricting or seeking to prevent or delay the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement (clauses (i) and (ii), collectively, “Remedial Actions”); provided, however, that the Buyer shall use reasonable best efforts to take Remedial Actions solely with respect to the Companies (and not, for the sake of clarity, any other Affiliate of Buyer or any other Person or any of their respective assets or businesses) to obtain expiration of waiting periods under the HSR Act if the Losses of the Buyer Indemnified Parties that have arisen out of or relate to, and/or that would reasonably be expected to arise out of or relate to, any and all Remedial Actions (collectively, “Remedial Action Losses”) do not exceed $5,000,000.00 in the aggregate; provided, however, that Remedial Action Losses shall exclude (A) all filing fees under the HSR Act or any other Antitrust Law, and (B) all customary fees, costs and expenses of legal counsel and other advisors incurred in connection with seeking, negotiating or obtaining antitrust clearance, in each case that do not arise from or relate to any Remedial Action. Notwithstanding anything herein to the contrary, the Enterprise Value shall be reduced by the lesser of (x) an amount equal to the aggregate of any Remedial Action Losses and (y) $5,000,000.00.
(e)During the Interim Period, the Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire any business, whether by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any business, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or investment would reasonably be expected to, in any material respect, (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary under any Antitrust Law to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period under any Antitrust Law, (ii) increase the risk of any Governmental Authority entering an Order under any Antitrust Law prohibiting the consummation

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of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby as a result of any Antitrust Law.
6.6Termination of Certain Agreements. Except as set forth on Schedule 6.6 and except for the Carveout Exceptions, Seller, on its own behalf and on behalf of each of its Affiliates, hereby agrees that all intercompany and intracompany accounts and all Contracts between any of the Companies, on the one hand, and the Seller or any of its Affiliates (other than the Companies), on the other hand, shall be terminated and cancelled without any notice or any other action or consideration or further Liability to any Person and without the need for any further documentation, effective as of immediately prior to the Closing; provided, however, that the Buyer may, it is sole discretion, require Seller and/or any its Affiliates to provide at or prior to Closing evidence of any such termination and cancellation and release of such Liability in form and substance reasonably acceptable to the Buyer (any such terminations so requested, the “Related Party Transaction Terminations”).
6.7Financing Efforts.
(a)During the Interim Period, the Buyer shall use its commercially reasonable efforts to arrange the Financing, subject solely to the conditions described in the Financing Commitments and on the terms described in the Financing Commitments or on such other terms that would not adversely impact or delay in any material respect the ability of the Buyer to consummate the transactions contemplated by this Agreement or that would not constitute a Prohibited Amendment, including using its commercially reasonable efforts to: (i) negotiate and enter into definitive agreements with respect to the Debt Financing Commitment on the terms and conditions (including, if required, utilizing the “flex” provisions) contained in the Debt Financing Commitments (collectively, with the Debt Financing Commitment, the “Debt Financing Documents”), (ii) satisfy, cause to be satisfied or, if deemed advisable by the Buyer, obtain a waiver of, all conditions applicable to it and its Affiliates in the Financing Commitments that are under its control, (iii) consummate the Financing if the conditions to the availability of the Financing have been satisfied or waived (including by instructing the lenders and the other Persons providing the Financing to provide such Financing) no later than the Closing, and (iv) maintain the Financing Commitments in full force and effect for so long as the transactions contemplated by this Agreement have not been consummated in accordance with the terms and subject to the conditions thereof (other than where the failure is a result of the Seller’s or any of its Affiliates’ failure to furnish information or assistance to the extent required pursuant to in Section 6.7(f)). Buyer shall pay, or cause to be paid, as the same shall become due and payable, all commitment and other fees required to be paid under the Debt Financing Commitments.
(b)During the Interim Period, in the event any available portion of the Debt Financing, when taken with the available portion of the Equity Financing Commitment, is less than the amount required for the Financing Purposes, the Buyer shall use commercially reasonable efforts to obtain alternative debt financing (“Alternative Debt Financing”) in an amount sufficient, when taken together with the Equity Financing and any available portion of the Debt Financing, to satisfy the Financing Purposes as promptly as practicable; provided, however, that any such Alternative Debt Financing shall not, without the prior written consent of the Seller, contain any terms or conditions of the type described in the definition of “Prohibited Amendments”.
(c)The Buyer shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Debt Financing Commitments; provided, however, that any such amendment, supplement, modification or waiver shall not, without the prior written consent of the Seller: (i) reduce the aggregate net cash proceeds of the Debt Financing below an amount which, together with the Equity Financing and any Alternative Debt Financing, would be sufficient to satisfy the Financing Purposes, (ii) impose any new or additional condition, or otherwise adversely amend, modify or expand any condition, to funding of the Debt Financing (as determined in good faith by Buyer) or (iii) adversely impact the ability of the Buyer to enforce its rights against the Debt Financing Sources, relative to the ability of the Buyer to enforce its rights against the Debt Financing Sources as of the date hereof (the amendments described in clauses (i) through (iii), collectively, the “Prohibited Amendments”) (provided that, for the avoidance of doubt, the Buyer may amend any Debt Financing Commitment to add lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed such Debt Financing Commitments as of the date of this Agreement if the addition of such parties, individually

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or in the aggregate, does not add new or additional (or adversely amend, modify or expand any existing) conditions to the consummation of the Financing) and otherwise replace or amend the Debt Financing Commitments as set forth in this Section 6.7.
(d)To the extent the Buyer obtains Alternative Debt Financing pursuant to Section 6.7(b), or amends, replaces, supplements, modifies or waives any of the Debt Financing pursuant to Section 6.7(c), references to the “Debt Financing,” the “Financing,” the “Debt Financing Commitment” and the “Financing Commitments” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Debt Financing, or the Financing as so amended, replaced, supplemented, modified or waived, except for purposes of any representation or warranty made hereunder or in any Ancillary Agreement which is qualified by the date hereof or another earlier date.
(e)During the Interim Period, upon the reasonable request of the Seller from time to time, the Buyer shall apprise the Seller of developments relating to Financing.
(f)During the Interim Period, the Seller shall, and shall cause the Companies and each of their Representatives to, use commercially reasonable efforts to provide cooperation reasonably requested by the Buyer in connection with the arrangement of the financing contemplated by the Debt Financing Commitments and in satisfying the conditions precedent set forth in the Debt Financing Commitments or any definitive document relating to the Debt Financing Commitments, as and to the extent reasonably requested by the Buyer, including: (i) assisting Buyer in the preparation of definitive financing documents and materials reasonably and customarily requested in connection with the Debt Financing Commitments as in effect on the date hereof or any Alternative Debt Financing of substantially similar type to the type of the Debt Financing Commitments as in effect on the date hereof, (ii) executing and delivering reasonable and customary certificates and other documentation (other than solvency certificates) required by the Debt Financing Sources as a condition to obtaining the Debt Financing, executing the definitive documentation related to the Debt Financing, and facilitating the creation and, to the extent required as a condition precedent to the availability of the Debt Financing, perfection of security interests in respect of the Debt Financing, with such documentation, in each case, only effective subject to the occurrence of the Closing, (iii) to the extent reasonably requested in writing by the Buyer at least eight Business Days prior to the Closing, furnishing at least four Business Days prior to the Closing all documentation and information relating to the Companies required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act or as required under 31 C.F.R. §1010.230, and beneficial ownership regulation; (iv) using commercially reasonable efforts to facilitate the pledging of collateral for the Debt Financing (including the delivery on or about Closing of original share certificates, if applicable, with respect to the Companies), and (v) to the extent reasonably requested by the Buyer in order to satisfy a condition precedent to the availability of the Debt Financing, taking any such other action not otherwise in contravention hereof to facilitate the satisfaction on a timely basis of all conditions to the availability of the Debt Financing Commitments as in effect on the date hereof or any Alternative Debt Financing of substantially similar type to the type of the Debt Financing Commitments as in effect on the date hereof, at Closing that are within the direct control of the Seller or any of the Companies; provided, that, neither the Seller nor the Companies shall in any event be required to provide such assistance to the extent doing so would unreasonably interfere with its business operations. Without limiting the generality of the foregoing, the Seller shall use reasonable best efforts to obtain the Release Documentation and, as identified by the Buyer in writing, any Payoff Letters. Notwithstanding anything to the contrary, nothing in this clause (f) shall require any such cooperation to the extent that it would (i) require any such Person to incur any liability or give any indemnity that is not contingent upon the occurrence of the Closing or otherwise reimbursable or indemnified by Buyer pursuant to clause (g) below, (ii) require the Seller or the Companies or any of their Representatives to enter into or deliver any executed document that become effective prior to the Closing Date, other than customary “know your customer” and beneficial ownership information, (iii) (A) require preparation or delivery of (1) any financial statement in a form not customarily prepared with respect to any such period (including Regulation S-X compliant financial statements or the restatement of financial statements for historical periods) or any projections or pro forma financial information, (2) any financial information with respect to a fiscal period that has not yet ended or has ended less than 45 days in the case of quarterly financial statements or 120 days in the case of fourth quarter and for annual financial statements, (3) any financial or other information that is not historical and reasonably available, or (4) any legal opinion or accountants’ cold comfort letter, reliance

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letter or solvency or other similar certificate, the effectiveness of which is not contingent upon Closing, (iv) agree to any contractual obligation relating to the Debt Financing Commitments that is not conditioned upon the Closing or (v) require any director or officer (or manager or member) of any of the Companies as of immediately prior to the Closing that will not continue in such role after the Closing to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing Commitments are obtained; provided, further, that (x) no personal liability shall be imposed on any of Representatives of the Seller or the Companies involved in the foregoing cooperation, (y) neither the Seller nor the Companies will be required to pay any commitment or other fees or expenses in connection with the Debt Financing Commitments prior to the Closing (unless reimbursable by Buyer pursuant to clause (g) below), and (z) no Representative of the Companies shall be required to enter into any definitive agreement that is not contingent on the occurrence of the Closing Date, other than customary “know your customer” and beneficial ownership information.
(g)The Buyer shall indemnify and hold harmless the Seller and the Companies and their respective Representatives from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing Commitments or any assistance or activities provided in connection therewith; provided, however, that, the foregoing shall not apply in the event (i) of the use of financial information provided by or on behalf of such Persons for purposes of the Debt Financing or (ii) of willful misconduct, gross negligence, intentional misrepresentation or fraud by any of such Persons or their Affiliates. The Buyer shall promptly reimburse the Seller and the Companies for all reasonable and documented out-of-pocket third party costs and expenses incurred in connection with such cooperation; provided that such Persons (and not the Buyer) shall be responsible for (x) any ordinary course amounts payable to their existing Representatives with respect to services provided before the Closing Date and (y) any amounts that would have been incurred in connection with the transactions contemplated by this Agreement regardless of the Debt Financing (including the preparation and/or delivery of payoff letters and lien releases).
6.8Exclusivity. During the Interim Period, the Seller shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, through any of its Affiliates, Representatives or otherwise, (a) solicit, initiate or encourage (including by way of furnishing any information relating to the Companies), induce or take any other action which could reasonably be expected to lead to the making, submission or announcement of, any proposal, indication of interest or offer from any Person (other than the Buyer and its Affiliates) contemplating or otherwise relating to any transaction or series of related transactions involving any: (i) merger, consolidation, share exchange, business combination, issuance of securities or direct or indirect acquisition or purchase of securities, recapitalization, tender offer, exchange offer or other similar transaction with respect to any of the Companies, (ii) sale, lease, license, exchange, transfer, acquisition or disposition of any assets of the Companies other than sales of inventory in the Ordinary Course; (iii) liquidation or dissolution of any of the Companies or (iv) any similar transaction or business combination with respect to any of the Companies or their businesses or assets or any other transaction that would prevent or restrict any portion of the transactions contemplated hereby (collectively, a “Competing Transaction”); (b) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, any effort or attempt by any Person to effect or pursue a Competing Transaction; (c) approve, endorse, recommend or enter into any Competing Transaction or any confidentiality agreement, letter of intent, memorandum of understanding or Contract with respect to a Competing Transaction or requiring any of the Companies or the Seller to abandon or terminate its obligations under this Agreement; or (d) agree, resolve or commit to do any of the foregoing. Promptly following the receipt of any inquiry, proposal or other communication relating to any Competing Transaction (and in any event within two Business Days thereafter), Seller shall notify the Buyer of such receipt of such inquiry, proposal or other communication. Promptly following the execution and delivery of this Agreement, the Seller shall, and shall cause its Representatives and Affiliates (including the Companies) to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to any Competing Transaction.
6.9R&W Insurance Policy. The Buyer shall use commercially reasonable efforts to take all actions required in order for the R&W Insurance Policy to be issued as promptly as possible following the Closing in substantially the same form provided or made available to Seller prior to the date hereof, which

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R&W Insurance Policy shall, for the avoidance of doubt, include terms to the effect that the R&W Insurer waives its rights to bring any claim against Seller or any of its Affiliates, and its and their respective officers, directors, employees and agents by way of subrogation, claim for contribution or otherwise, other than with respect to a claim for Fraud (the “Subrogation Waiver”). The Subrogation Waiver may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, without the prior written consent of the Seller.
6.10Change of Control Obligations. To the extent a Change of Control Obligation requires or conditions payment on the recipient signing a release, the Seller and the Company shall, and shall cause the other Companies to, use reasonable best efforts to obtain and provide to the Buyer, at least two Business Days prior to Closing, general releases of claims (in form and substance reasonably satisfactory to the Buyer) from all payees of Change of Control Obligations with a bonus amount of $10,000 or more; provided, that the failure to obtain any such release of claims shall not, in and of itself, give rise to the failure of the conditions in Section 9.2 to be satisfied.
6.11Customs Surety Bond. During the Interim Period, Seller and the Company shall use, and shall cause the Companies to use, their commercially reasonable efforts to obtain a replacement, reasonably acceptable to Buyer (a “Replacement Bond”), of that certain customs bond #25C001F06 and surety bond #9483499 issued to the Company by Fidelity and Deposit Company of MD. Buyer shall pay or cause to be paid any cash collateral, deposit or other amount required for the issuance of such Replacement Bond and any other fees or expenses incurred in connection with the issuance of such Replacement Bond.
Article 7
GENERAL COVENANTS
7.1Books and Records; Access.
(a)Except as otherwise required by Section 11.1, from and after the Closing Date, the Companies shall be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Companies and their respective businesses and operations. Following the Closing, the Buyer shall cause each of the Companies to provide the Seller and its Representatives with reasonable access, upon reasonable written request, to such books and records (and employees of the Companies for purposes of better understanding such books and records), including the right to make, at the Seller’s expense, photocopies, in each case, (i) solely to the extent relating to periods prior to the Closing and (ii) solely to comply with the rules and regulations of any Governmental Authority, for insurance purposes, to fulfill the Seller’s obligations under Section 7.12, in connection with financial reporting and accounting matters, or in the event of any litigation or investigation with a third party, during normal business hours and upon reasonable prior notice; provided, however, that any such access shall be conducted at Seller’s expense and in such a manner as not unreasonably to interfere with the normal operations of Buyer or its Affiliates (including the Companies). Notwithstanding anything to the contrary in this Agreement, none of the Companies shall be required to disclose any information to Seller or its Representatives to the extent that (x) such disclosure would jeopardize any attorney-client or other legal privilege, (y) such disclosure would violate any applicable Laws (including any Public Health Measures) or (z) the information to be accessed is pertinent to any pending or potential litigation in which Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates (including the Companies), on the other hand, are or would be adverse parties (in which case, the applicable rules of discovery will apply) (clauses (x), (y) and (z), the “Access Limitations”). Notwithstanding the foregoing or anything else to the contrary herein, in the case of any access or information withheld pursuant to the foregoing clause (x) or clause (y), Buyer shall identify any such withheld access or information to Seller at such time and shall use commercially reasonable efforts to communicate the substance of such withheld information or access to Seller via an alternative method whether by redacting parts of such materials or otherwise in a manner that does not cause the loss of such privilege or violate such Laws. Unless otherwise consented to in writing by the Seller, the Buyer shall cause the Companies to for a period of seven years following the Closing Date, retain all of the books and records of the Companies in existence at the Closing to the extent relating to periods prior to the Closing; provided, however, that Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity

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to copy such books and records in accordance with this Section 7.1(a); provided, further that nothing herein shall limit the ability of the Companies to dispose of books and records in the Ordinary Course of the Companies. Seller acknowledges and agrees that all information it obtains as a result of access under this Section 7.1(a) (to the extent such information constitutes Confidential Information) shall be subject to Section 6.2(b).
(b)Following the Closing, the Seller shall, and shall cause each of the Dormant Entities to, provide the Buyer, the Companies and their respective Representatives with reasonable access, upon reasonable written request, to such books and records (and employees of the Seller and the Dormant Entities for purposes of better understanding such books and records), including the right to make, at the Buyer’s expense, photocopies, in each case, (i) solely to the extent relating to periods prior to the Closing and (ii) solely to comply with the rules and regulations of any Governmental Authority, for insurance purposes, in connection with financial reporting and accounting matters, or in the event of any litigation or investigation with a third party, during normal business hours and upon reasonable prior notice; provided, however, that any such access (1) shall be conducted at Buyer’s expense and in such a manner as not unreasonably to interfere with the normal operations of the Seller, the Dormant Entities or their respective Affiliates and (2) shall be subject to the Access Limitations. Notwithstanding the foregoing or anything else to the contrary herein, in the case of any access or information withheld pursuant to the clauses (x) or clause (y) of the definition of Access Limitations, Seller shall identify any such withheld access or information to Buyer at such time and shall use commercially reasonable efforts to communicate the substance of such withheld information or access to Buyer via an alternative method whether by redacting parts of such materials or otherwise in a manner that does not cause the loss of such privilege or violate such Laws. Unless otherwise consented to in writing by the Buyer, the Seller shall, and shall cause the Dormant Entities to, for a period of seven years following the Closing Date, retain all of the books and records of the Seller and the Dormant Entities in existence at the Closing to the extent relating to periods prior to the Closing; provided, however, that Seller shall notify the Buyer in writing at least 30 days in advance of destroying (or any of the Dormant Entities destroying) any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 7.1(b); provided, further that nothing herein shall limit the ability of the Seller or the Dormant Entities to dispose of books and records in the Ordinary Course of the Seller or the Dormant Entities. Buyer acknowledges and agrees that all information it obtains as a result of access under this Section 7.1(b) (to the extent such information constitutes Confidential Information) shall be subject to Section 6.2(c).
7.2Post-Closing Employment.
(a)During the 12-month period immediately following the Closing Date (or, if earlier, on the Post-Transaction Employee’s date of termination), the Buyer shall provide or cause the Companies to provide each individual who is employed by any of the Companies immediately prior to the Closing Date and who remains employed by one of the Companies immediately following the Closing Date (each, a “Post-Transaction Employee”) with, subject to Section 7.2(c): (i) an annual base salary or hourly wage rate, as applicable, and target cash bonus and target commission opportunities that are no less favorable in the aggregate to those provided to such Post-Transaction Employee immediately prior to the Closing Date (excluding long-term or equity or equity-based compensation), and (ii) employee benefits (excluding any defined benefit pension, equity or equity-based, severance, long-term incentive, transaction, change in control, retention, nonqualified deferred compensation or post-termination or retiree health or welfare benefits) that are substantially comparable in the aggregate to those employee benefits provided to the Post-Transaction Employees immediately prior to the Closing Date under the Employee Benefit Plans set forth on Schedule 4.15(a) (subject to the same exclusions noted above).
(b)For purposes of determining eligibility to participate, vesting and entitlement to paid time off benefits where length of service is relevant under any employee benefit plan of the Companies or the Buyer in which Post-Transaction Employees are eligible to participate following the Closing Date (subject to the exclusions noted below), each Post-Transaction Employee will receive service credit for his or her service with the Companies (and any predecessor entity) before the Closing Date to the same extent and for the same purpose such service was credited, before the Closing Date under the corresponding Employee Benefit Plan, except no such service will be credited to the extent such crediting would result in the duplication of compensation or benefits for the same period of service or for

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purposes of benefit accrual under a defined benefit pension, post-termination or retiree health or welfare, long-term incentive, transaction, change in control, retention, nonqualified deferred compensation or equity or equity-based incentives. To the extent that the Buyer or any of its Subsidiaries (including the Companies) materially modifies any coverage or benefits under any group health Employee Benefit Plan under which the Post-Transaction Employees participate during the plan year in which the Closing Date occurs, the Buyer or the applicable Subsidiary shall use commercially reasonable efforts to (i) waive, or cause third-party insurance carriers to waive, any applicable waiting periods, pre-existing condition exclusions or limitations, or actively-at-work requirements applicable to the Post-Transaction Employees (or their dependents or beneficiaries) to the same extent that such applicable waiting periods, pre-existing condition exclusions or limitations, or actively-at-work requirements were waived under the terms of the corresponding Employee Benefit Plan immediately prior to the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Post-Transaction Employees and that have not been satisfied as of the Closing Date under any analogous Employee Benefit Plan maintained for Post-Transaction Employees immediately prior to the Closing Date and (ii) cause any eligible costs or expenses paid by Post-Transaction Employees (and their dependents or beneficiaries) during the plan year in which the Closing Date occurs to be taken into account to the same extent and for the same purpose in satisfying applicable deductibles, co-insurance amounts, and out-of-pocket payments under any such group health Employee Benefit Plans such Post-Transaction Employees are eligible to participate in during the plan year in which the Closing Date occurs.
(c)With respect to all Post-Transaction Employees who are participants in the Arcosa, Inc. Annual Incentive Plan as of the Closing Date, the Seller shall, or shall cause its applicable Subsidiaries to, as of the Closing, pay to each Post-Transaction Employee an amount equal to (i) any amount such Post-Transaction Employee earned and was eligible to receive for any period or portion thereof ending on or prior to December 31, 2025 (to the extent not paid by the Seller prior to Closing) and (ii) the amount such Post-Transaction Employee would have received had such Post-Transaction Employee been eligible to receive a pro-rated cash bonus for the 2026 calendar year based upon (A) the number of days from January 1, 2026, through and including the Closing Date divided by 365 and (B) the actual performance of the Companies as of the Closing Date as determined by the Seller. For the avoidance of doubt, the Seller shall, or shall cause its applicable Affiliate to, fund the payments described in this Section 7.2(c) (including the employer portion of any associated payroll Taxes thereon, computed as of the Closing Date), but the Buyer agrees to process, or to cause the Companies to process, such payments through the applicable Company payroll as soon as reasonably practicable following the Closing Date and receipt of such payments from Seller or its other Subsidiary. Notwithstanding anything to the contrary herein, the Buyer will not be obligated to provide an annual cash incentive opportunity or pay a bonus to any Post-Transaction Employee who receives a bonus pursuant to this Section 7.2(c) with respect to calendar year 2025 or the portion of the 2026 calendar year ending prior to the Closing Date. The Companies and/or the Buyer may instead provide for a pro-rated bonus opportunity for the remainder of the 2026 plan year in light of the foregoing.
(d)Nothing set forth in this Agreement, whether express or implied, shall (i) be treated as an amendment, modification, establishment or creation of, or prohibit or limit the Seller, the Buyer or their respective Affiliates from amending, modifying, or terminating, any benefit or compensation plan, program, policy, practice, Contract, agreement or arrangement, including any Employee Benefit Plan, (ii) create any right or benefit in any Person other than the signatories of this Agreement, including any right to employment or service of any Post-Transaction Employee or any other Person for any period of time after the Closing Date or any term or condition of such employment or service, or (iii) be interpreted or construed to preclude or otherwise interfere with the ability of the Buyer, the Companies or any of their Affiliates to amend, modify or terminate the employment (or terms of employment) of any Post-Transaction Employee or any other Person for any or no reason.
(e)The Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Losses asserted against or suffered, sustained or incurred by any Buyer Indemnified Party to the extent arising out of, related to or assessed or incurred in connection with any Multiemployer Plan, including, but not limited to, the assessment of any withdrawal liability within the meaning of Title IV of ERISA, in each case, to the extent incurred by or imposed upon any of the Companies.

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(f)Employees on Certain Leave. Notwithstanding anything to the contrary set forth herein, any employees of the Companies who, as of the conclusion of the service term for health and welfare benefits under the Transition Services Agreement (the “TSA End Date”), are on short- or long-term disability leave or absence, in each case, that involves the provision of benefits under a short-term disability, long-term disability insurance plan or similar program sponsored, contributed to or maintained by the Seller or its Affiliates (other than the Companies) (collectively, the “Existing Leave Employees”), shall remain eligible for coverage under the Seller’s (or one of its Affiliate’s (but excluding the Companies for this purpose)) applicable disability plans as of and after the TSA End Date, pursuant to the terms of such plans (including, as necessary, by virtue of a transfer of employment to Seller or one of its Affiliates (excluding the Companies)). Prior to the Closing, the Seller shall obtain consent from the applicable insurance carriers (and other providers administering such plans) for the Existing Leave Employees to remain entitled to coverage under such short-term disability, long-term disability plans, notwithstanding that, as of the Closing, the Companies will no longer be an ERISA Affiliate, or otherwise within the “controlled group”, of the Seller, for purposes of such coverage, such that the Existing Leave Employees will be entitled to ongoing coverage under such plans (or other Seller or Seller Affiliate sponsored plans that provide for substantially comparable coverage) until the conclusion of the applicable ongoing claim, including that the Existing Leave Employees on the Seller’s short-term disability insurance plan will be entitled to coverage under the Seller’s long-term disability insurance plan if they apply and qualify for such coverage in accordance with its terms (other than terms related to their transfer of employment outside of the Seller’s “controlled group”). If, prior to the Closing, the Seller is unable to obtain such consent with respect to any Existing Leave Employee, then the Seller shall, effective as of the Closing, transfer the employment of such Existing Leave Employee to the Seller or one of its Affiliates (other than the Companies). For the avoidance of doubt, if any Existing Leave Employee on short-term disability leave, as of the TSA End Date, applies (and qualifies) for long-term disability coverage on or after the TSA End Date, such Existing Leave Employee shall participate in the Seller’s (or one of its Affiliate’s) long-term disability plan following the TSA End Date pursuant to the terms of such plan (other than terms related to their transfer of employment outside of the Seller’s “controlled group”), and in accordance with the foregoing, the Seller shall obtain consent from the applicable carrier to effectuate the same prior to the Closing. The Buyer or one of its Affiliates (including the Companies for this purpose) shall reimburse the Seller for the costs, including the premium costs, associated with the continued participation of the Existing Leave Employees in the short or long-term disability plans of the Seller or its Affiliates (other than the Companies) described in this Section 7.2 following the TSA End Date promptly following receipt of an itemized invoice for the same. For any Existing Leave Employees whose employment is transferred to the Seller or one of its Affiliates (other than the Companies) at or prior to the Closing in accordance with, and in order to effectuate, the foregoing, the Seller or its applicable Affiliate shall terminate the employment of any Existing Leave Employee (a) who was on short-term disability or other similar leave or absence that involves the provision of benefits under a group health or welfare insurance plan or similar program sponsored, contributed to or maintained by the Seller or its Affiliates as of the TSA End Date and does not qualify for long-term disability coverage under the Seller’s (or one of its Affiliate’s) disability plans, if such Existing Leave Employee does not return to work following the expiration of short-term disability or similar coverage; or (b) who is receiving long-term disability coverage under the Seller’s (or one of its Affiliate’s) long-term disability plan (either as of the TSA End Date or commencing any time following the TSA End Date), if such Existing Leave Employee does not return to work by the earlier of (i) one year from the date he or she commenced such long-term disability coverage and (ii) the date he or she ceases to be covered by the Seller’s (or one of its Affiliate’s) long-term disability plan. The Seller shall promptly notify the Buyer in writing if any Existing Leave Employee whose employment is transferred to the Seller or one of its Affiliates (other than the Companies) at or prior to the Closing in accordance with, and in order to effectuate, the foregoing, returns to active employment at or prior to the periods noted in (a) and (b) above, and the Buyer shall offer such Existing Leave Employee an offer of employment with the Buyer or one of its Affiliates (including the Companies) that is substantially comparable in the aggregate to the employment terms in effect immediately prior to the Closing, and if such terms are not accepted by the Existing Leave Employee, the Seller shall terminate the employment of such Existing Leave Employee. Any termination related costs or Liabilities (whether severance pay or benefits or otherwise) incurred by the Seller pursuant to the foregoing two sentences shall be exclusively borne or promptly reimbursed by the Buyer and its Affiliates (including the Companies), provided that the Seller shall not offer any discretionary severance or termination payments or benefits to such Existing Leave Employee or implement any broad-based severance program or policy that would cover such Existing Leave Employee without Buyer’s written consent (which may not be unreasonably withheld, conditioned or delayed). The

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Parties shall cooperate in transferring the employment of any Existing Leave Employee who returns to work prior to the deadlines noted above to the Buyer or its Affiliates, and the Seller shall not take any actions to encourage such Existing Leave Employee to reject the Buyer’s offer of employment.
7.3Director and Officer Liability and Indemnification.
(a)From and after the Closing Date for a period of six years thereafter, each of the Companies shall (i) maintain in its certificate of formation, operational agreement or other organizational documents, as applicable, provisions concerning indemnification and exculpation (including provisions relating to expense advancement) of such Company’s former and current officers and directors that are no less favorable to those Persons than the provisions of the certificate of formation, operating agreement and other organizational documents of the Companies, as applicable, in each case, as of immediately prior to the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder in any material respect, in each case, except as required by applicable Law.
(b)At the Closing, Seller shall cause each of the Companies to obtain a prepaid irrevocable six-year “tail” insurance policy (the “Tail Policy”) from an insurance carrier with the same or better financial-strength rating as the Companies’ current insurance carrier with respect to the Company’s directors’ and officers’ liability insurance policies (including employment practices liability and fiduciary liability) covering those persons who are currently covered by such insurance policies with respect to matters occurring prior to the Closing that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Companies or, if substantially equivalent insurance coverage is unavailable, the best available coverage. 50% of the fees, costs and expenses (including all premiums, Taxes and surcharges) incurred in connection with the Tail Policy shall be a Transaction Expense and 50% of such fees, costs and expenses shall be borne by the Buyer.
(c)If any of the Companies or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Company shall assume all of the obligations set forth in this Section 7.3.
(d)The Buyer covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current managers of the Companies, in their capacity as such, with respect to any Liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.
(e)The provisions of this Section 7.3 are intended for the benefit of, and will be enforceable by, each current and former director or officer of any of the Companies (in their capacity as such) and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had, under applicable Law, by Contract or otherwise.
7.4Non-Compete; Non-Solicit.
(a)During the Restricted Period, the Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly in any capacity through any Person or contractual arrangement, engage in, manage, control, have any direct or indirect ownership interest in or participate in any manner (as an owner, equity holder, financing source, manager, agent, representative, consultant, service provider or otherwise) in, any of the design, engineering, manufacture, marketing, distribution, sale, lease or servicing of (i) hopper, tank or deck barges, barge coversets or marine components including hatches, doors, castings, specialty cranes, hand winches, electric winches, hydra-electric winches, barge-moving winches, capstans, fairleads, roller chocks or composite or environmental cover systems and/or (ii) any product, or any service ancillary to such products described in clause (i) and this clause (ii), in each case which has been sold or provided by any of the Companies in the 24 months prior to the date hereof,

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anywhere in North America (a “Competing Business”); provided, however, that this Section 7.4(a) shall not prevent the Seller or any of its Affiliates from passively holding or making passive investments not in excess of 2% collectively of the outstanding securities of any publicly traded entity regardless of whether such Person engages in a Competing Business, in each case, so long as Seller is not involved in any material respect in the business, control or management of said publicly traded entity.
(b)During the Restricted Period, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement, (i) solicit, induce or recruit, or attempt to solicit, induce or recruit, for employment, engagement or hire any individual who is, or was at any time during the 12-month period immediately preceding the Closing Date, an employee or independent contractor of any of the Companies (each, a “Restricted Person”); provided, that, for the avoidance of doubt, any individual assigned to any of the Companies by a third-party staffing or temporary labor agency shall not be deemed a Restricted Person for purposes of this Section 7.4(b) upon the termination of such individual’s assignment to such Company, (ii) induce or encourage any Restricted Person to terminate his or her employment with any of the Companies, or otherwise take any action which could reasonably be expected to adversely influence or alter any Restricted Person’s relationship with any of the Companies or any of their Affiliates or (iii) hire, employ or engage any Restricted Person; provided, that the foregoing shall not prohibit (A) a general solicitation to the public through general advertising or similar methods of solicitation not specifically directed at Restricted Person, so long as neither Seller nor any Affiliate thereof directly or indirectly hires or engages any Restricted Person in violation of this Section 7.4(b) or otherwise violates any provision of this Section 7.4 or (B) the solicitation, employment or hiring of any employee (other than any Key Employee) who has been terminated by any of the Companies more than 180 days prior to any such solicitation or hiring so long as, for the sake of clarity, no solicitation or inducement occurred prior to such 180th day.
(c)Without limiting the generality of the provisions of Section 7.4(a) above, during the Restricted Period, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement, (i) solicit or attempt to solicit any Person that is or was an actual or prospective customer, supplier or other business relation of any of the Companies at any time during the 24 month period prior to the Closing Date for purposes (A) of diverting such Person’s business from any of the Companies or (B) which are or may reasonably be considered to be a Competing Business, or (ii) otherwise interfere with or take any action with the intent to adversely change the business relationship of any of the Companies with any actual or prospective customer, supplier or other business relation of any of the Companies.
(d)The Seller acknowledges that the covenants set forth in this Section 7.4 are an essential element of this Agreement and that any breach by the Seller or any of its Affiliates of any provision of this Section 7.4 will result in irreparable injury to the Buyer and the Companies. The Seller acknowledges that in the event of such a breach or threatened breach, Buyer will have no adequate remedy at Law and in addition to all other remedies available at Law, the Buyer shall be entitled to equitable relief, including injunctive relief, as well as such other damages as may be appropriate, in each case, without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy. The Seller is familiar with, and has reviewed, has had sufficient time to understand and has independently consulted with its counsel regarding, all the restrictive covenants contained in this Section 7.4, is fully aware of its obligations hereunder and after such review and consultation agrees that the length of time, scope and geographic coverage of the covenants set forth in this Section 7.4 are reasonable and proper to protect the legitimate interest of the Buyer and given the benefits Seller will directly or indirectly receive hereunder. Seller acknowledges and agrees that (A) the covenants and agreements set forth in this Section 7.4 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, (ii) Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if such Seller or any of its Affiliates breached the provisions of this Section 7.4, (iii) any breach of the provisions of this Section 7.4 by Seller or its Affiliates would result in a significant loss of goodwill by Buyer and the Companies, (iv) the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable and (v) Seller will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this Section 7.4 in any Action, regardless of who initiates such Action. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach,

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including the recovery of any damages that it is able to prove. Seller shall cause its controlled Affiliates to comply with this Section 7.4, and shall be liable for any breach or violation by any of its controlled Affiliates of this Section 7.4.
(e)If a court of competent jurisdiction finally determines that the character, duration, geographical scope, business limitation or other relevant feature of the provisions of this Section 7.4 are unreasonable, arbitrary, against public policy or otherwise unenforceable under the circumstances, it is the intention and the agreement of the Buyer and the Seller that, for purposes of such jurisdiction and circumstances only, these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s conduct that are enforceable in light of the circumstances and are as close to the original provision as possible, and such provision shall be enforced accordingly.
7.5Insurance Coverage.
(a)The Buyer acknowledges and agrees that the Companies shall, from and after the Closing, cease to be insured by or entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any of the Seller’s or its Affiliates’ insurance policies and self-insurance programs other than (i) insurance policies acquired directly by and in the name of the Companies, (ii) with respect to any claim, act, omission, event or circumstance that could give rise to a liability insured under any third-party occurrence-based insurance policy to the extent it occurred or existed prior to the Closing Date, (iii) the insurance policies set forth on Schedule 7.5 (the insurance policies described in clauses (ii) and (iii), collectively, the “Available Insurance Policies”) and (iv) any continued coverage of the Post-Transaction Employees (and their eligible dependents and beneficiaries) under such insurance policies and self-insurance programs pursuant to the Transition Services Agreement. The Buyer will be responsible for obtaining any replacement or additional coverage it deems necessary or appropriate for the Companies. The Seller hereby designates and agrees that the Companies shall be named insureds (or additional insureds, as applicable) under the Available Insurance Policies to the fullest extent permitted by the terms thereof.
(b)From and after the Closing, with respect to any Liability of any of the Companies to the extent arising out of any claim, act, omission, event or circumstance occurring or existing prior to the Closing Date which is insured under the Available Insurance Policies, the Seller shall, at the Buyer’s request and subject to the remainder of this Section 7.5, reasonably cooperate with the Buyer (or the applicable Company) in making and pursing a claim under the relevant Available Insurance Policy in respect of such Liability; provided, that such claim shall be subject to the terms, conditions and exclusions of such Available Insurance Policy, including any limits on coverage or scope, and any deductibles, self-insured retentions (including under any fronting or loss retention arrangement or policy), retrospective premiums, and other chargeback amounts, fees, costs and expenses. The Seller shall retain all rights to control its and its Affiliates’ insurance policies and programs, including the right to exhaust, settle, release, commute, buy back, or otherwise resolve disputes with respect to any of its insurance policies and programs; provided, that the Seller and its Affiliates (i) shall not, without the prior written consent of the Buyer, (A) settle, release, commute, buyback or otherwise resolve disputes with respect to a claim that the Buyer is permitted to make under this Section 7.5 under any Available Insurance Policies; or (B) terminate, cancel, allow to lapse, amend, waive or modify in any manner adverse to Buyer or any of the Companies any Available Insurance Policy, and (ii) shall permit Buyer (or the applicable Company) to control any claim that the Buyer is permitted to make under this Section 7.5 under any Available Insurance Policies (including the investigation and negotiation of the claim with the applicable insurer). The Buyer shall, to the extent applicable to such claim, bear any and all deductibles, retentions, reimbursement, indemnification, co-insurance or other self-insurance amounts, including any amount required to be retained or self-insured under any fronting or loss retention arrangement or policy, with respect to any claims made under the Available Insurance Policies with respect to the Companies or their respective businesses, assets or employees. Buyer shall be solely responsible for and shall promptly (and in any event within 10 Business Days after request by the Seller) reimburse the Seller and its Affiliates for any reasonable out-of-pocket costs or fees, or any other amounts required by this Section 7.5 to be borne by the Buyer, incurred by the Seller and its Affiliates in the performance of their obligations to cooperate under this Section 7.5, including any with respect to any workers’ compensation claims of the Companies’ employees, whether arising before or after the Closing (in each case, without duplication of any amounts paid, reimbursed or borne by Buyer under the Transition Services Agreement), but

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excluding, for the sake of clarity, the amount of any insurance premium increases resulting from or allocable to such claims. Notwithstanding anything to the contrary herein, Buyer’s obligations under this Section 7.5 with respect to Pre-Closing WC Claims and Pre-Closing Healthcare Claims shall be subject to Section 7.12.
(c)This Section 7.5 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 7.5 is intended to waive or abrogate in any way the Seller’s or any of its Affiliates’ or the Companies’ rights to insurance coverage for any liability.
7.6Use of Names; Retained Marks.
(a)The Seller is not conveying ownership rights or granting the Buyer or any of its Affiliates, including the Companies, a license to use any of the Marks of the Seller or any of its Affiliates other than the Companies, including the name “Arcosa”, the letter A (stylized) or any Mark containing or incorporating the foregoing (collectively, the “Retained Marks”). Except as expressly provided below, any and all right of the Companies to use the Retained Marks shall terminate as of the Closing and shall immediately revert to Seller, along with any and all goodwill associated therewith, and after the Closing the Buyer shall not, and shall not permit any of its Affiliates including the Companies to, use in any manner the Retained Marks or any word that is similar in sound or appearance to the Retained Marks. The Buyer further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Marks, except as expressly provided herein. In furtherance of the foregoing, (i) the Buyer shall cause the Companies to, within one month following the Closing, remove or obliterate the Retained Marks on all barges (collectively, “Barges”) or cease using such Barges, and for such period, the Seller grants to Buyer a worldwide, non-exclusive, royalty-free, fully-paid, limited license to use and display, in connection with the operation of its business in the same manner as used and displayed during the 12 months immediately prior to the Closing, on all Barges; and (ii) as promptly as practicable, and in any event no later than ten Business Days after the Closing, the Buyer shall take all necessary corporate action to cause the corporate names of each of the Companies to be changed to a name that does not include the word “Arcosa”.
(b)Notwithstanding the foregoing, the Companies are, for the applicable periods set forth below following the Closing Date, granted a worldwide, non-exclusive, royalty-free, fully-paid limited license to use and display the Retained Marks, solely in connection with the operation of its business in the same manner as used and displayed during the 12 months immediately prior to the Closing: (i) for a period of six months following the Closing Date, all inventories other than Barges containing the Retained Marks; (ii) for a period of six months following the Closing Date, all existing marketing and promotional materials (including websites, signage, brochures, leaflets and similar documents), purchase orders, invoices, receipts, letterhead, business cards and other similar documents of the Companies containing the Retained Marks (clauses (i) and (ii) collectively, the “Existing Products”); and (iii) for a period of one year following the Closing Date (or such longer time period as may be required to obtain any landlord consents required therefor, provided that the Buyer shall use commercially reasonable efforts to obtain such consents as soon as reasonably practicable), all building signage that contains, bears, displays or uses the Retained Marks. After such applicable period, the Buyer shall cause the Companies to remove or obliterate the Retained Marks from such Existing Products and building signage or destroy such Existing Products and building signage. Notwithstanding anything to the contrary herein, the Buyer and the Companies may at all times thereafter following the Closing Date (i) retain, solely for their internal business purposes, records, and other historical or archived documents containing or referencing the Retained Marks and (ii) describe the transactions contemplated by this Agreement as a factual matter without the use of any logos or stylized marks included in the Retained Marks, subject to any applicable confidentiality, publicity or similar provisions herein.
(c)Except as expressly provided in this Section 7.6, no other right to use the Retained Marks is granted by the Seller to any of the Buyer or the Companies, whether by implication or otherwise, and nothing hereunder permits any of the Buyer or the Companies to use the Retained Marks in any manner other than as permitted herein. The Buyer shall ensure that all use of the Retained Marks by the Companies as provided in this Section 7.6 shall be consistent in all material respects with the manner in which the Companies used the Retained Marks during the 12 months immediately prior to the Closing. Any and all goodwill generated by the use of the Retained Marks under this Section 7.6 shall

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inure solely to the benefit of the Seller. In any event, the Buyer shall not, and shall cause the Companies not to, use the Retained Marks in any manner that would reasonably be expected to damage or tarnish the reputation of the Seller or any of their Affiliates or the goodwill associated with the Retained Marks in any material respect.
7.7Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each Party, upon request of the other Party and from time to time, will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request and deem necessary or desirable to consummate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party.
7.8Data Room Copy. Within ten Business Days after the Closing, Seller shall deliver or cause to be delivered to Buyer a true and correct copy of the contents of the online data room hosted by Venue by DFIN in connection with the transactions contemplated by this Agreement, which shall be delivered to Buyer on a USB drive or by other means reasonably acceptable to Buyer.
7.9Shared Contracts.
(a)Prior to the Closing, the Parties agree to reasonably cooperate and use their commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to, or Governmental Authority that issued, a Shared Contract set forth on Schedule 4.16(b) to enter into or to grant, any new agreements, bifurcations or consents as are reasonably necessary to permit the Companies, the Seller and their respective Affiliates to, on an independent basis following the Closing, derive those benefits, and to assume any obligations and economic burdens related to such benefits, as each such Person derives from such Shared Contract immediately prior to the Closing.
(b)If, on the Closing Date, any such third party or Governmental Authority agreement, bifurcation or consent is not obtained, the Parties shall, for a period of two years from the Closing Date, (i) continue to use commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty or Governmental Authority to such Shared Contract to enter into or to grant, any such new agreements, bifurcations or consents and (ii) cooperate reasonably following the Closing in a mutually acceptable arrangement under which the Companies, the Seller and their respective Affiliates would, where commercially reasonable and in compliance with applicable Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of such Shared Contract, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at the expense) of the Buyer, the Seller or any of their respective Affiliates, as applicable, that is an intended beneficiary thereof pursuant to this Section 7.9. From and after the second anniversary of the Closing Date, none of the parties hereto nor any of their respective Affiliates shall have any further obligation to the other parties hereto or any of their respective Affiliates in respect of any Shared Contract.
7.10Special Indemnities; Specified Agreement.
(a)Subject to the limitations set forth in this Section 7.10, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Specified Pre-Closing Losses (as defined in Schedule 7.10). Subject to the limitations set forth in this Section 7.10, from and after the Closing, the Buyer shall, and shall cause the Companies to, indemnify and hold harmless the Seller and its Affiliates and their respective equity holders, directors, managers, officers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Specified Post-Closing Losses (as defined in Schedule 7.10).
(b)The Buyer shall give the Seller prompt written notice of any Specified Pre-Closing Claim of which the Buyer receives written notice; provided, that any failure to give such notice shall not relieve the Seller of its obligations under this Section 7.10 except to the extent the Seller is materially prejudiced by such failure. The Seller shall have the right (but not the obligation) to assume and control the defense and settlement of any Specified Pre-Closing Claim at its expense with counsel of its choosing (such counsel to be reasonably acceptable to Buyer); provided, that the Seller shall not settle,

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consent to the entry of any judgement or otherwise resolve any Specified Pre-Closing Claim (i) on terms that impose any non-monetary obligation (including any admission of liability or wrongdoing) on any Buyer Indemnified Party or (ii) in a manner that does not include (A) an unconditional release of the Buyer Indemnified Parties (including the Companies) of all Liabilities with respect to such Specified Pre-Closing Claim and (B) payment by Seller of all obligations under such settlement, consent or resolution, in each case, without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Seller shall not be entitled to assume and control the defense of a Specified Pre-Closing Claim (and the Buyer Indemnified Party shall be entitled to maintain or assume control of the defense of such Specified Pre-Closing Claim) if (i) the Specified Pre-Closing Claim would impose criminal liability or damages or (ii) the Specified Pre-Closing Claim seeks an injunction or other equitable relief against the Buyer Indemnified Party. The Seller may participate in the defense of any Specified Pre-Closing Claim at its own expense. If the Seller has assumed the defense of a Specified Pre-Closing Claim in accordance with the terms hereof, the Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Buyer other than the reasonable fees and expenses of such separate counsel (i) that are incurred prior to the date the Seller assumes control of such defense and (ii) if separate counsel is necessary to avoid an actual conflict of interest because the Seller and the Buyer Indemnified Party have different, conflicting, or adverse legal positions or interests with respect to such Specified Pre-Closing Claim. The Seller shall give the Buyer prompt written notice of any Specified Post-Closing Claim of which the Seller receives written notice; provided, that any failure to give such notice shall not relieve the Buyer of its obligations under this Section 7.10 except to the extent the Buyer is materially prejudiced by such failure. The Buyer shall have the right (but not the obligation) to assume and control the defense and settlement of any Specified Post-Closing Claim at its expense with counsel of its choosing (such counsel to be reasonably acceptable to Seller); provided, that the Buyer shall not settle, consent to the entry of any judgement or otherwise resolve any Specified Post-Closing Claim (i) on terms that impose any non-monetary obligation (including any admission of liability or wrongdoing) on any Seller Indemnified Party or (ii) in a manner that does not include (A) an unconditional release of the Seller Indemnified Parties of all Liabilities with respect to such Specified Post-Closing Claim and (B) payment by Buyer of all obligations under such settlement, consent or resolution, in each case, without the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Buyer shall not be entitled to assume and control the defense of a Specified Post-Closing Claim (and the Seller Indemnified Party shall be entitled to maintain or assume control of the defense of such Specified Post-Closing Claim) if (i) the Specified Post-Closing Claim would impose criminal liability or damages or (ii) the Specified Post-Closing Claim seeks an injunction or other equitable relief against the Seller Indemnified Party. The Buyer may participate in the defense of any Specified Post-Closing Claim at its own expense. If the Buyer has assumed the defense of a Specified Post-Closing Claim in accordance with the terms hereof, the Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Seller other than the reasonable fees and expenses of such separate counsel (i) that are incurred prior to the date the Buyer assumes control of such defense and (ii) if separate counsel is necessary to avoid an actual conflict of interest because the Buyer and the Seller Indemnified Party have different, conflicting, or adverse legal positions or interests with respect to such Specified Post-Closing Claim.
(c)The Buyer shall, and shall cause the Companies to, use commercially reasonable efforts to cooperate with the Seller in the defense and resolution of any Specified Pre-Closing Claim (including by providing reasonable access to relevant personnel and records), in each case subject to applicable Law and the Access Limitations. Notwithstanding anything to the contrary herein, in no event shall any Buyer Indemnified Party be obligated to pursue any indemnification rights under the Specified Agreement, it being the Parties’ intention that the indemnity from the Seller set forth in this Section 7.10 shall be primary to the rights, if any, of the Buyer Indemnified Parties under the Specified Agreement. The Seller shall use commercially reasonable efforts to cooperate with the Buyer in the defense and resolution of any Specified Post-Closing Claim (including by providing reasonable access to relevant personnel and records), in each case subject to applicable Law and the Access Limitations.
(d)Except in the case of Fraud, following the Closing this Section 7.10 sets forth the sole and exclusive remedy of (i) the Buyer Indemnified Parties against the Seller and its Affiliates with

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respect to Specified Pre-Closing Claims and (ii) the Seller Indemnified Parties against the Buyer and its Affiliates (including, after the Closing, the Companies) with respect to Specified Post-Closing Claims.
(e)Any indemnification received under this Section 7.10 shall be treated by the Buyer, the Seller and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Purchase Price.
(f)Nothing in this Section 7.10 shall prejudice the rights of the Seller or any of its Affiliates or Buyer or any of its Affiliates (including, after the Closing, the Companies) under any indemnity or similar agreement with any third party (i.e., a Person other than a Party or any of such Party’s Affiliates) available to the Seller or its Affiliates or the Buyer or its Affiliates (including, after the Closing, the Companies), as applicable.
(g)The Seller shall, at the Buyer’s request and subject to the remainder of this Section 7.10(g), reasonably cooperate with the Buyer (or the applicable Company) in making and pursing a claim by or on behalf of the Buyer Indemnified Parties under the Specified Agreement for any indemnity or other recoveries that may be available thereunder with respect to any Losses other than Specified Pre-Closing Losses incurred by any Buyer Indemnified Party and, if applicable, remitting to Buyer any recoveries received by Seller or any of its Affiliates with respect thereto (net of any reasonable out-of-pocket costs or fees incurred by the Seller and its Affiliates in the performance of their obligations to cooperate under this Section 7.10(g) to the extent not previously reimbursed by the Buyer). The Seller and its Affiliates (i) shall not, without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), (A) settle, release, commute, buyback or otherwise resolve disputes with respect to a claim that the Buyer is permitted to make under this Section 7.10(g) under the Specified Agreement; or (B) terminate, amend, waive or modify in any manner adverse to Buyer or any of the Companies the Specified Agreement, and (ii) shall permit Buyer (or the applicable Company) to control any claim that the Buyer is permitted to make under this Section 7.10(g) under the Specified Agreement. The Buyer shall promptly (and in any event within 10 Business Days after request by the Seller) reimburse the Seller and its Affiliates for any reasonable out-of-pocket costs or fees incurred by the Seller and its Affiliates in the performance of their obligations to cooperate under this Section 7.10(g).
7.11General Release.
(a)Effective upon the Closing, Seller, on Seller’s own behalf and on behalf of the Seller’s Affiliates and its and their respective successors, assigns and any other Person that may claim by, through or under such Person (collectively, the “Seller Releasing Parties”), hereby (i) irrevocably waives, releases, acquits and forever discharges each Company and each of their respective present and former officers, directors, managers, employees and other agents (collectively, the “Company Releasees”) from, any and all Liabilities of any kind or nature whatsoever since the beginning of time and (ii) agrees that no Seller Releasing Party will bring or voluntarily participate in or assist any Action that relates to any matter released pursuant to this Section 7.11. Notwithstanding the foregoing, the Seller Releasing Parties do not waive or release any Retained Rights. Effective upon the Closing, the Company, on its own behalf and on behalf of the other Companies, and their respective successors, assigns and any other Person that may claim by, through or under such Person (collectively, the “Company Releasing Parties” and, together with the Seller Releasing Parties, the “Releasing Parties”), hereby (i) irrevocably waives, releases, acquits and forever discharges the Seller and each of its present and former officers, directors, managers, employees and other agents (collectively, the “Seller Releasees” and together with the Company Releasees, the “Releasees”) from, any and all Liabilities of any kind or nature whatsoever since the beginning of time and (ii) agrees that no Company Releasing Party will bring or voluntarily participate in or assist any Action that relates to any matter released pursuant to this Section 7.11. Notwithstanding the foregoing, the Company Releasing Parties do not waive or release any Retained Rights.
(b)The Releasing Parties understand and agree that the releases provided in Section 7.11(a) extend to all claims released above whether known or unknown, suspected or unsuspected. Each of the Releasing Parties knowingly and voluntarily waives and relinquishes any and all provisions, rights and benefits conferred by or under any provision of Law in any jurisdiction that in any way limits the terms of this Section 7.11 to claims about which a Releasing Party is aware at the time of the execution of this Agreement, including California Civil Code Section 1542 (if applicable) and/or any and all similar

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Laws. It is the intention of the Releasing Parties through this Agreement and with the advice of counsel to fully, finally and forever settle and release the claims set forth above. In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto.
7.12Medical and Workers Compensation Claims.
(a)From and after the Closing until the eighteen (18)-month anniversary of the Closing, Buyer shall be responsible for and reimburse Seller or one of its Affiliates in accordance with the Transition Services Agreement for, all workers compensation claims with respect to any current or former Service Provider that were (i) filed or presented on or before the Closing Date and are unpaid as of the Measurement Time, or (ii) filed or presented after the Closing Date and relate to occurrences or events on or before the Closing Date (the “Pre-Closing WC Claims”). Notwithstanding anything to the contrary in Section 7.5 or elsewhere herein, from and after the eighteen (18)-month anniversary of the Closing, Seller or one of its Affiliates (other than the Companies) shall be responsible for and shall pay all Pre-Closing WC Claims (subject to Buyer’s obligations under and in accordance with the Transition Services Agreement to pay the Remaining Costs (as defined in the Transition Services Agreement) and any corresponding service fees incurred prior to the eighteen (18)-month anniversary of the Closing). The Buyer shall, as reasonably requested by Seller, cooperate with Seller and its Affiliates as reasonably necessary for Seller and its Affiliates to administer any Pre-Closing WC Claims.
(b)Notwithstanding anything to the contrary in Section 7.5 or elsewhere herein or in the Transition Services Agreement or any other Ancillary Document, from and after the Closing, Seller shall be solely responsible for and pay all health care, medical and prescription drug claims or other similar health or welfare claims with respect to any Service Provider or any dependent or beneficiary of any Service Provider eligible for coverage under Seller’s or its Affiliates’ health and welfare policies that were (i) filed or presented on or before the Closing Date and are unpaid as of the Measurement Time, or (ii) filed or presented after the Closing Date and relate to occurrences or events on or before the Closing Date. The Buyer shall, as reasonably requested by Seller, cooperate with Seller and its Affiliates as reasonably necessary for Seller and its Affiliates to administer any such health care, medical, prescription drug or such other health or welfare claims.
Article 8
CLOSING DELIVERABLES
8.1Closing Deliverables of the Seller and the Companies. At the Closing (or, in the case of the Release Documentation, at least three Business Days prior to the Closing Date), the Seller shall deliver, or cause to be delivered, to the Buyer or any other Person designated by the Buyer (unless the delivery is waived in writing by the Buyer), the following documents, in each case duly executed or otherwise in proper form:
(a)an IRS Form W-9 of the Seller; provided, that the Buyer’s only remedy for the Seller’s failure to provide such IRS Form W-9 will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and the Seller’s failure to provide such IRS Form W-9 will not be deemed to be a failure to meet the condition set forth in Section 9.2;
(b)the Release Documentation executed by the applicable lenders, together with any termination statements on Form UCC-3 or other releases reasonably necessary to evidence the satisfaction and release of any Liens on the assets of the Companies arising in connection therewith;
(c)the resignations (in form and substance reasonably satisfactory to the Buyer) of those directors, managers and officers of the Companies of whom the Buyer shall have notified the Seller in writing at least three Business Days prior to the Closing Date;
(d)original certificates representing the Shares, if any, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed; provided, however, that if any certificate representing the Shares has been

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lost, stolen or destroyed, the Seller may deliver or cause to be delivered to the Buyer in lieu thereof a customary affidavit of loss reasonably satisfactory to the Buyer;
(e)the Seller Closing Certificate;
(f)invoices from all payees of Transaction Expenses (other than the Change of Control Obligations) setting forth the amounts necessary to pay off all such Transaction Expenses owed thereto as of the Closing Date;
(g)evidence of the Related Party Transaction Terminations, in form and substance reasonably acceptable to the Buyer;
(h)evidence of the consummation of the Dormant Entity Transfer, in form and substance reasonably acceptable to Buyer;
(i)evidence that the Company has obtained the Tail Policy;
(j)the Escrow Agreement, duly executed by the Seller and the Escrow Agent;
(k)Transition Services Agreement, duly executed by the Seller;
(l)the minute book, equity ledgers and other records of the Companies, to the extent not located at the Companies’ facilities;
(m)evidence of termination of all agreements (if any) regarding voting, transfer or other arrangements related to the Shares that are in effect prior to the Closing;
(n)counterparts to each of the other Ancillary Agreements to which the Seller or any of the Companies is party; and
(o)an IRS Form 8023 (together with any related or comparable forms for state or local Tax purposes that are reasonably requested by the Buyer), duly executed by the Seller, with respect to the Section 338(h)(10) Election.
8.2Closing Deliverables of the Buyer. At the Closing, the Buyer shall pay, or cause to be paid, the Closing Date Payment and other amounts as provided in Section 2.3(b), and shall deliver, or cause to be delivered, to the Seller, or any other Person designated by the Seller (unless the delivery is waived in writing by the Seller), the Buyer Closing Certificate and counterparts to each of the Ancillary Agreements (including the Escrow Agreement, duly executed by the Buyer and the Escrow Agent, and the Transition Services Agreement) to which the Buyer is party, in each case duly executed or otherwise in proper form.
Article 9
CONDITIONS TO CLOSING
9.1Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing (in the waiving Party’s sole discretion, which waiver shall only be effective as to rights of the waiving Party) at or prior to the Closing of the following conditions:
(a)Legal Prohibition. There shall not be in effect any Law or Order restraining, enjoining or otherwise making illegal, and no Action shall pending that could reasonably be expected to restrain, enjoin or otherwise make illegal, the consummation of any of the transactions contemplated by this Agreement.
(b)HSR Act. The waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable Antitrust Law

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shall have expired or otherwise been terminated, and there shall not be in effect any voluntary agreement between Buyer and Seller, on the one hand, and the Federal Trade Commission or the United States Department of Justice, Antitrust Division, on the other hand, pursuant to which Buyer and Seller have agreed not to consummate the transactions contemplated hereby.
9.2Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver in writing by Buyer in its sole discretion at or prior to the Closing of the following additional conditions:
(a)The Seller’s and the Companies’ Representations and Warranties. (i) The Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as though such representations and warranties were made as of the Closing (other than any Seller Fundamental Representation that expressly is made as of a specific date, which Seller Fundamental Representation shall be true and correct on the date so specified, and excluding any failures to be so true and correct that, individually and in the aggregate, are de minimis in nature), (ii) the Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as though such representations and warranties were made as of the Closing (other than any Company Fundamental Representation that expressly is made as of a specific date, which Company Fundamental Representation shall be true and correct on the date so specified, and excluding any failures to be so true and correct that, individually and in the aggregate, are de minimis in nature), (iii) the representation and warranty contained in Section 4.8 shall be true and correct in all respects of the date hereof and as of the Closing as though such representation and warranty was made as of the Closing and (iv) all other representations and warranties contained in Article 3 and Article 4 shall be true and correct in all respects (disregarding all qualifications contained in such representations and warranties relating to materiality, “Seller Material Adverse Effect”, “Company Material Adverse Effect” or any similar qualifier) as of the date hereof and as of the Closing as though such representations and warranties were made as of the Closing (other than any representation or warranty that expressly is made as of a specific date, which representation and warranty shall be true and correct (disregarding all qualifications contained in such representations and warranties relating to materiality, “Seller Material Adverse Effect”, “Company Material Adverse Effect” or any similar qualifier) on the date so specified), except where, with respect to clause (iv) only, the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect or a Company Material Adverse Effect.
(b)Performance by the Seller and the Companies. Each of the Seller and the Companies shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.
(c)Bring-Down Certificate. The Buyer shall have received a certificate (the “Seller Closing Certificate”) dated as of the Closing Date and executed by an executive officer of the Seller certifying that the conditions set forth in Sections 9.2(a), 9.2(b) and 9.2(d) have been satisfied.
(d)No Material Adverse Effect. No Event has occurred or arisen that, individually or in combination with any other Event, has had or would reasonably be expected to have a Seller Material Adverse Effect or Company Material Adverse Effect.
(e)Closing Deliveries. At or prior to the Closing, Buyer shall have received each of the items required to be delivered to it pursuant to Section 8.1.
(f)Dormant Entity Transfer. The Seller shall have consummated the Dormant Entity Transfer.
9.3Additional Conditions to Obligations of the Seller and the Companies. The obligations of the Seller and the Companies to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver in writing by Seller in its sole discretion at or prior to the Closing of the following additional conditions:

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(a)The Buyer’s Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as though such representations and warranties were made as of the Closing (other than any Buyer Fundamental Representation that expressly is made as of a specific date, which Buyer Fundamental Representation shall be true and correct on the date so specified, and excluding any failures to be so true and correct that, individually and in the aggregate, are de minimis in nature) and (ii) all other representations and warranties contained in Article 5 shall be true and correct in all respects (disregarding all qualifications contained in such representations and warranties relating to materiality, “Buyer Material Adverse Effect” or any similar qualifier) as of the date hereof and as of the Closing as though such representations and warranties were made as of the Closing (other than any representation or warranty that expressly is made as of a specific date, which representation and warranty shall be true and correct (disregarding all qualifications contained in such representations and warranties relating to materiality, “Buyer Material Adverse Effect” or any similar qualifier) on the date so specified), except where, with respect to clause (ii) only, the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.
(b)Performance by the Buyer. The Buyer shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.
(c)Bring-Down Certificate. The Seller shall have received a certificate (the “Buyer Closing Certificate” and, collectively with the Seller Closing Certificate, the “Closing Certificates”) dated as of the Closing Date and executed by an executive officer of the Buyer certifying that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied.
(d)Closing Deliveries. At or prior to the Closing, the Seller shall have received each of the items required to be delivered to it pursuant to Section 8.2.
Article 10
POST-CLOSING RECOURSE
10.1Survival of Representations and Warranties and Covenants.
(a)Each of the representations and warranties contained in this Agreement and in any Closing Certificate shall terminate at, and shall not survive, the Closing. Each of the covenants or agreements of the Parties contained in this Agreement shall terminate at, and shall not survive, the Closing, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing (“Surviving Covenants”), which shall continue in full force and effect until the last date on which such covenant or agreement is to be performed.
(b)The survival periods set forth in Section 10.1(a) are in lieu of, and the Parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in Section 10.1(a).
10.2Certain Exceptions. Notwithstanding the foregoing or anything to the contrary herein, nothing herein restricts, waives, releases or otherwise affects the ability of the Buyer or the Seller, as applicable, to seek and obtain any rights, claims, causes of action, remedies, entitlements or recourse available to it (a) in the case of Fraud, (b) arising out of or relating to any covenant or agreement contained in this Agreement that by its terms requires performance after the Closing (including Section 2.4 and Section 7.10), (c) under any Ancillary Agreement (other than the Closing Certificates), (d) under the R&W Insurance Policy, or (e) in the case of any individual who is or was a Post-Transaction Employee with respect to any acts or omissions of such individual occurring contemporaneously with or up to and including the Closing (the “Retained Rights”); provided, that in no event shall the Seller or any of its Affiliates be liable for any amount under this Agreement in excess of the Enterprise Value.

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Article 11
TAX MATTERS
11.1Cooperation on Tax Matters. The Parties shall retain and (upon the other Party’s reasonable request) furnish records and information that are reasonably relevant to any filing of Tax Returns, audit, litigation or other proceeding with respect to Taxes of the Companies and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the Seller shall not be required to provide access to any consolidated, combined or unitary Tax Return filed by the Seller or any of its Affiliates. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Companies relating to any Tax period beginning before the Closing Date, until the expiration of the statute of limitations (and, to the extent notified by any Party in writing prior to such expiration, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority. After the Closing and until the Final Purchase Price has been determined pursuant to Section 2.4 of this Agreement, the Buyer shall not (A) file any amended Tax Return or otherwise modify any Tax Return of any of the Companies for any Pre-Closing Tax Period, (B) initiate any voluntary contact with any Governmental Authority or representative thereof with respect to any Taxes of the Companies for any Pre-Closing Tax Period or that may affect the Tax liability of the Seller for any period, (C) settle or otherwise compromise any examination, audit, or other proceeding with respect to Taxes of the Companies for any Pre-Closing Tax Period, (D) waive, compromise, or otherwise abandon any claim for a refund of, credit to, or other offset to a Tax of the Companies that relates to a taxable period (or portion thereof) ending on or prior to the Closing Date or (E) other than any Tax election or accounting method with respect to newly acquired assets made in the Ordinary Course, make any Tax election (other than the Section 338(h)(10) Election) or change any Tax accounting period or method for the Companies, that has retroactive effect to any Pre-Closing Tax Period, in the case of each of clauses (A) through (E), without the prior written approval of the Seller, which shall not be unreasonably withheld, delayed or conditioned. The Seller shall include, or cause an Affiliate to include, to the extent both permitted under applicable Law and consistent with the historic practice of the Companies, the Companies in any consolidated, combined, unitary or similar Tax Return for any Affiliated Group that includes the Seller or any of its Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, for any Pre-Closing Tax Period and shall timely and properly pay all Taxes shown as due thereon.
11.2Certain Taxes. All transfer, documentary, sales, use, stamp, intangible, registration and other such Taxes (including any penalties and interest) imposed on the sale of the Shares as contemplated by this Agreement (“Transfer Taxes”) shall be borne 50% by the Buyer and 50% by the Seller. The Buyer and the Seller agree to reasonably cooperate in the execution and delivery of all instruments and certificates reasonably necessary to remit and/or minimize the amount of any such Transfer Taxes. The Party required by Law to do so (i) shall pay any such Transfer Taxes when due (or, if the other Party is required to pay such Transfer Taxes, shall promptly reimburse the other Party for its share of such Transfer Taxes within ten days of receipt of written request from the other Party for such Transfer Taxes) and (ii) shall timely file, or cause to be timely filed, any Tax Returns for such Taxes as required by Law and shall notify the other Party when such filings have been made.
11.3Allocation of Straddle Period Taxes. In any case where applicable Law does not permit the Companies to treat the Closing Date as the last day of the Tax period, the amount of Taxes or Tax Refunds that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall: (i) in the case of Taxes other than Taxes based upon or related to income, payroll, sales or receipts (including, for the avoidance of doubt, any Income Taxes), be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of Taxes that are based upon or related to income, payroll, sales or receipts (including any Income Taxes), be deemed to be equal to the amount that would be payable if the Tax period ended at the end of the day on the Closing Date. Notwithstanding the foregoing, any Taxes relating to any transactions by the Companies not in the Ordinary Course (and not otherwise expressly contemplated by this Agreement) that occur after the time of the Closing on the Closing Date and are not otherwise expressly contemplated by this Agreement shall be treated as occurring on the day after the Closing Date. The Seller shall not, and shall not permit any of

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its Affiliates to, make any election to reduce the tax basis of the Companies’ assets in connection with the transactions contemplated by this Agreement.
11.4Tax Sharing Agreements. The Seller and its Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, shall terminate all Tax Sharing Agreements, other than any Tax Sharing Agreement solely between two or more of the Companies, as of the Closing Date, such that none of the Companies shall be bound thereby or have any right or Liability thereunder.
11.5Special Tax Indemnities. The Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against, and pay or reimburse the Buyer for, any and all Losses asserted against or suffered, sustained or incurred by any Buyer Indemnified Party to the extent arising out of or related to (a) any Taxes of any member (other than any of the Companies) of any Affiliated Group of which any of the Companies is a member prior to the Closing and the common parent of which is or was the Seller or an Affiliate of the Seller, and that are imposed on any of the Companies pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding, similar or analogous provision of state, local, or non-U.S. Law) and/or (b) the Arcosa Inc. consolidated group’s ongoing unclaimed property audit and related voluntary disclosure processes in the State of Delaware. The indemnities described in this Section 11.5 shall survive until 60 days after the expiration of the applicable statute of limitations (giving effect to any extension or waiver) for the relevant Taxes. No Buyer Indemnified Party shall be entitled to recover more than once for any Losses described in this Section 11.5, and the Buyer Indemnified Parties shall, upon the reasonable written request and expense of the Seller, use commercially reasonable efforts to obtain any available refunds (or credits in lieu of refund) of Taxes for which an indemnification payment was made pursuant to this Section 11.5, but only to the extent (x) the Companies did not have an obligation to pay such refund or credit to any Person other than another Company which obligation was in effect prior to the Closing, (y) such refund or credit did not arise from the carryback of a net operating loss or other Tax attribute arising solely from a taxable period beginning after the Closing and (z) such refund or credit was not already included in the calculation of Indebtedness or as a current asset in Net Working Capital, each as finally determined pursuant to Section 2.04. The Seller shall be entitled to any such refunds or credits described in the preceding sentence, and the Buyer shall promptly pay (or cause the Companies to promptly pay) to the Seller the amount of any such refunds or credits (net of reasonable costs and any Taxes imposed on the receipt or accrual thereof); provided that if any such refund or credit for which a payment is made pursuant to this Section 11.5 is subsequently disallowed in whole or in part, the Seller shall promptly repay to the Buyer any amounts paid to the Seller pursuant to this Section 11.5 with respect to the disallowed portion of such credit or refund.
11.6Section 338(h)(10) Elections. The Seller shall, with respect to the Company, (i) join with the Buyer in making an election under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder (and any comparable election under state or local Law) (the “Section 338(h)(10) Election”) and (ii) make a protective election under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any comparable election under state or local Law) (the “Section 336(e) Election” and, together with the Section 338(h)(10) Election, the “Tax Elections”). Notwithstanding anything to the contrary in this Agreement, the Buyer and the Seller agree to cooperate fully with each other in the making of the Tax Elections, including participating in the timely filing of IRS Form 8023, the binding agreement and section 336(e) election statement set forth in Treasury Regulations Section 1.336-2(h)(3) and related or comparable forms for state or local Tax purposes (collectively, the “Tax Election Forms”). The Buyer and the Seller shall file all Tax Returns consistently with the Tax Elections and the Tax Election Forms and shall not take any position that is inconsistent with the Section 338(h)(10) Election and the Tax Election Forms, unless otherwise required by a “determination” as defined in Section 1313(a) of the Code.
11.7Allocation of Purchase Price. No later than 30 days following the determination of the Closing Date Net Working Capital, the Buyer shall prepare and provide to the Seller a proposed allocation of the Purchase Price (along with other items of consideration for U.S. federal income tax purposes) among the assets of the Company and Arcosa Marine Components, LLC and the restrictive covenants set forth in Section 7.4 in accordance with the principles set forth in Exhibit G (as finally determined, and subject to any further amendment, in each case pursuant to this Section 11.7, the “Allocation”) for the Seller’s review and comment. The Seller shall have 30 days to review the determinations set forth in the Allocation. At the Seller’s request, the Buyer shall (x) reasonably

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cooperate and assist, and shall cause its representatives to assist, the Seller and its representatives in the review of the proposed Allocation and (y) provide the Seller and its representatives with any information reasonably requested by them in connection with the allocation. If the Seller disagrees with any determinations set forth on the Allocation (the sole permissible basis for which is that the Allocation was not prepared in accordance with this Section 11.7), the Seller shall deliver a written notice to the Buyer setting forth its objections. Unless the Seller delivers such notice to the Buyer within the 30 day review period, the Seller shall be deemed to have accepted the determinations set forth in the Allocation. If the Seller delivers the notice to the Buyer within the 30 day review period, the Buyer and the Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed determinations. Any dispute between the Buyer and the Seller shall be resolved by the Accounting Firm (whose determination with respect to any remaining amount in dispute shall be limited to whether the Buyer’s or the Seller’s position better reflects the principles of this Section 11.7) in accordance with the dispute resolution mechanism set forth in Section 2.4(c). In case of any adjustment to the Purchase Price (or any other item of consideration for U.S. federal income tax purposes), requiring an amendment to the Allocation, the Buyer shall amend the Allocation in accordance with the principles set forth in this Section 11.7 and provide such amended allocation to the Seller (which, subject to the dispute resolution provisions set forth in this Section 11.7, shall become the Allocation). The Parties agree not to take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with this Section 11.7, unless otherwise required by a “determination” as defined in Section 1313(a) of the Code.
11.8Dormant Entities. The Parties agree that the value of the Equity Securities of the Dormant Entities is $0 and shall file all Tax Returns consistently with and not take any position inconsistent with such agreed valuation, unless required by a “determination” as defined in Section 1313(a) of the Code.
Article 12
TERMINATION
12.1Termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as follows:
(a)by the mutual written agreement of the Buyer and the Seller;
(b)by the Seller or the Buyer if a Law is enacted, adopted, promulgated or enforced that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any final and non-appealable Order of any Governmental Authority having competent jurisdiction;
(c)by the Buyer or the Seller, if the Closing does not occur on or before 5:00 p.m. Central Time on June 24, 2026 (the “Outside Date”); provided, that if at such time all conditions to Closing have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time) other than the conditions set forth in Section 9.1(a) (solely with respect to the HSR Act) or Section 9.1(b) (solely with respect to the HSR Act), then the Outside Date shall be automatically extended to the earlier of (x) November 21, 2026 and (y) such time as the Remedial Action Losses exceed $5,000,000.00 in the aggregate; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to Buyer if Buyer is in material breach, or to Seller if Seller or any of the Companies is in material breach, of any of its covenants or other agreements set forth in this Agreement and such material breach is the primary cause of the failure of the Closing to occur by such date;
(d)by the Seller, if (i) the Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 9.3(b) would not be satisfied if such breach or failure to perform were occurring on the Closing Date or (ii) there exists a breach of or inaccuracy in any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 9.3(a) would not be satisfied if such breach or inaccuracy were occurring on the Closing Date and, in the case of each of clauses (i) and (ii) above, such breach, inaccuracy or failure to perform has not

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been waived in writing by the Seller in its sole discretion or cured by the Buyer within 30 days after receipt of written notice thereof (or any shorter period of time that remains between the date of receipt of written notice thereof and the Outside Date) or is incapable of being cured by the Buyer by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(d) shall not be available to the Seller if the Seller or any of the Companies is in breach of any of its representations, covenants or agreements set forth in this Agreement such that the closing conditions set forth in Section 9.2(a) or 9.2(b) would not be satisfied if such breach were occurring on the Closing Date and such breach has not been waived in writing by the Buyer in its sole discretion;
(e)by the Buyer, if (i) the Seller or any of the Companies has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 9.2(b) would not be satisfied if such breach or failure to perform were occurring on the Closing Date; or (ii) there exists a breach of or inaccuracy in any representation or warranty of the Seller or any of the Companies contained in this Agreement such that the closing condition set forth in Section 9.2(a) would not be satisfied if such breach or inaccuracy were occurring on the Closing Date and, in the case of each of clauses (i) and (ii) above, such breach, inaccuracy or failure to perform has not been waived in writing by the Buyer in its sole discretion or cured by the Seller or the applicable Company within 30 days after receipt of written notice thereof (or any shorter period of time that remains between the date of receipt of written notice thereof and the Outside Date) or is incapable of being cured by the Seller or the applicable Company by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to the Buyer if it is in breach of any of its representations, covenants or agreements set forth in this Agreement such that the closing conditions set forth in Section 9.3(a) or 9.3(b) would not be satisfied if such breach were occurring on the Closing Date and such breach has not been waived in writing by the Seller in its sole discretion; and
(f)by the Seller, if (i) the Specified Period has expired and the Closing shall not have occurred on or before the date required by Section 2.3, (ii) all of the conditions set forth in Sections 9.1 and 9.2 have been and continue to be satisfied or waived in writing by Buyer in its sole discretion (other than those conditions which by their nature are to be satisfied at the Closing, and which are, at the time of the termination of this Agreement, capable of satisfaction at the Closing), (iii) the Seller has irrevocably confirmed by written notice to the Buyer that (x) all conditions set forth in Section 9.3 have been satisfied (other than those conditions which by their nature are to be satisfied at the Closing) or that the Seller is irrevocably waiving any unsatisfied conditions set forth in Section 9.3 for the purpose of consummating the Closing, (y) the Seller and the Companies stand ready, willing and able to consummate the transactions contemplated by this Agreement, and (z) if the Buyer complies with its obligations hereunder, then the Closing would occur in accordance with the terms hereof, (iv) the Closing shall not have been consummated by the Buyer within three Business Days after delivery of such notice and (v) during such period, all of the conditions set forth in Sections 9.1 and 9.2 have been and continue to be satisfied or waived in writing by Buyer in its sole discretion (other than those conditions which by their nature are to be satisfied at the Closing, and which are, at the time of the termination of this Agreement, capable of satisfaction at the Closing) and Seller and the Companies have remained ready, willing and able to consummate the Closing in accordance with the terms hereof.
12.2Procedure for Termination. A Party terminating this Agreement pursuant to Section 12.1 shall give written notice thereof (specifying the subsection of Section 12.1 pursuant to which such termination is being made and describing in reasonable detail the basis therefor) to each other Party specified herein, whereupon, subject to Section 12.3, this Agreement shall terminate and the transactions contemplated herein shall be abandoned without further action by any Party.
12.3Effect of Termination.
(a)Notwithstanding anything to the contrary in this Agreement, in the event of a valid termination of this Agreement pursuant to Section 12.1, this Agreement will become void and of no effect, without any Liability or obligation on the part of the Buyer, the Companies or the Seller or any of their respective officers, directors, shareholders, managers, members or partners, and all rights and obligations of any Party shall cease, except (i) this Section 12.3 and the provisions of Section 6.2 relating to confidentiality, Section 6.3 relating to public announcements, Article 13 (other than Sections 13.15,

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13.18 and 13.19) and all definitions herein necessary to interpret any of the foregoing provisions shall survive any termination of this Agreement and (ii) subject to Section 12.3(d), nothing herein shall relieve any Party from any liabilities or damages arising out of a Willful Breach or Fraud, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.
(b)In the event that this Agreement is validly terminated by (A) the Seller in accordance with Section 12.1(f), (B) the Buyer at a time when the Seller may terminate this Agreement in accordance with Section 12.1(f) (which, for the sake of clarity, shall mean all conditions set forth in clause (i) through clause (v) of Section 12.1(f) shall have been satisfied at or prior to such time), or (C) the Seller and the Buyer concurrently (other than pursuant to Section 12.1(a)) at a time when the Seller may terminate this Agreement in accordance with Section 12.1(f) (which, for the sake of clarity, shall mean all conditions set forth in clause (i) through clause (v) of Section 12.1(f) shall have been satisfied at or prior to such time) (clauses (A) through (C), a “Qualified Termination”), then the Buyer shall, as promptly as reasonably practicable (and, in any event, within ten Business Days) following such Qualified Termination, pay or cause to be paid $18,000,000 (the “Termination Fee”) to, or as directed by, the Seller by wire transfer of immediately available funds.
(c)The Parties acknowledge that (i) the agreements contained in this Section 12.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but rather is liquidated damages, in a reasonable amount that will compensate the Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without the agreements contained in this Section 12.3, the Parties would not enter into this Agreement. Accordingly, (i) if the Buyer fails promptly to pay the Termination Fee when due and the Seller commences a suit that results in a final and non-appealable judgment from a court specified in Section 13.7 against the Buyer for payment of the Termination Fee, the Buyer shall pay to the Seller its reasonable costs and expenses (including reasonable attorney fees) in connection with such suit, together with interest on the amount of the Termination Fee included in the judgment against the Buyer at the prime rate of interest reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment (such fees, expenses and interest, “Collection Costs”); or (ii) the Seller commences a suit that results in a final and non-appealable judgment from a court specified in Section 13.7 in favor of the Buyer determining that the Termination Fee is not due, the Seller shall pay to the Buyer its reasonable costs and expenses (including reasonable attorney fees) in connection with such suit. Notwithstanding anything to the contrary herein, in no event shall the Buyer be required to pay the Termination Fee on more than one occasion whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times or upon the occurrence of different events.
(d)Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement (including the Financing Commitments), the Parties agree that: (i) prior to the Closing, the right to bring an action under the Confidentiality Agreement with respect to a breach of the Confidentiality Agreement, to seek reimbursement or indemnification from the Buyer that may arise pursuant to, and subject to the terms and conditions of, Section 6.7(g), and to either seek specific performance of Buyer’s obligations hereunder subject to the limitations set forth in Section 13.15(b) or terminate this Agreement in accordance with Section 12.1 and if (x) such termination was a Qualified Termination, receive the Termination Fee plus, if applicable, Collection Costs thereon in accordance with Section 12.3(b) and Section 12.3(c) or (y) such termination was pursuant to Section 12.1(b)(i) on the basis of a Willful Breach by the Buyer, seek to recover money damages (and no other damages) caused by such Willful Breach by Buyer up to a maximum aggregate amount equal to the amount of Termination Fee (a “Willful Breach Claim”), shall be the sole and exclusive remedies of the Seller, the Companies or any of their respective Affiliates or any former, current or future general or limited partners, stockholders, equity holders, members, beneficiaries, managers, directors, officers, employees or representatives of any of the foregoing (collectively, “Company Related Parties”) against any of the Buyer, Equity Investor, the Debt Financing Sources and any of their respective Affiliates and any former, current or future general or limited partners, stockholders, equity holders, members, financing sources, managers, directors, officers, employees, controlling persons, agents, representatives or assignees of any of the foregoing (collectively, the “Buyer Related Parties”) by reason of, resulting from, arising out of or otherwise related to (A) the failure of the transactions contemplated hereby to be consummated, (B) any misrepresentation, breach or

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failure to perform by any Buyer Related Party (knowing, willful or otherwise, including any Willful Breach) under this Agreement or any Ancillary Agreement (including the Financing Commitments) or (C) otherwise in connection with this Agreement or any Ancillary Agreement (including the Financing Commitments), the transactions contemplated hereby and thereby or any matter forming the basis for termination hereof (clauses (A) through (C), collectively, the “Transaction Related Matters”), and without limiting the generality of the foregoing, Seller, on its own behalf and on behalf of the other Company Related Parties, hereby irrevocably and unconditionally releases and waives, and in no event shall any Company Related Party seek or obtain, nor shall they permit any of their Representatives or any other Person on their behalf to seek or obtain, any other recourse, remedy, right, recovery, judgment, or damages of any kind through any legal action sounding in contract, contribution, tort, strict liability or any other legal theory with respect to any Transaction Related Matter; (ii) in the event that the Agreement is terminated by the Seller in circumstances where (A) the Termination Fee becomes due and payable in accordance with Section 12.3(b), upon the payment of the Termination Fee plus, if applicable, Collection Costs thereon in full or (B) the Seller is permitted to make a Willful Breach Claim, upon the payment by or on behalf of the Buyer to the Seller of all amounts owed by the Buyer under a final settlement among the parties with respect to such Willful Breach Claim or a final and non-appealable judgment from a court specified in Section 13.7 against Buyer with respect to such Willful Breach Claim, in each case of clause (A) and clause (B), the Buyer Related Parties shall have no further Liability to any Company Related Party or other Person with respect to any Transaction Related Matter; and (iii) for the avoidance of doubt, under no circumstances shall the Seller, the Company or any other Person be permitted or entitled to more than one of (A) the Termination Fee, (B) money damages with respect to a Willful Breach Claim and (C) the consummation of the Closing.
(e)Without limiting the generality of the foregoing, Seller on its own behalf and on behalf of its other Company Related Parties, hereby agrees that it and they shall be bound by all of the provisions of Section 8 of the Limited Guarantee, which are hereby incorporated by reference herein.
Article 13
MISCELLANEOUS
13.1No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except with respect to (a) the provisions of Section 2.1, Section 7.2(e), Section 7.3, Section 7.10, Section 7.11, Section 11.5, Section 12.3(d) and Section 13.20, (b) to the extent necessary to enforce the foregoing, this Article 13 and (c) the definitions of the terms used in any of the foregoing, in each case, which shall inure to the benefit of the Buyer Indemnified Parties, the Releasees, directors and officers, the Buyer Related Parties and the Debt Financing Source Parties, as applicable, who are intended to be third-party beneficiaries thereof and may enforce such provisions directly.
13.2Entire Agreement. This Agreement and the Ancillary Agreements and the Confidentiality Agreements (and the schedules and exhibits hereto and thereto) constitute the entire agreement among the Parties relating to the subject matter hereof and thereof and supersede any prior or contemporaneous understandings, agreements, representations, negotiations, correspondence, undertakings and communications by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.
13.3Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties; provided, however, that nothing in this Agreement shall or is intended to limit the ability of the Buyer to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of the Seller to (a) any Affiliate of the Buyer so long as the Buyer remains liable for any obligations of the Buyer under this Agreement, (b) any direct or indirect purchaser of all or substantially

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all of the assets of Buyer and/or any of the Companies, or (c) any lender to the Buyer and/or any of the Companies as security for borrowings; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.
13.4Counterparts. This Agreement, the Ancillary Agreements and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, may be executed in any number of counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties (it being understood and agreed that delivery of a signed counterpart signature page to this Agreement, the Ancillary Agreements and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, by electronic mail, cloud-based transfer or file transfer protocol in portable document format (“.pdf”) form or other image files, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including DocuSign) shall constitute valid and sufficient delivery thereof).
13.5Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given or made and effective: (a) on the date of transmission, if such notice or communication is sent via electronic mail to the recipient Party’s email address specified in this Section 13.5 (or such other email address as such Party may have given to the other Parties by notice pursuant to this Section 13.5), prior to 5:00 p.m., Eastern Time, on a Business Day; provided that no bounce back or message undeliverable notice is received from the sender thereof, (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via electronic mail to the recipient Party’s email address specified in this Section 13.5 (or such other email address as such Party may have given to the other Parties by notice pursuant to this Section 13.5), (i) at or after 5:00 p.m., Eastern Time, on a Business Day; provided that no bounce back or message undeliverable notice is received from the sender thereof or (ii) on a day that is not a Business Day, (c) one Business Day after deposit with a nationally recognized overnight courier service, (d) three Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested or (e) when personally delivered to the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice pursuant to this Section 13.5) shall be as follows (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain):
If to the Seller (or, prior to the Closing, the Companies):
Arcosa, Inc.
500 N. Akard St., Suite 400
Dallas, TX 75201
Attention:    Mark Elmore
Email:    Mark.Elmore@arcosa.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, TX 75201
Attention:    Robert B. Little
Joe Orien
Telephone:    (214) 698-3260
        (214) 698-3310
Email:        rlittle@gibsondunn.com

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        jorien@gibsondunn.com

If to the Buyer (or, from and after the Closing, the Companies):
ACMP Buyer, LLC
c/o Wynnchurch Capital, L.P.
6250 N. River Road, Suite 10-100
Rosemont, IL 60018
Attention:    Greg Gleason; Michael MacKay
Email:    ggleason@wynnchurch.com; mmackay@wynnchurch.com
with a copy (which shall not constitute notice) to:
Paul Hastings LLP
71 South Wacker Drive, Suite 4500
Chicago, IL 60606
Attention:     Christopher D. Sheaffer
Samuel J. Domjen
Email:     christophersheaffer@paulhastings.com samueldomjen@paulhastings.com

13.6Governing Law. This Agreement and all claims, controversies and disputes arising hereunder or with respect hereto (whether in contract, tort or statute, including all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether now existing or hereafter arising)) shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction or any other Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. Each Party agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Delaware. Each of the Parties waives any right or interest in having the Laws of any other state, including specifically, state law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.
13.7Submission To Jurisdiction; MUTUAL WAIVER OF JURY TRIAL.
(a)Each of the Parties irrevocably (a) consents to submit itself and its property, generally and unconditionally, to the exclusive personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such Action, any Delaware state court sitting in New Castle County, and in each case, the appellate courts having jurisdiction of appeals in such courts, in connection with any matter based upon or arising out of this Agreement, any Ancillary Agreement or any of the transactions contemplated by this Agreement or any Ancillary Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court, (c) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement, any Ancillary Agreement or any of the transactions contemplated by this Agreement or any Ancillary Agreement in any court other than the courts of the State of Delaware, as

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described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court described above), and (d) consents to service being made through the notice procedures set forth in Section 13.5. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 13.5 shall be effective service of process for any Action in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. Each Party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, any Ancillary Agreement or any of the transactions contemplated by this Agreement or any Ancillary Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement hereof and thereof, any claim that it or any other Party is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 13.7(a), that it, its property or any other Party or their property is exempt or immune from jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Action in any such court is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement or any Ancillary Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 13.7(a) is solely for the purpose referred to in this Section 13.7(a) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby in any jurisdiction other than those specified in this Section 13.7(a). A final judgment in any such Action may be enforced in other jurisdictions by Action on the judgment or in any other manner provided by Law.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR INVOLVING ANY DEBT FINANCING SOURCE) OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.7(b).
13.8Amendments. This Agreement may not be amended, modified, waived or supplemented except by an instrument in writing signed by each of the Parties and which makes specific reference to this Agreement.

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13.9Extension; Waiver. At any time, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of any Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements, covenants or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof. No waiver by any Party of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence unless, and to the extent, expressly set forth therein.
13.10Severability. Without limiting Section 7.4(e), if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void, unenforceable or against its regulatory policy for any reason, such provision shall be ineffective in such jurisdiction, without invalidating the remainder of the terms, provisions, covenants and restrictions of this Agreement, which shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination in any jurisdiction that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, if such term, provision, covenant or restriction could be more narrowly drawn so as not to be invalid, illegal, void, unenforceable or against regulatory policy in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn by the court making such determination so as to come as close as possible to the intent of the original term, provision, covenant or restriction, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
13.11Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, all fees, costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring or required to incur such fees, costs or expenses; provided that, if the Closing occurs, the Transaction Expenses shall be borne and paid as provided in this Agreement. For the avoidance of doubt, the fees of the Escrow Agent, the fees incurred in connection with filings under the HSR Act and 50% of the cost of the six-year “tail” policy contemplated by Section 7.3(b) shall be borne by the Buyer. In the event of termination of this Agreement, the obligation of each Party to pay its own fees, costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other (except as otherwise provided in Section 12.3).
13.12Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent.
13.13Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.
13.14Disclosure Schedules. The Disclosure Schedules shall be subject to the following terms and conditions: (a) any item disclosed on any particular part or section of the Disclosure Schedules shall be deemed to be disclosed on another part or section of the Disclosure Schedules to the extent that the relevance of such disclosure to such other part or section of the Disclosure Schedules is reasonably apparent on the face of such disclosure, (b) no disclosure of any matter contained in the Disclosure Schedules shall create an implication that such matter meets any standard of materiality and (c) headings and introductory language have been inserted in the Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

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13.15Specific Performance.
(a)Except as otherwise provided in Section 13.15(b): (i) the Parties agree that, if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other Parties, no adequate remedy at law would exist and damages would be difficult to determine; (ii) it is accordingly agreed that the Buyer, on the one hand, and the Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement; (iii) no Party shall be permitted to raise as a defense that an adequate remedy at law exists; (iv) each of the Parties hereby waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief; and (v) the Parties further agree that (x) by seeking the remedies provided for in this Section 13.15(a), a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages), in the event that the remedies provided for in this Section 13.15(a) are not available or otherwise are not granted, and (y) nothing in this Section 13.15(a) shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 13.15(a) prior to, or as a condition to, exercising any termination right under Article 12.
(b)Notwithstanding anything to the contrary herein or in any Ancillary Agreement (including the Financing Commitments), none of the Seller, the Companies or any other Person shall be entitled to specific performance or any other enforcement of Buyer’s obligations under this Agreement or any Ancillary Agreement to cause the Equity Financing to be funded (or to themselves directly cause the Equity Financing to be funded under the Equity Financing Commitment) or to consummate the Closing (including payment of the Purchase Price or any portion thereof), except solely in the event that (i) the Specified Period has expired and all of the conditions set forth in Sections 9.1 and 9.2 have been and continue to be satisfied (other than those conditions which by their nature are to be satisfied at the Closing, but which are capable of satisfaction, and will be satisfied, at the Closing) and the Seller shall have irrevocably certified the same in writing to the Buyer, (ii) the Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, (iii) the Debt Financing or Alternative Debt Financing has been funded or will be funded if the Equity Financing is funded at the Closing; provided that the Buyer shall not be required to draw down the Equity Financing or to consummate the Closing if the Debt Financing or Alternative Debt Financing is not in fact funded at Closing, (iv) the Closing will occur substantially simultaneously with the drawdown of the Debt Financing or Alternative Debt Financing if specific performance is granted and the Equity Financing is funded and (v) the Seller has irrevocably confirmed in writing that it stands ready, willing and able to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and if specific performance is granted and such Equity Financing (if then unfunded) and Debt Financing or Alternative Debt Financing are funded, then the Closing will occur. Notwithstanding anything to the contrary herein, while the Seller may pursue both a grant of specific performance of the type provided in the preceding sentence and the payment of the Termination Fee under Section 12.3(b), under no circumstances shall the Companies or the Seller be permitted or entitled to receive both a grant of specific performance pursuant to this Section 13.15(b) and payment of the Termination Fee.
13.16Limited Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Each Party covenants, agrees and acknowledges that, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, direct or indirect equity holder, controlling person, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing and none of such Persons shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement (whether for

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indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
13.17Representation of the Seller.
(a)The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Companies) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller and for the Companies in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.
(b)Only the Seller, the Companies and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Companies) acknowledges and agrees that all confidential communications between the Seller, the Companies and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Companies), and not the Companies, and shall not pass to or be claimed, held or used by the Buyer or the Companies upon or after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, subject to Section 13.17(e), (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or such files to the Buyer (or, after the Closing, the Companies) by reason of any attorney-client relationship between Gibson Dunn and the Companies or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller and its Affiliates; provided that such representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications).
(c)The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Companies) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller, the Companies and their respective Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Companies) expressly consents to Gibson Dunn’s representation of the Seller and/or its Affiliates in any post-Closing matter relating to the transactions contemplated by this Agreement, including in which the interests of the Buyer and the Companies, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse.
(d)From and after the Closing, the Companies shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Companies to represent the Companies after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller consents in writing to such engagement. Any such representation of the Companies by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Companies in order to represent or continue so representing the Seller.
(e)Seller and the Buyer consent to the arrangements in this Section 13.17 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn expressly permitted under this Section 13.17.
(f)Notwithstanding anything to the contrary in this Agreement or otherwise, (i) in the event that a dispute arises after the Closing between the Buyer, any of the Companies or any of their Affiliates, on the one hand, and a third party (other than Seller and its Affiliates), on the other hand, the Buyer, such Company and/or such Affiliate may assert the attorney-client privilege, the work product privilege or any other applicable privilege or immunity to prevent disclosure of any attorney-client

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privileged communications to such third party; provided that none of the Buyer, any of the Companies and/or such Affiliate may waive any such privilege without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed); (ii) nothing in this Section 13.17 shall be deemed to limit any right of the Buyer, any of the Companies or any of their Affiliates to obtain any information (including, for the sake of clarity, any communications between Seller and its Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement) in connection with any dispute among the parties to the extent permitted by the applicable rules of discovery (taking into account the attorney-client privilege retained by Seller and its Affiliates (other than the Companies) under this Section 13.17); and (iii) nothing contained in this Section 13.17 shall be deemed to expand the scope of attorney-client privilege or attorney work-product privilege to any communication that is not otherwise subject to attorney-client privilege or attorney work-product privilege but rather provide that any such attorney-client privilege or attorney work-product privilege that exists shall belong solely to Seller and its Affiliates (other than the Companies) from and after the Closing.
13.18Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Companies and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Companies and other information. The Buyer acknowledges and agrees that (i) neither the Seller nor the Companies nor any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Seller or the Companies made available in connection with the Buyer’s investigation of the Companies and (ii) the Seller, the Companies and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom, in each case of clauses (i) and (ii), except as set forth in Article 3 and Article 4 and in the Ancillary Agreements. The Buyer acknowledges and agrees that it has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller, the Companies or any their respective Affiliates or Representatives, except as set forth in Article 3 and Article 4 and in the Ancillary Agreements. Except with respect to the representations and warranties set forth in Article 3 and Article 4 and in the Ancillary Agreements, the Buyer acknowledges and agrees that neither the Seller nor the Companies nor any of their respective Affiliates or Representatives shall have or be subject to any liability to the Buyer, any of its Affiliates or Representatives or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. The Buyer acknowledges and agrees that neither the Seller nor the Companies nor any of their respective Affiliates or Representatives is making any representation or warranty, express or implied, with respect to any estimates, projections or forecasts involving the Companies, in each case, except as set forth in Article 3 and Article 4 and in the Ancillary Agreements. Except with respect to the representations and warranties set forth in Article 3 and Article 4 and in the Ancillary Agreements, the Buyer acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges and agrees that, should the Closing occur, the Buyer shall acquire the Companies on an “as is” and “where is” basis, except as otherwise set forth in Article 3 and Article 4 and in the Ancillary Agreements (and subject to Section 10.1 and Section 10.2). The Buyer acknowledges and agrees that the representations and warranties set forth in Article 3 and Article 4 and in the Ancillary Agreements are the result of arms’ length negotiations between sophisticated parties.
13.19Seller’s Investigation and Reliance. The Seller is a sophisticated seller and has made its own independent investigation, review and analysis regarding the Buyer, its Affiliates and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Seller together with expert advisors, including legal counsel, that it has engaged for such purpose. The Seller and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Buyer and its Affiliates and other information. The Seller

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acknowledges and agrees that (i) neither the Buyer nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Buyer or its Affiliates made available in connection with the Seller’s investigation of the Buyer and its Affiliates and (ii) the Buyer and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom, in each case of clauses (i) and (ii), except as set forth in Article 5 and in the Ancillary Agreements. The Seller acknowledges and agrees that it has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Buyer or any its Affiliates or Representatives, except as set forth in Article 5 and in the Ancillary Agreements. Except with respect to the representations and warranties set forth in Article 5 and in the Ancillary Agreements, the Seller acknowledges and agrees that neither the Buyer nor any of its Affiliates or Representatives shall have or be subject to any liability to the Seller, any of its Affiliates or Representatives or any other Person resulting from the distribution to the Seller, or the Seller’s use of, any information, documents or materials made available to the Seller, whether orally or in writing, in expectation of, or in connection with, the transactions contemplated by this Agreement. The Seller acknowledges and agrees that neither the Buyer nor any of its Affiliates or Representatives is making any representation or warranty, express or implied, with respect to any estimates, projections or forecasts involving the Buyer or its Affiliates, in each case, except as set forth in Article 5 and in the Ancillary Agreements. The Seller acknowledges and agrees that the representations and warranties set forth in Article 5 and in the Ancillary Agreements are the result of arms’ length negotiations between sophisticated parties.
13.20Provisions for the Benefit of the Debt Financing Sources and Debt Financing Source Parties.
(a)Notwithstanding anything to the contrary contained in this Agreement, (i) neither the Seller nor any of its Affiliates or their respective Representatives shall have any rights or claims against any Debt Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any representations or warranties made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the Debt Financing, whether at law or equity, in contract, in tort or otherwise and (ii) no Debt Financing Source Party shall have any liability, obligation, commitment or duty to any of the Seller nor any of its Affiliates or their respective Representatives for any obligations or liabilities of any party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the Debt Financing, whether at law or equity, in contract, in tort or otherwise. For the avoidance of doubt, nothing in this Section 13.20 shall affect the Buyer’s or any of its Affiliate’s rights under the Debt Financing Commitments or any definitive agreements related thereto.
(b)Notwithstanding anything to the contrary contained herein, this Section 13.20 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 13.20) may not be amended, supplemented, modified, waived or terminated in a manner that is adverse in any material respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.
(c)Notwithstanding anything to the contrary contained herein, subject in all respects to Section 13.20(a) hereof, any legal suit, action, litigation, proceeding or claim against any Debt Financing Source Party (whether in law or equity or in contract, tort or otherwise) that may be based upon, arise out of or relate to the Debt Financing, the Debt Financing Commitments, this Agreement, the Ancillary Agreements, any Schedules hereto or the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, including as to validity, interpretation and effect, by the internal law of the State of New York.

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(d)NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH OF THE PARTIES (A) AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, INVESTIGATION, SUIT, CLAIM OR PROCEEDING, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE DEBT FINANCING SOURCE PARTIES, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR ANY DEBT FINANCING COMMITMENTS OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN EXCLUSIVELY THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), (B) SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (C) AGREES THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO IT AT ITS ADDRESS PROVIDED IN SECTION 13.5 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST IT FOR ANY SUCH ACTION BROUGHT IN ANY SUCH COURT, (D) WAIVES AND HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT AND (E) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(e)NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE.
(f)Notwithstanding anything to the contrary herein, the Debt Financing Source Parties are intended third party beneficiaries of this Section 13.20 and this Section 13.20 may be enforced by such Persons directly.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.
SELLER:

ARCOSA, INC.

By:    /s/ Kerry Cole
    Name:    Kerry Cole
    Title:    Group President

COMPANY:

ARCOSA MARINE PRODUCTS, INC.

By:    /s/ Kerry Cole
    Name:    Kerry Cole
    Title:    Group President

[Signature Page to Stock Purchase Agreement]

BUYER:

ACMP BUYER, LLC

By:    /s/ Michael MacKay
    Name:    Michael MacKay
    Title:    Vice President and Treasurer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A
Applicable Accounting Principles

EXHIBIT B
Net Working Capital Calculation Illustration

EXHIBIT C
Form of Escrow Agreement

EXHIBIT D
Form of Transition Services Agreement

EXHIBIT E
Financial Statements

EXHIBIT F
R&W Insurance Policy Binder

EXHIBIT G
Allocation Principles